UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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GLU MOBILE INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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GLU MOBILE INC.
500 Howard Street, Suite 300
San Francisco, California 94105

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

NOTICE IS HEREBY GIVEN that an Annual Meeting of Stockholders of Glu Mobile Inc., a Delaware corporation (“Glu,” the “Company,” “we,” “our” and similar terms), will be held on Thursday, June 4, 2015, at 10:00 a.m. Pacific Time, at 500 Howard Street, Suite 300, San Francisco, California (the “Annual Meeting”).  At the Annual Meeting, our stockholders will be asked to consider and vote upon:

1.                                      The election of three Class II directors to Glu’s Board of Directors (the “Board”), each to serve until the Company’s annual meeting of stockholders to be held in 2018 and until his or her successor is elected and qualified, or until his or her death, resignation or removal.

2.                                      Approval of the amendment and restatement of our 2007 Equity Incentive Plan to (i) increase the aggregate number of shares of common stock authorized for issuance under the plan by 13,000,000 shares (ii) extend the term of the plan to June 4, 2025, (iii) increase the number of shares that we may grant to an eligible participant under the 2007 Equity Incentive Plan during any calendar year and (iv) make certain other changes as described in more detail in the proxy statement.

3.                                      The ratification of the appointment of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2015.

4.                                      The transaction of such other business as may properly come before the Annual Meeting or before any adjournment(s) or postponement(s) thereof.

Proposals 1, 2 and 3 are more fully described in the attached proxy statement.  We have not received notice of other matters that may be properly brought before the Annual Meeting.

Only stockholders who owned our common stock at the close of business on April 8, 2015 may vote at the Annual Meeting, or at any adjournment or postponement of the meeting.

This year, we are again using the Internet as our primary means of furnishing proxy materials to stockholders.  Consequently, most stockholders will not receive paper copies of our proxy materials.  We will instead send these stockholders a Notice of Internet Availability of Proxy Materials with instructions for accessing the proxy materials and voting via the Internet.  The Notice also provides information on how stockholders can obtain paper copies of our proxy materials if they so choose.

Your vote is important.  Whether or not you plan to attend the Annual Meeting, please cast your vote, as instructed in the Notice of Internet Availability of Proxy Materials, over the Internet or by telephone, as promptly as possible.  You may also request a paper proxy card to submit your vote by mail, if you prefer.  We encourage you to vote via the Internet.  We believe it is convenient for our stockholders, while significantly lowering the cost of our Annual Meeting and conserving natural resources.

By Order of the Board,

Scott J. Leichtner
Vice President, General Counsel and Corporate Secretary

San Francisco, California
April 21, 2015

IMPORTANT NOTICE REGARDING INTERNET AVAILABILITY OF PROXY MATERIALS:

The Company’s combined Proxy Statement for the 2015 Annual Meeting of Stockholders and the Annual Report to Stockholders for the year ended December 31, 2014 are available online at www.proxyvote.com.  You will need your control number found on your Notice of Internet Availability to access these materials.

GLU MOBILE INC.

PROXY STATEMENT FOR THE 2015 ANNUAL MEETING OF STOCKHOLDERS

Page

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES	1
PROPOSAL NO. 1 — ELECTION OF CLASS II DIRECTORS	4
CORPORATE GOVERNANCE	7
Board Responsibilities and Leadership Structure	7
Insider Trading, Hedging, Pledging and Short Selling Policies	8
Role of the Board in Risk Oversight	8
Director Independence	9
Attendance at Board, Committee and Annual Stockholders Meetings	9
Board Committees and Charters	10
Audit Committee	10
Compensation Committee	10
Nominating and Governance Committee	11
Strategy Committee	11
Compensation Committee Interlocks and Insider Participation	11
DIRECTOR COMPENSATION	11
Overview	11
Director Summary Compensation Table	12
STOCKHOLDER MATTERS	13
Stockholder Communications with Directors	13
Stockholder Recommendations of Director Candidates	13
Stockholder Proposals for the 2016 Annual Meeting of Stockholders	14
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	15
Section 16(a) Beneficial Ownership Reporting Compliance	16
COMPENSATION DISCUSSION AND ANALYSIS	17
COMPENSATION COMMITTEE REPORT	30
EXECUTIVE COMPENSATION	31
Summary Compensation Table	31
Grants of Plan-Based Awards in 2014	32
Outstanding Equity Awards at the End of 2014	34
Option Exercises and Stock Vested in 2014	35
Pension Benefits and Nonqualified Deferred Compensation	36
Potential Payments upon Termination or Change in Control	36
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	39
Review, Approval or Ratification of Transactions with Related Persons	39
Indemnification Agreements	39
PROPOSAL NO. 2 APPROVAL OF AMENDMENT AND RESTATEMENT OF THE 2007 EQUITY INCENTIVE PLAN	40
EQUITY COMPENSATION PLAN INFORMATION	51
Equity Compensation Plan Table	51
Equity Compensation Plans Not Approved by Security Holders	52
AUDIT COMMITTEE REPORT	53
PROPOSAL NO. 3 — RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR ENDING DECEMBER 31, 2015	54
TRANSACTION OF OTHER BUSINESS	55
INCORPORATION OF CERTAIN INFORMATION BY REFERENCE	55
APPENDIX A — SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES	A-1
APPENDIX B — AMENDED AND RESTATED 2007 EQUITY INCENTIVE PLAN	B-1

The information contained in the Compensation Committee Report and the Audit Committee Report of this proxy statement shall not be deemed to be “soliciting material,” to be “filed” with the Securities and Exchange Commission (“SEC”), or to be subject to Regulation 14A or Regulation 14C (other than as provided in Item 407 of Regulation S-K) or to the liabilities of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and shall not be deemed to be incorporated by reference in future filings with the SEC except to the extent that the Company specifically incorporates it by reference into a document filed under the Securities Act of 1933, as amended, or the Exchange Act.

GLU MOBILE INC.
500 Howard Street, Suite 300
San Francisco, California 94105

PROXY STATEMENT FOR THE
2015 ANNUAL MEETING OF STOCKHOLDERS

INFORMATION ABOUT THE MEETING, MEETING MATERIALS, VOTING AND PROXIES

Date, Time and Place of Meeting

The Board of Directors (the “Board”) of Glu Mobile Inc., a Delaware corporation (“Glu,” the “Company,” “we,” “our” and similar terms), is asking for your proxy for use at the 2015 Annual Meeting of Stockholders (the “Annual Meeting”) and at any adjournments or postponements of the meeting.  We are holding the meeting on Thursday, June 4, 2015, at 10:00 a.m. Pacific Time, at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California.  We first released this proxy statement to our stockholders on or about April 21, 2015.

Internet Availability of Proxy Materials

We are pleased to again furnish proxy materials to our stockholders on the Internet, rather than mailing printed copies to each stockholder.  If you received a Notice of Internet Availability of Proxy Materials (“Notice of Internet Availability”) by mail, you will not receive a printed copy of the proxy materials unless you request one.  Instead, the Notice of Internet Availability provides instructions for accessing and reviewing the proxy materials and casting your vote on the Internet.  If you received a Notice of Internet Availability by mail and would like to receive a printed copy of our proxy materials, please follow the instructions included in the Notice of Internet Availability.  We encourage stockholders to take advantage of the electronic availability of the proxy materials to help reduce the expense and environmental impact of the Annual Meeting.  We anticipate that the Notice of Internet Availability will be mailed to stockholders on or about April 21, 2015.

Record Date; Outstanding Shares; Quorum

Only holders of record of our common stock at the close of business on April 8, 2015 (the “Record Date”) will be entitled to notice of and to vote at the Annual Meeting.  As of the close of business on the Record Date, there were 107,832,357 shares of our common stock outstanding and entitled to vote, held of record by approximately 74 stockholders and held beneficially by thousands of additional stockholders.

Pursuant to our Amended and Restated Bylaws (our “Bylaws”), a majority of the outstanding shares of common stock, present in person or by proxy, will constitute a quorum at the Annual Meeting.  We must have a quorum to transact business.  Each stockholder is entitled to one vote for each share of common stock held as of the Record Date.  For ten days before the Annual Meeting, a complete list of stockholders entitled to vote at the Annual Meeting will be available for examination by any stockholder, for any purpose germane to the meeting, during ordinary business hours at our principal executive offices at 500 Howard Street, Suite 300, San Francisco, California 94105.

Voting via the Internet, by Telephone or By Mail

Holders of shares of our common stock whose shares are registered in their own name with our transfer agent, American Stock Transfer and Trust Company, are record holders.  As an alternative to voting in person at the Annual Meeting, record holders may vote via the Internet, by telephone or, for those stockholders who receive a paper proxy card in the mail, by mailing a completed proxy card.

For those record holders who receive a paper proxy card, instructions for voting via the Internet, telephone or by mail are set forth on the proxy card.  Stockholders who elect to vote by mail should sign and mail the proxy card in the addressed, postage paid envelope that was enclosed with the proxy materials, and your shares will be voted at the Annual Meeting in the manner you direct.  All properly executed, returned and unrevoked proxies will be voted in accordance with the instructions indicated on the proxy card.

For those stockholders who receive a Notice of Internet Availability, the notice provides information on how to access your proxy and contains instructions on how to vote via the Internet or by telephone.  If you received a Notice of Internet Availability, you can request a printed copy of your proxy materials by following the instructions contained in the notice.  Stockholders who have elected to receive the 2015 Proxy Statement and Annual Report to Stockholders electronically will receive an email on or about April 23, 2015 with information on how to access stockholder information and instructions for voting.

Signed but unmarked proxies will be voted FOR each director nominee listed on the proxy card, FOR the approval of the amendment and restatement of our 2007 Equity Incentive Plan and FOR the ratification of our independent registered public accounting firm for the year ending December 31, 2015.  The Board does not know of, and does not intend to bring, any business before the Annual Meeting other than that referred to in this proxy statement and specified in the Notice of Annual Meeting.  As to any other business that may properly come before the Annual Meeting, including any motion made for adjournment of the Annual Meeting (including for purposes of soliciting additional votes), signing and returning the proxy card will confer discretionary authority on the proxies (Niccolo M. de Masi and Eric R. Ludwig, who have been designated by the Board) to vote all shares covered by the proxy card in their discretion.

Revoking a Proxy

Any stockholder who has given a proxy may revoke it at any time before it is exercised at the Annual Meeting by (1) filing a written notice of revocation with, or delivering a duly executed proxy bearing a later date to, our Corporate Secretary at 500 Howard Street, Suite 300, San Francisco, California 94105 or (2) attending the Annual Meeting and voting in person (although attending the Annual Meeting will not, by itself, revoke a proxy).

Votes Required

Director elections (Proposal No. 1) will be determined by a plurality of shares of common stock present in person or represented by proxy at the Annual Meeting and entitled to vote on the election of directors.  The vote on the amendment and restatement of our 2007 Equity Incentive Plan (Proposal No. 2) and the ratification of the selection of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015 (Proposal No. 3) each requires the affirmative vote of a majority of the shares of common stock present in person or represented by proxy at the Annual Meeting and voted for or against the matter.

Effect of Abstentions

If a signed proxy is returned and the stockholder has specifically abstained from voting on any matter, the shares represented by such proxy will be considered present at the Annual Meeting for purposes of determining a quorum, but will not be considered to have been voted for or against such matter.  As such, an abstention will have no effect on the election of the three Class II directors to our Board (Proposal No. 1), approval of the amendment and restatement of our 2007 Equity Incentive Plan (Proposal No. 2) or the ratification of our independent registered public accounting firm (Proposal No. 3).

Effect of “Broker Non-Votes”

Brokers, banks or other agents holding shares in street name have discretionary authority to vote shares held for a beneficial owner on “routine” matters, such as the ratification of our independent registered public accounting firm, without instructions from the beneficial owner of those shares.  However, absent instructions from the beneficial owner of such shares, brokers, banks or other agents holding shares in street name do not have discretionary authority to vote shares held for a beneficial owner on certain “non-routine” matters, such as the election of our directors and the amendment and restatement of our 2007 Equity Incentive Plan.

If a signed proxy is returned by a broker, bank or other agent holding shares in street name that indicates that the broker does not have discretionary authority as to certain shares to vote on a proposal (“broker non-votes”), such shares will be considered present at the Annual Meeting for purposes of determining a quorum on all proposals, but will not be entitled to vote on and thus will have no effect on the outcome of any proposal.

Solicitation of Proxies and Expenses

We will bear the cost of soliciting proxies from our stockholders in the form of proxy provided to you.  Our directors, officers and employees, without additional compensation, may solicit proxies by mail, telephone, letter, facsimile, electronically or in person.  Following the original mailing of the proxies and other soliciting materials, we will request that brokers, custodians, nominees and other record holders forward copies of the proxy and other soliciting materials to persons for whom they hold shares of common stock and request authority for the exercise of proxies.  In such cases, we will reimburse such record holders for their reasonable expenses incurred for forwarding such materials.

Voting Results

The preliminary voting results will be announced at the Annual Meeting.  The final voting results will be tallied by our Inspector of Elections and published in a Current Report on Form 8-K to be filed with the SEC within four business days of the Annual Meeting.

Delivery of Voting Materials to Stockholders Sharing an Address

To reduce the expense of delivering duplicate materials to stockholders sharing the same address, we have adopted a procedure approved by the SEC called “householding.”  Under this procedure, certain stockholders of record who have the same address and last name will receive only one copy of the proxy materials sent to stockholders until such time as one or more of these stockholders notifies us that they wish to continue receiving individual copies.  This procedure will reduce duplicate mailings and save printing costs and postage fees, as well as natural resources.

Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact their broker.

How to Obtain a Separate Set of Voting Materials

Stockholders who received a householded mailing this year, and would like to have additional copies of the proxy materials mailed to them, may submit their request to Investor Relations, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105, or call (415) 800-6100.  Stockholders may also contact us at the address or phone number above if they received multiple copies of the Annual Meeting materials and would prefer to receive a single copy in the future.  Stockholders who would like to opt out of householding for future mailings may call 800-690-6903 or send a written request to Investor Relations at the above address.

Annual Report on Form 10-K

A copy of our Annual Report on Form 10-K for the year ended December 31, 2014, including the financial statements, list of exhibits and any exhibit specifically requested, is available without charge upon written request to: Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

PROPOSAL NO. 1

ELECTION OF CLASS II DIRECTORS

Our Board currently consists of seven directors.  Our Restated Certificate of Incorporation and Bylaws provide for a classified Board, divided into three classes.  At each annual meeting of stockholders, successors to the class of directors whose term expires at that annual meeting will be elected for a term to expire at the third succeeding annual meeting.  The individuals so elected will serve until their successors are elected and qualified.

This year, the terms of our three Class II directors, Lorne Abony, Eric R. Ball and Ann Mather, will expire at the Annual Meeting.

The Board has nominated Lorne Abony, Eric R. Ball and Ann Mather to serve as Class II directors, each for a three-year term that is expected to expire at our annual meeting in 2018 or until his or her earlier resignation or removal (the “Board’s Nominees”).  Our Nominating and Governance Committee reviewed the qualifications of the Board’s Nominees and unanimously recommended to the Board that they be submitted to stockholders for election.  You can find the principal occupation and other information about the Board’s Nominees, as well as other Board members, below.

Three of our continuing directors are Class III directors, whose terms will expire at our 2016 annual meeting, and two of our continuing directors are Class I directors, whose terms will expire at our 2017 annual meeting.  The election of our Class II directors will be determined by the three nominees receiving the greatest number of votes from shares eligible to vote on the matter.  Unless a stockholder signing a proxy withholds authority to vote for one or more of the Board’s Nominees in the manner described on the proxy card, each proxy received will be voted for the election of each of the Board’s Nominees.  If any nominee is unable or declines to serve as a director at the time of the Annual Meeting, the proxies will be voted for the nominee or nominees who shall be designated by the present Board to fill the vacancy.  We are not aware that any of the Board’s Nominees will be unable or will decline to serve as a director.

There are no family relationships between any of our directors, nominees or executive officers.  There are also no arrangements or understandings between any director, nominee or executive officer and any other person pursuant to which he or she has been or will be selected as a director and/or executive officer.

The Board recommends that stockholders vote “FOR” the election of
Lorne Abony, Eric R. Ball and Ann Mather as Class II Directors.

Information Regarding Our Nominees and Directors

Nominees for Class II Directors (whose terms expire at the Annual Meeting)

Lorne Abony (Age 45)

Independent Investor

Mr. Abony has served as one of our directors since April 2013, as interim co-Lead Director from July 2014 to December 2014 and as sole Lead Director since December 2014.  From 2008 through October 2013, Mr. Abony was the chief executive officer and chairman of Mood Media Corporation, a public company listed on the Toronto Stock Exchange and the London Stock Exchange that provides in-store media, and he continued to serve on Mood Media’s board of directors through January 2014.  Previously, Mr. Abony co-founded and served as the chief executive officer of FUN Technologies, which was listed on the Toronto Stock Exchange and the London Stock Exchange, that provided online and interactive casual and fantasy sports; co-founded Petopia.com, an online pet supply business; and from 2003 to 2005 served on the board of directors of CryptoLogic Inc., an Ireland-based public company that provides online gambling software.  Mr. Abony has an M.B.A. from Columbia University School of

Business, an L.L.B and J.D. from the International Law Center at the University of Windsor and a B.A. in Philosophy from McGill University.

Mr. Abony’s experience co-founding several high-technology and media companies, his experience in the games and gaming industry and his experience from serving as the chief executive officer of two public companies led the Board to conclude that he should serve as a director.

Eric R. Ball (Age 51)

Senior Vice President and Treasurer, Oracle Corporation

Mr. Ball has served as one of our directors since October 2013.  Mr. Ball serves as Senior Vice President and Treasurer of Oracle Corporation, a position he has held since 2005.  Mr. Ball serves on the Board of Directors of Oracle Japan, a public company listed on the Tokyo Stock Exchange, and the Richard M. Lucas Medical Foundation.  Before joining Oracle, Mr. Ball worked in a variety of headquarters and operating finance roles at Flextronics, Inc., Cisco Systems, Inc., Avery Dennison, and AT&T.  Mr. Ball holds an A.B. in Economics from the University of Michigan, an M.A in Economics/Finance and an M.B.A. from the University of Rochester and a Ph.D. in Management from the Drucker-Ito School of Management.

Mr. Ball’s more than 20 years of experience in finance and operations with technology companies, particularly those larger than Glu, led the Board to conclude that he should serve as a director.  In addition, our Board’s determination, in light of his experience as a finance executive and director overseeing or assessing the performance of companies and public accountants, that Mr. Ball is an “audit committee financial expert” lends further support to his financial acumen and qualifications for serving on our Board.

Ann Mather (Age 55)
Independent Director of and Advisor to Technology and Media Companies

Ms. Mather has served as one of our directors since September 2005.  She has also served as a member of the board of directors of: Google Inc., since November 2005 and serves as chair of its audit committee; Netflix, Inc. since July 2010 and serves as chair of its audit committee; Shutterfly, Inc. since May 2013 and serves on its audit committee; and Arista Networks, Inc. since July 2013 and serves as chair of its audit committee.  Ms. Mather has also been an independent trustee to the Dodge & Cox Funds board of trustees since May 2011.  During the last five years, she also served as a director of MoneyGram International, Inc. from May 2010 to May 2013 and Solazyme, Inc. from April 2011 to November 2014.  From 1999 to 2004, Ms. Mather was Executive Vice President and Chief Financial Officer of Pixar, Inc., a computer animation studio.  Prior to her service at Pixar, Ms. Mather was Executive Vice President and Chief Financial Officer of Village Roadshow Pictures, the film production division of Village Roadshow Limited.  Ms. Mather holds an M.A. from Cambridge University in England.

Ms. Mather’s experience as the Chief Financial Officer of two companies, including a publicly traded company, her international experience gained through several executive positions in Europe and her experience as a director of high technology companies led the Board to conclude that she should serve as a director.

Continuing Class III Directors (whose terms expire at the 2016 Annual Meeting of Stockholders)

Niccolo M. de Masi (Age 34)
President, Chief Executive Officer and Chairman, Glu Mobile Inc.

Mr. de Masi has served as our President and Chief Executive Officer and as one of our directors since January 2010.  Mr. de Masi became interim Chairman of our Board in July 2014 and Chairman in December 2014.  Prior to joining Glu, Mr. de Masi was the Chief Executive Officer and President of Hands-On Mobile, a mobile technology company and developer and publisher of mobile entertainment, from October 2009 to December 2009, and previously served as the President of Hands-On Mobile from March 2008 to October 2009.  Prior to joining Hands-On Mobile, Mr. de Masi was the Chief Executive Officer of Monstermob Group PLC, a mobile entertainment company, from June 2006 to February 2007.  Mr. de Masi joined Monstermob in 2004 and, prior to becoming its Chief Executive Officer, held positions as its Managing Director and as its Chief Operating Officer, where he was responsible for formulating and implementing Monstermob’s growth and product strategy.  Prior to joining Monstermob, Mr. de Masi worked in a variety of corporate finance and operational roles within the technology, media and telecommunications (TMT) sector, beginning his career with JP Morgan on both the TMT debt capital markets and mergers and acquisitions teams in London.  He has also worked as a physicist with Siemens Solar and within the Strategic Planning and Development divisions of Technicolor.  Mr. de Masi holds an M.A. degree in Physics and an MSci. degree in Electronic Engineering—both from Cambridge University.

Mr. de Masi’s experience as our President and Chief Executive Officer, which gives him unique insights into our challenges, opportunities and operations, and his strong background of senior management and executive experience in the mobile gaming and content sectors led the Board to conclude that he should serve as a director.

William J. Miller (Age 69)
Independent Director of and Advisor to Technology Companies

Mr. Miller has served as one of our directors since January 2007, served as co-Chairman of our Board from July 2009 to January 2010 and served as sole Chairman of our Board from January 2010 to July 2014.  Mr. Miller also served as our interim President and Chief Executive Officer from December 2009 until Mr. de Masi assumed this position in January 2010.  Mr. Miller has acted as an independent director and adviser to a number of technology companies since November 1999.  From April 1996 until November 1999, Mr. Miller served as Chairman of the Board and Chief Executive Officer of Avid Corporation, a provider of digital tools for multimedia companies, where he also served as President from September 1996 to January 1999.  Prior to then, he served as Chief Executive Officer and Chairman of the Board of Quantum Corporation, a data storage manufacturer.  He previously held various positions in the data storage, information services and financial services businesses of Control Data Corporation, a computer and data services company.  Mr. Miller also serves as a director of NVIDIA Corporation, Waters Corporation, Digimarc Corporation and Quantance Inc., and during the past five years has also served as a director of Overland Storage, Inc. and ViewSonic Corporation.  Mr. Miller holds a B.A. in speech communications and a J.D. from the University of Minnesota.

Mr. Miller’s experience as the Chief Executive Officer of two publicly traded high technology companies and as a business consultant to technology companies, his experience as a director of high technology companies, and the insights into our business that he gained as our interim President and Chief Executive Officer and as both our co-Chairman and sole Chairman, led the Board to conclude that he should serve as a director.

Continuing Class I Directors (whose terms expire at the 2017 Annual Meeting of Stockholders)

Hany M. Nada (Age 46)
Managing Director, GGV Capital

Mr. Nada has served as one of our directors since April 2005.  Mr. Nada co-founded GGV Capital (formerly Granite Global Ventures) in 2000 and has served as a Managing Director since its inception.  He has also served as Managing Director and Senior Research Analyst at Piper Jaffray & Co., specializing in Internet software and e-infrastructure.  Mr. Nada also serves on the boards of directors of publicly traded Vocera Communications, Inc. and of several privately held companies, including BandPage, Inc., DraftKings, Inc., Heptagon Advanced Micro-Optics Pte. Ltd, Phoenix Labs, Upsight, Inc., Vocera Communications, Inc. and WildTangent, Inc.  In addition, Mr. Nada is an observer on the board of directors of Houzz, Inc. and InVisage Technologies, Inc.  Mr. Nada holds a B.S. in economics and a B.A. in political science from the University of Minnesota.

Mr. Nada’s experience in the venture capital industry, which includes a focus on software, wireless applications, and multimedia, his knowledge of the China market, the expertise and insights into high technology companies that he gained during his tenure as Managing Director and Senior Research Analyst at Piper Jaffray & Co., his experience as a director of high technology companies and his relationship with entities owning a significant percentage of our common stock led the Board to conclude that he should serve as a director.

Benjamin T. Smith, IV (Age 47)
Chief Executive Officer, Wanderful Media

Mr. Smith has served as one of our directors since November 2010 and served as interim co-Lead Director from July 2014 to December 2014.  Mr. Smith has been the Chief Executive Officer of Wanderful Media, a new media shopping company, since April 2012.  Prior to joining Wanderful Media, Mr. Smith served as an independent director of and advisor to technology companies, including in his role as a Venture Partner at Accelerator Venture Capital, where he has served since December 2011.  Previously, Mr. Smith served as the Chairman and Chief Executive Officer of WYBS, Inc. d/b/a MerchantCircle, a leading social network of small business owners, from when he co-founded the company in August 2004 until the company was sold to Reply.com in May 2011.  Mr. Smith served as the Senior Vice President of Corporate Development and a strategic advisor to Borland Software, a vendor of Open Application Lifecycle Management solutions, from March 2005 to October 2007 and the Chief Executive Officer of and an advisor to CodeGear, a division of Borland, from November 2006 to October 2007.  Mr. Smith previously co-founded Spoke Software, a provider of social networking software that connects business professionals, in 2002, and served as its Chief Executive Officer from 2002 to 2004.  Mr. Smith also served the Bush Administration as the Senior Advisor for Strategy and Planning to the Secretary of Transportation from 2001 to 2002.  Prior to then, Mr. Smith was a Vice President and Partner at the strategic consulting firm, A.T. Kearney, and Vice President, Venture Development at EDS after A.T. Kearney was purchased by EDS.  Mr. Smith continues to serve as on the board of directors of Spoke Software and is the Chairman of DealSquare.  In addition, Mr. Smith serves as an advisor or investor in several other private companies and provides advisory services to a number of high-technology companies.  He also advised and led the board of directors of Tapulous Inc., a mobile social gaming company, from its founding in 2009 until its sale to The Walt Disney Co. in July 2010.  Mr. Smith holds an M.B.A. from Carnegie Mellon University’s Tepper School of Business and a B.S. in Mechanical Engineering from the University of California at Davis.

Mr. Smith’s extensive operating and investment experience in the social networking and gaming industries, which includes having co-founded two social networking companies, and his experience as a director of and strategic consultant to high-technology companies led the Board to conclude that he should serve as a director.

CORPORATE GOVERNANCE

Our Board has adopted Corporate Governance Principles that are designed to assist the Board in observing practices and procedures that serve the best interests of the company and our stockholders.  The Nominating and Governance Committee oversees these Corporate Governance Principles and periodically makes recommendations to the Board regarding any changes.  These Corporate Governance Principles address, among other things, our policy on succession planning and senior leadership development, retirement, Board performance evaluations and committee structure.

We maintain a corporate governance page on our company website that includes key information about corporate governance matters, including copies of our Corporate Governance Principles, our Code of Conduct and Business Ethics for all employees, including our senior executive and financial officers, and the charter for each Board committee.  The link to this corporate governance page can be found at www.glu.com/investors.

Board Responsibilities and Leadership Structure

Our Board oversees management’s performance on behalf of our stockholders.  The Board’s primary responsibilities are to (1) select, oversee and determine compensation for our President and Chief Executive Officer who, with senior management, manages our day-to-day operations, (2) monitor management’s performance to assess whether we are operating in an effective, efficient and ethical manner to create value for our stockholders and (3) periodically review our long-range plans, business initiatives, capital projects and budget matters.

The Board and its committees meet throughout the year on a set schedule, and also hold special meetings and act by written consent from time to time as appropriate.  The Board held six meetings during 2014 and acted by unanimous written consent six times.  The independent directors meet without management present at regularly scheduled executive sessions, including that during 2014, the independent directors held executive sessions at a total of four Board meetings.  The Board has delegated certain responsibilities and authority to the committees described below.  Committees report regularly to the full Board on their activities and actions.

The Board designated Mr. de Masi as its interim Chairman in July 2014 and as its Chairman in December 2014.  The Board appointed Mr. de Masi to this role following the decision by Mr. Miller to step down as Chairman; Mr. Miller previously served as co-Chairman of our Board from July 2009 to January 2010 and as sole Chairman of our Board from January 2010 to July 2014.  The Board believes that it should maintain flexibility to select its Chairman and board leadership structure from time to time, and our policies do not preclude the Chief Executive Officer from also serving as Chairman of the Board.  The Board believes that it is currently in the best interest of Glu and its stockholders for Mr. de Masi to serve in both roles in light of his knowledge of Glu and its industry, his role in leading Glu to its strongest revenues and profitability in company history and his strategic vision for continuing to grow the business.  The Board has also established a Lead Director position, which the Board believes provides an appropriate balance in Glu’s leadership.  The Board selected Lorne Abony and Ben Smith as interim co-Lead Directors in July 2014 and Mr. Abony as its sole Lead Director in December 2014.

The role given to the Lead Director helps ensure a strong independent and active Board.  The Lead Director presides over executive sessions of non-management or independent directors, provides input regarding information sent to the Board, serves as liaison between the Chief Executive Officer and the independent directors and regularly advices and assists the Chief Executive Officer.  The Lead Director is also is expected to be a key participant in establishing performance objectives and overseeing the process for the annual evaluation of our Chief Executive Officer’s performance.

Insider Trading, Hedging, Pledging and Short-Selling Policies

Our Insider Trading Policy prohibits our directors, officers, employees and contractors from purchasing or selling Glu securities while in possession of material, non-public information.  In order to ensure that trading is conducted only at times when our directors, officers and certain employees with regular access to confidential information about the company or our business are not aware of material nonpublic information about us, our Insider Trading Policy requires that each such person pre-clear any proposed trades of our stock with our General Counsel.

In addition, our Insider Trading Policy prohibits all directors, officers and employees from short-selling Glu stock, or engaging in hedging transactions, such as where they may acquire, sell, or trade in any interest or position relating to the future price of Glu securities, such as a put option or a call option.  These policies were established in part because there is often a conflict of interest involved when an employee bets against our company’s performance.  Glu’s officers and directors are also prohibited from pledging any Glu securities as collateral in a margin account or for a loan unless such pledge (or any modification of an existing pledge) is approved by Glu’s Insider Trading Compliance Officer and the Nominating and Governance Committee.

Role of the Board in Risk Oversight

One of our Board’s key functions is providing oversight of our risk management process.  The Board does not have a standing risk management committee but rather administers this oversight function directly through the Board as a whole, as well as through Board standing committees that address risks inherent in their respective areas of oversight.  In particular, our Audit Committee has the responsibility to consider and discuss our major financial risk exposures and the steps our management has taken to monitor and control these exposures, our Compensation Committee assesses and monitors whether any of our compensation policies and programs has the potential to encourage excessive risk-taking, our Nominating and Governance Committee monitors our major legal compliance risk exposures and our program for promoting and monitoring compliance with applicable legal and regulatory requirements, and our Board is responsible for monitoring and assessing strategic risk exposure and other risks not covered by our committees.

The full Board (or the appropriate committee in the case of risks that are under the purview of a particular committee) receives reports on the risks we face from our Chief Executive Officer or other members of management to enable us to understand our risk identification, risk management and risk mitigation strategies.  When a committee receives the report, the chairman of that committee reports on the discussion to the full Board at the next Board meeting.  However, the committee chairs are responsible for reporting findings regarding material risk exposures to the Board as quickly as possible.  We believe that our Board’s leadership structure supports effective risk management because it allows our Lead Director and the independent directors on our committees to exercise oversight over management.

Director Independence

Our Board currently includes six independent directors, three of whom are standing for election at the Annual Meeting.  To be considered independent under NASDAQ rules, a director may not be employed by Glu or engage in certain types of business dealings with us.  In addition, as required by the rules of The NASDAQ Stock Market, the Board has made a determination as to each independent director currently serving on the Board or who served on the Board during 2014 that no relationship exists which, in the opinion of the Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.  In making these determinations, the Board reviewed and discussed information provided by the directors and by our management with regard to each director’s business and personal activities as they relate to Glu and our management.  In assessing director independence under The NASDAQ Stock Market rules, the Nominating and Governance Committee and the full Board reviewed relevant transactions, relationships and arrangements that may affect the independence of our Board members, including that:

•                  Mr. Ball is an officer of Oracle Corporation, a company with which we conduct business in the ordinary course;

•                  Ms. Mather was during 2014, and currently is, (a) a director of Google Inc., a company with which we conduct business in the ordinary course and revenues from which represented 24.8% of our total revenues in 2014; and (b) a director MGM Holdings Inc., which is affiliated with MGM Interactive, Inc., a company with which we have a commercial relationship;

•                  Mr. Miller served as our interim President and Chief Executive Officer from December 1, 2009 until January 4, 2010; and

•                  Mr. Nada serves as one of the seven managing directors of Granite Global Ventures II L.L.C., the general partner of each of Granite Global Ventures II L.P. and GGV II Entrepreneurs Fund L.P., which together beneficially owned approximately 2.9% of our common stock as of December 31, 2014.  As of December 31, 2014, GGV IV owned greater than 10% of the outstanding shares of Upsight, Inc., an entity from which we earned approximately five percent of our revenues in 2014.

After reviewing these transactions and other relevant standards, the Board determined that each of Mr. Abony, Mr. Ball, Ms. Mather, Mr. Miller, Mr. Nada and Mr. Smith is an independent director.

Attendance at Board, Committee and Annual Stockholders Meetings

The Board expects that each director will prepare for, attend and participate in all Board and applicable committee meetings and that each Board member will see that other commitments do not materially interfere with his or her service on the Board.  Our Corporate Governance Principles provide that non-employee directors may not serve on the boards of more than five public companies, and our Chief Executive Officer may not serve on the boards of more than two public companies, in each case including Glu.

No director attended fewer than 75% of the aggregate number of meetings of the Board and the committees on which he or she served.  One of our directors attended the 2014 Annual Meeting of Stockholders.  Under our Corporate Governance Principles, all directors are encouraged to attend the annual meetings of our stockholders.

Board Committees and Charters

The Board currently has a standing Audit Committee, Compensation Committee, Nominating and Governance Committee and Strategy Committee.  The members of each committee are appointed by the Board based on recommendations of the Nominating and Governance Committee.  Each committee member is an independent director as determined by the Board in accordance with The NASDAQ Stock Market listing standards, except for Mr. de Masi who serves on the Strategy Committee.  Each of the Audit Committee, Compensation Committee and Nominating and Governance Committee has a charter and annually reviews its charter and makes recommendations to our Board for revision to reflect changes in laws and regulations and evolving best practices.  Copies of each charter can be found on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).  Current committee members are as follows:

Nominating and
		Compensation	Governance	Strategy
Director	Audit Committee	Committee	Committee	Committee

Lorne Abony	—	Member	Chair	Chair
Eric R. Ball	Chair	—	—	—
Niccolo M. de Masi	—	—	—	Member
Ann Mather	—	—	Member	—
William J. Miller	—	—	—	—
Hany M. Nada	Member	Member	—	Member
Benjamin T. Smith, IV	Member	Chair	Member	—

Audit Committee

The Audit Committee currently consists of three of our outside directors, Mr. Ball, who is the committee chair, and Messrs. Nada and Smith.  Mr. Seawell served as Audit Committee chair during all of 2013 and through January 31, 2014.  He resigned from the committee in connection with his resignation from the Board on February 5, 2014.  Mr. Miller served on our Audit Committee from January 2011 to July 2014, and was replaced on the committee by Mr. Smith in July 2014.  The composition of our Audit Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC.  Each member of our Audit Committee is financially literate.  Our Board has determined that Mr. Ball is, and Mr. Seawell was during his tenure on the committee, an “audit committee financial expert” as defined in Item 407(d) of Regulation S-K.  The Audit Committee met eight times during 2014, including holding an executive session with our independent registered public accounting firm at each of those meetings.  The Audit Committee’s responsibilities and activities are described in greater detail in the section titled “Audit Committee Report” in this proxy statement and the committee’s charter, which was most recently revised in January 2012 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Compensation Committee

The Compensation Committee currently consists of three of our outside directors, Mr. Smith, who is the committee chair, and Messrs. Abony, Nada and Smith.  The composition of the Compensation Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market, the SEC and the Internal Revenue Code (the “Code”).  The Compensation Committee, which met six times and acted by written consent six times during 2014, discharges the responsibilities of our Board relating to compensation of our executive officers and oversees our company-wide cash and equity compensation programs.  The Compensation Committee’s responsibilities and activities are described in greater detail in the section titled “Compensation Discussion and Analysis” in this proxy statement and in the Compensation Committee’s charter, which was most recently revised in April 2014 and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Nominating and Governance Committee

The Nominating and Governance Committee currently consists of three of our outside directors, Mr. Abony, who is the committee chair, and Ms. Mather and Mr. Smith.  Mr. Miller served on our Nominating and Governance Committee from April 2010 to July 2014, and was replaced on the committee by Mr. Smith in July 2014.  The composition of our Nominating and Governance Committee meets the requirements for independence under the current rules and regulations of The NASDAQ Stock Market and the SEC.  Our Nominating and Governance Committee, which met three times during 2014, makes recommendations to the Board regarding Board and committee composition and appropriate corporate governance standards, reviews related party transactions and administers our Code of Business Conduct and Ethics and Corporate Governance Principles, among other things.  The Nominating and Governance Committee’s responsibilities and activities are described in greater detail in the committee’s charter, which was most recently revised in April 2010, and is available on our website at http://www.glu.com/investors (by clicking on the “corporate governance” link).

Strategy Committee

In April 2013, in connection with the Board’s appointment of Mr. Abony as a director, the Board formed a Strategy Committee and appointed Mr. Abony, who serves as the committee’s chair, and Mr. de Masi to serve as the initial committee members.  The Board appointed Mr. Nada to the Strategy Committee on January 29, 2015.  Our Strategy Committee assists the Board and senior management in refining our strategic vision and growth initiatives.

Compensation Committee Interlocks and Insider Participation

During 2014, Messrs. Abony, Nada and Smith each served on the Compensation Committee.  None of these individuals is or has been an officer or employee of Glu or any of our subsidiaries.  There are no other relationships between committee members and Glu or any other company that are required by SEC regulations to be disclosed under this caption.

DIRECTOR COMPENSATION

Overview

The Compensation Committee and the Nominating and Governance Committee evaluate the appropriate level and form of compensation for non-employee directors and recommend changes to the Board when appropriate.  Our non-employee director compensation program is set forth below and was most recently amended in April 2014:

•                  Non-employee directors receive an annual cash retainer of $30,000;

•                  The Lead Director receives an additional annual cash retainer of $20,000;

•                  The chair of the Audit Committee receives additional annual cash compensation of $20,000;

•                  The chair of the Compensation Committee receives additional annual cash compensation of $15,000;

•                  The chair of the Nominating and Governance Committee receives additional annual cash compensation of $5,000;

•                  The chair of the Strategy Committee receives additional cash compensation of $20,000; and

•                  Each non-employee director receives additional annual compensation of $5,000 for service on each of the Audit Committee, Compensation Committee, Nominating and Governance Committee, or Strategy Committee, other than as chair.

All cash compensation to directors is paid in arrears in quarterly installments.  We also reimburse our directors for reasonable expenses in connection with attendance at Board and committee meetings.

Each new non-employee director is eligible to receive an initial equity award of, at each director’s discretion, either (1) an award of 20,000 shares of our restricted common stock, or (2) an immediately exercisable option to purchase 60,000 shares of our common stock.  This initial award vests with respect to 16 2/3% of the underlying shares after six months and thereafter vests in equal monthly installments over the next 30 months.

Each year immediately following our annual meeting of stockholders, each non-employee director will receive (1) a restricted stock unit (“RSU”) award covering 25,000 shares of our common stock and (2) a stock option to purchase 50,000 shares of our common stock (with the stock option award vesting pro rata monthly over one year and the RSU award vesting on the earlier to occur of (a) the first anniversary of the grant date and (b) the date of our next annual meeting of stockholders that follows the grant date).  In addition, our 2007 Equity Incentive Plan, under which we grant equity awards to our non-employee directors, provides that each of the equity awards held by our non-employee directors will accelerate in full immediately prior to a change in control of Glu.

On February 5, 2014, we entered into a Consulting Agreement with Mr. Seawell, effective immediately prior to his resignation, which agreement was amended in June 2014. Pursuant to the Consulting Agreement, as amended, Mr. Seawell provided consulting services to Mr. Ball and Mr. Ludwig through September 30, 2014.  We paid Mr. Seawell $5,250 for his services under the agreement, which was equal to the compensation that he would have received as a Board member and a member of our Audit Committee from February 5, 2014 through March 31, 2014, and did not pay him for his services from April 1, 2014 through September 30, 2014.

Since Mr. de Masi is one of our executive officers, we do not provide him any compensation for his service on our Board, on the Strategy Committee or as Chairman of the Board.

Director Summary Compensation Table

The following table sets forth certain information with respect to compensation awarded to, earned by or paid to each person who served as a non-employee director during 2014.  Mr. Seawell resigned as a director in February 2014.

Name	Fees Earned or Paid in Cash ($)	Stock Awards(1)(2)(3) ($)	Option Awards(1)(2)(3) ($)	Total ($)
Lorne Abony	64,457	91,250	70,945	226,652
Eric R. Ball	48,750	91,250	70,945	210,945
Ann Mather	35,000	91,250	70,945	197,195
William J. Miller	52,174	91,250	70,945	214,369
Hany M. Nada	40,000	91,250	70,945	202,195
A. Brooke Seawell(4)	10,000	—	—	10,000
Benjamin T. Smith, IV	48,370	91,250	70,945	210,565

(1)         Amounts shown in this column do not reflect dollar amounts actually received by the non-employee director. Instead, these amounts reflect the grant date fair value calculated in accordance with FASB ASC Topic 718 of each restricted stock unit award or stock option award, as applicable.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Annual Report on Form 10-K for the year ended December 31, 2014 for a description of the ASC Topic 718 methodology and assumptions.

(2)         On June 5, 2014, following our 2014 Annual Meeting of Stockholders, Ms. Mather and each of Messrs. Abony, Ball, Miller, Nada, and Smith received an option to purchase 50,000 shares of our common stock at an exercise price of $3.65 per share and a restricted stock unit award for 25,000 shares.

(3)         The aggregate number of outstanding stock options and unvested RSU awards held by each of our non-employee directors as of December 31, 2014 was as follows:

Name	Stock Options	Restricted Stock Unit Awards
Lorne Abony	110,000	25,000
Eric R. Ball	110,000	25,000
Ann Mather	346,385	25,000
William J. Miller	346,081	25,000
Hany M. Nada	304,718	25,000
Benjamin T. Smith, IV	260,000	25,000

(4)     Includes amounts earned by Mr. Seawell pursuant to his consulting agreement referenced above.

STOCKHOLDER MATTERS

Stockholder Communications with Directors

Stockholders may communicate with the Board by sending an email to bod@glu.com, or by sending written correspondence to: Board, c/o Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.  Communications are distributed to the Board, or to any individual directors as appropriate, depending on the facts and circumstances outlined in the communication.  The Board has instructed the Corporate Secretary to review all correspondence and to determine, in his discretion, whether matters submitted are appropriate for Board consideration.  In particular, the Board has directed that communications such as product or commercial inquiries or complaints, resume and other job inquiries, surveys and general business solicitations or advertisements should not be forwarded to the Board.  In addition, material that is unduly hostile, threatening, illegal, patently offensive or similarly inappropriate or unsuitable will be excluded, with the provision that any communication that is filtered out must be made available to any non-management director upon request.  The Corporate Secretary may forward certain communications to another person or department for review and possible response.

Stockholder Recommendations of Director Candidates

The Nominating and Governance Committee will consider nominees recommended by stockholders for election as directors.  If a stockholder would like to recommend a director candidate for our 2016 Annual Meeting of Stockholders, the stockholder must deliver notice in writing to the Corporate Secretary, Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.  Such notice must set forth the information required under our Bylaws to be included in the notice.  A copy of our Bylaws, which we most recently amended on March 7, 2014, may be obtained from the SEC’s website.

Evaluations of candidates generally involve a review of background materials, internal discussions and interviews with selected identified candidates as appropriate.  In conducting its review and evaluation, the Nominating and Governance Committee may solicit the views of management, other members of the Board and other individuals it believes may have insight into a candidate’s qualifications and the needs of the Board and its committees.  Candidates for the Board are generally selected based on desired skills and experience in the context of the existing composition of the Board and needs of the Board and its committees at that time, including the requirements of applicable rules and regulations of the SEC and The NASDAQ Stock Market.  The Nominating and Governance Committee will consider these needs and further evaluate each candidate’s qualifications based on their independence, integrity, collegiality, diversity, skills, financial, technical, operational and other expertise and experience, breadth of experience, practical wisdom, judgment, knowledge about our business or industry, personal and professional ethics, availability and commitment to representing and enhancing the long-term interests of our stockholders.  From time to time, the Nominating and Governance Committee may also identify and consider other factors that reflect our environment as it evolves or that it believes will otherwise contribute to the Board’s overall effectiveness and our success.  Although the Nominating and Governance Committee does not have a specific policy on diversity, the committee considers the criteria noted above in selecting nominees for directors, including members from diverse backgrounds who combine a broad spectrum of experience and expertise.  The Nominating and Governance Committee does not assign specific weights to particular criteria, and no particular criterion is necessarily applicable to all candidates, and will choose candidates to recommend for nomination based on the specific needs of the Board and Glu at that time.  Although the Nominating and Governance Committee uses these and other criteria as appropriate to evaluate candidates, the Nominating and Governance Committee has no stated minimum criteria for candidates.  All candidates, including those nominated by stockholders, are evaluated in the manner described above.  Final approval of nominees to be presented for election is determined by the full Board.

Stockholder Proposals for the 2016 Annual Meeting of Stockholders

Under SEC Rule 14a-8, any stockholder who intends to present a proposal for inclusion in our 2016 proxy statement and form of proxy must submit the proposal, in writing, so that the Corporate Secretary receives it at our principal executive offices by December 23, 2015.  Any stockholder who wishes to bring a proposal or nominate a person for election to the Board at the 2016 Annual Meeting of Stockholders must provide written notice of the proposal or nomination to our Corporate Secretary, at our principal executive offices, between February 4, 2016 and March 6, 2016.  In addition, our stockholders must comply with the other procedural requirements in our Bylaws, including that such stockholders must have continuously beneficially owned at least 1% of our outstanding common stock for a period of one year prior to the date of the submission of the proposal or nomination and continue to be a stockholder of record at the time of the annual meeting, entitled to vote at such meeting and otherwise complying with the requirements in our Bylaws.  Any notice delivered by a stockholder in connection with a nomination or proposal must include, among other things, (a) a written consent to the public disclosure of information provided by such persons pursuant to our Bylaws; (b) a description of (i) any agreement with respect to the nomination or proposal between or among such stockholder and associated person(s) and any of their respective affiliates or associates, and (ii) as to each person whom such stockholder or associated person proposes to nominate for election or re-election as a director, a description of any agreement of such person with any other person or entity (other than Glu) with respect to any compensation, reimbursement or indemnification in connection with service or action as a director known to such stockholder or associated person; and (c) a representation that the stockholder has continuously beneficially owned at least 1% of our outstanding common stock for the one-year period before giving such notice, is entitled to vote at such meeting and intends to appear at the meeting to propose such business or nomination.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding ownership of our common stock as of April 8, 2015 by:

•                  Each Named Executive Officer (defined in “Compensation Discussion and Analysis” below);

•                  Each of our directors;

•                  All current executive officers and directors as a group; and

•                  All persons known to us to beneficially own 5% or more of our common stock.

We calculated the “Percent of Class” based on 107,832,357 shares of common stock outstanding on April 8, 2015.  In accordance with SEC regulations, we also included shares subject to equity awards that are currently vested or will become vested by June 7, 2015 (i.e., within 60 days of April 8, 2015).  We deem those shares outstanding and beneficially owned by the person holding the award for computing that person’s percentage ownership, but they are not treated as outstanding for computing any other person’s percentage ownership.  Unless otherwise indicated, each person has sole voting and investment power with respect to the shares each person beneficially owns, and the address of each person is: c/o Glu Mobile Inc., 500 Howard Street, Suite 300, San Francisco, California 94105.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percent of Class

5% Stockholders:
BlackRock, Inc.(1)	5,589,455	5.2%

Named Executive Officers and Directors:
Niccolo M. de Masi(2)	1,460,177	1.3
Eric R. Ludwig(3)	736,057	*
Chris Akhavan(4)	252,774	*
Scott Leichtner(5)	279,893	*
Lorne Abony(6)	390,715	*
Eric R. Ball(7)	111,664	*
Ann Mather(8)	323,766	*
William J. Miller(9)	369,796	*
Hany M. Nada (10)	3,360,062	3.1
Benjamin T. Smith, IV(11)	295,000	*
All directors and executive officers as a group (10 persons)(12)	7,579,904	6.8

*                 Represents beneficial ownership of less than 1% of the outstanding shares of our common stock.

(1)                     The information is based solely upon a Schedule 13G filed with the SEC on February 3, 2015 by BlackRock, Inc. (“BlackRock”).  Chris Jones is the chief investment officer of BlackRock.  The address for BlackRock is 55 East 52nd Street, New York, New York 10022.

(2)                     Includes 1,287,977 shares subject to options that are exercisable and 65,438 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(3)                     Includes (a) 41,218 shares held by The Ludwig McKillop Trust, of which Mr. Ludwig and his spouse, Mary Elizabeth McKillop, are the co-trustees, and (b) 621,589 shares subject to options that are exercisable and 16,250 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(4)                     Includes 215,494 shares subject to options that are exercisable and 8,803 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(5)                     Includes 241,619 shares subject to options that are exercisable and 4,415 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(6)                     Includes 91,665 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(7)                     Includes 81,664 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(8)                     Includes 295,100 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(9)                     Includes 294,796 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 1, 2015.

(10)              Includes (a) 3,021,537 shares held by Granite Global Ventures II L.P. and (b) 60,092 shares held by GGV II Entrepreneurs Fund L.P.  Mr. Nada is a managing director of the general partner of the foregoing entities, which has nine individual managing directors, and shares voting and investment power with respect to the shares held by these entities with the other managing directors of the general partner.  Mr. Nada disclaims beneficial ownership of these shares except to the extent of his individual pecuniary interests in these entities.  Also includes 253,433 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(11)              Includes 260,000 shares subject to options that are exercisable and 25,000 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

(12)              Represents the shares included in footnotes (2) through (11).  Includes 3,643,337 shares subject to options that are exercisable and 244,906 shares that will settle pursuant to restricted stock unit awards within 60 days of April 8, 2015.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16 of the Exchange Act requires our directors and certain of our officers, and persons who own more than 10% of our common stock, to file initial reports of ownership and reports of changes in ownership with the SEC.  Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.  Based solely on our review of the copies of such forms furnished to us and written representations from these officers and directors, we believe that all Section 16(a) filing requirements were met during 2014, except for the Form 4 filings required for each of our non-employee directors, Messrs. Abony, Ball, Miller, Nada and Smith and Ms. Mather, for restricted stock units and stock options granted to them on the date of our Annual Meeting of Stockholders, June 5, 2014, which forms were filed on June 13, 2014.

COMPENSATION DISCUSSION AND ANALYSIS

The following discussion and analysis of compensation arrangements of our executive officers should be read together with the compensation tables and related disclosures set forth below.  This discussion contains forward-looking statements that are based on our current plans, considerations, expectations and determinations regarding future compensation programs.  The actual amount and form of compensation and the compensation programs that we adopt may differ materially from currently planned programs as summarized in this discussion.

The Compensation Committee, comprised of three non-employee and independent members of our Board, oversees our compensation plans and policies, approves the compensation of our executive officers and administers our equity compensation plans.  The Compensation Committee’s basic responsibilities are to review the performance of our management in achieving our corporate goals and objectives and to ensure that our executive officers are compensated effectively in a manner consistent with our strategy and competitive practices.  This Compensation Discussion and Analysis (“CD&A”) contains a discussion and analysis of the compensation approved by the Compensation Committee and earned by or paid in 2014 to the executive officers and one former executive officer named below who are included in the “Summary Compensation Table” below (our “Named Executive Officers”):

•                  Niccolo M. de Masi, our President and Chief Executive Officer;

•                  Eric R. Ludwig, our Executive Vice President, Chief Operating Officer and Chief Financial Officer;

•                  Chris Akhavan, our President of Publishing;

•                  Matthew Ricchetti, our former President of Studios; and

•                  Scott J. Leichtner, our Vice President, General Counsel and Corporate Secretary.

Compensation Philosophy and Objectives

The Compensation Committee has established a compensation program for executive officers designed to attract individuals with the skills necessary for us to achieve our strategic plan, to motivate those individuals, to reward those individuals fairly over time and to retain those individuals who continue to perform at or above the levels that we expect.  It is also designed to reinforce a sense of ownership, urgency and overall entrepreneurial spirit and to link rewards to measurable corporate and, where appropriate, individual performance.  We believe that the most effective executive compensation program is one that is designed to reward the achievement of specific long-term and strategic goals, and which aligns executive officers’ interests with those of the stockholders by rewarding performance of established goals, with the ultimate objective of creating stockholder value.  The Compensation Committee evaluates compensation to ensure that we maintain the ability to attract and retain talented employees in key positions and that compensation provided to key employees remains competitive relative to the compensation paid to similarly situated executive officers of our peer companies.  To that end, the Compensation Committee believes that executive compensation packages provided by us to our executive officers should include both cash and equity-based compensation that reward performance against established goals.

The Compensation Committee works within the framework of a pay-for-performance philosophy to determine each component of an executive officer’s compensation package based on numerous factors, including:

•                  the individual’s particular background and circumstances, including training and prior relevant work experience;

•                  the individual’s role with us and the compensation paid to similar persons in the companies represented in the compensation data that the Compensation Committee reviews;

•                  the demand for personnel with the individual’s specific expertise and experience at the time of hire or review;

•                  performance goals and other expectations for the position, where appropriate;

•                  comparison to other executives within our company having similar levels of expertise and experience; and

•                  compensation data of peer companies for similar positions.

The Compensation Committee performs at least annually a strategic review of our executive officers’ compensation levels to determine whether they provide adequate incentives and motivation and whether they appropriately compensate our executive officers relative to comparable executive officers in other companies with which we compete for executives.  In making compensation decisions related to non-equity incentive compensation, the Compensation Committee gives significant weight to our financial performance relative to our operating plan approved by the Board, and with respect to equity compensation considers the value of existing equity awards held by our executive officers.

Components of Executive Compensation

In 2014, our executive officers were compensated through the following compensation elements, each designed to achieve one or more of our overall compensation objectives:

Component	How Determined	Objective

Base Salary	Market data and scope of the executive’s responsibilities	Attract and retain experienced executives

Non-Equity Incentive (Cash) Bonus Plan	Market data and scope of executive’s responsibility and based on achieving pre-established corporate financial objectives	Motivate executives to achieve our 2014 financial plan and to achieve strategic goals

Long-Term Equity Incentive Awards	Market data, scope of executive’s responsibility and value of existing equity awards	Align interests of our executives with our stockholders

The Compensation Committee views these components of compensation as related but distinct.  Although the Compensation Committee reviews total compensation, it does not believe that significant compensation derived from one component of compensation should negate or reduce compensation from other components.  The committee determines the appropriate level for each compensation component based on our compensation philosophy.  Except as described in this CD&A, the Compensation Committee has not adopted any formal or informal policies or guidelines for allocating compensation between long-term and currently paid out compensation, between cash and non-cash compensation, or among different forms of non-cash compensation.  However, our Named Executive Officers have the ability to directly influence our overall performance, so a greater portion of their pay is tied to short and long-term incentive programs than is the case for most of our other employees.  In addition, the Compensation Committee’s philosophy is to make a greater percentage of an employee’s compensation performance-based as he or she becomes more senior and to keep fixed cash compensation at a competitive level while providing each executive an opportunity to be well rewarded through short and long-term incentive programs if we perform well, consistent with our pay-for-performance culture.

Compensation Consultant

The Compensation Committee’s charter provides that the committee has the authority to retain experts and advisers of its choice to assist the Committee in performing its functions.  The committee retained Compensia to perform an analysis to assist the committee in making its decisions in 2013 and 2014 regarding executive officer compensation.  The committee selected Compensia as its advisor due to its expertise in executive compensation, particularly with respect to compensation practices of technology companies in the San Francisco Bay Area.  In addition, Compensia was already familiar with our executive compensation practices and philosophy since it had been providing executive compensation advice to the committee and our management since our initial public offering in 2007.  Compensia provided the following services to the Committee during 2013 and 2014:

•                  reviewed and provided recommendations regarding the composition of our peer group, and provided compensation data relating to executives at the selected peer group companies;

•                  conducted a comprehensive review of the total compensation arrangements for our executive officers and provided advice on our executive officers’ compensation;

•                  conducted a comprehensive review of compensation paid to the members of our board of directors and its committees, and provided advice on our directors compensation program;

•                  updated the Compensation Committee on emerging trends/best practices in the area of executive and board compensation;

•                  assisted the Compensation Committee in finalizing the terms of the Amended and Restated 2007 Equity Incentive Plan in our efforts to gain stockholder approval of the plan at the 2013 Annual Meeting; and

•                  participated in Compensation Committee meetings, as requested, and provided ad hoc advice and support throughout the year.

In selecting Compensia as its advisor, the Compensation Committee considered the factors required by SEC Rule 10C-1(b)(2)(4) and Nasdaq Rule 5605(d)(3)(D) and certain factors related to Compensia’s independence, including (a) that Compensia did not provide other services to us, except as set forth below; (b) the fact that the fees we paid to Compensia in each of 2013 and 2014 represented less than one percent of Compensia’s total revenues for those years; (c) Compensia’s policies and procedures that are designed to prevent conflicts of interest; and (d) the fact that Compensia had neither any business or personal relationship with any member of the Compensation Committee nor owned any of our stock.

In addition, in 2013, Compensia assisted the Compensation Committee with respect to amending our 2007 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 7,200,000 shares, which amendment our stockholders approved at our 2013 Annual Meeting of Stockholders.  In 2015, Compensia assisted the committee with Proposal No. 2 below, which is the proposal to amend and restate our 2007 Equity Incentive Plan to, among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 13,000,000 shares, extend the term of the plan for an additional ten years and to increase the number of shares that we may grant to an eligible participant under the plan during any calendar year.

Benchmarking

October 2013 Compensation Committee Meeting Setting 2014 Compensation

At the Compensation Committee’s October 3, 2013 meeting at which it established executive compensation for 2014, Compensia presented a report regarding the compensation for our Named Executive Officers.  Compensia’s report analyzed the compensation of our Named Executive Officers based on (a) the Radford High-Tech Executive Survey, limited to companies with annual revenues between $50 million and $200 million, and (b) data from a group of peer companies.  Compensia utilized the Radford survey data in addition to peer group data in order to have additional data points against which to benchmark the compensation of Messrs. Akhavan and Ricchetti, as many of the peer companies did not have any executive officer with a similar title or responsibilities.

The peer group approved by the Compensation Committee in 2013 was updated to better reflect our then-current size and profile and to remove companies utilized in the prior year that no longer were similar to Glu.  In addition to again emphasizing the selection of peer companies that were in the entertainment or software industries and located in the San Francisco Bay Area, the peer group included companies that had (a) annual revenues between approximately $50 million and $200 million, with the 50th percentile of the peer group companies having annual revenues of $125 million (Glu’s revenues for the prior four quarters were $101 million, and management expected our annual revenues to increase as we had released our then most successful title to date, Deer Hunter 2014, a few weeks before the Compensation Committee’s meeting), and (b) a market capitalization of between approximately $27 million and $788 million, with the 50th percentile of the peer group companies equaling $331 million (Glu’s market capitalization as of the date of the Compensation Committee’s meeting was approximately $207 million, but had recently significantly increased following the launch of Deer Hunter 2014).  Furthermore, the committee broadened the scope of performance measures utilized in selecting Glu’s peer companies from the selections made in the prior year in an effort to improve the quality of the peer group and provide the Compensation Committee with additional data when making executive compensation decisions.  In addition to utilizing gross margin in the analysis, which had also been done in the prior year, the committee also chose companies based on their one-year and three-year revenue growth, operating margin and EBITDA margin.  Glu’s one-year and three-year revenue growth was in the 55th percentile and 19th percentile, respectively, compared to its peer companies, its one-year and three-year gross margin was in the 58th percentile and 75th percentile, respectively, compared to its peer companies, its one-year and three-year EBITDA margin was in the 24th percentile and 11th percentile, respectively, compared to its peer companies, and its one-year and three-year operating margin were each in the 13th percentile compared to its peer companies.  The peer companies were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Accelrys	• Ellie Mae	• Marchex
• Actuate	• Guidance Software	• Responsys
• Bazaarvoice	• iPass	• Spark Networks
• Brightcove	• Keynote Systems	• Stamps.com
• Callidus Software	• LogMeIn	• Vocus
• Carbonite	• Majesco Entertainment

When analyzing the appropriateness of the compensation of our Named Executive Officers, the Compensation Committee reviewed the percentile information set forth in the Compensia report as measured against the peer companies specified above.  The committee reviewed this percentile information to determine whether it was compensating these executive officers at a level commensurate with similarly situated executives.  The committee did not, however, have specific percentile goals in mind for establishing the compensation of the Named Executive Officers for 2014; the committee’s goal was to balance our stockholders’ interests in paying what was necessary, but not significantly more than necessary, to retain the services of these key executives and motivate them to achieve our annual financial plan and strategic goals, while enabling the executives to participate in Glu’s success.

In addition to reviewing the percentile information contained in the Compensia report, the Compensation Committee also considered a number of additional factors in making executive compensation decisions, including our overall performance, each executive officer’s overall performance, the scope of responsibility of each executive officer, the then-current compensation and equity holdings of each executive officer, and the size of the equity grants made to the executive officers in the prior year as a percentage of the total grants made to all Glu employees. In analyzing the data with respect to Mr. Leichtner, the committee took into account the fact that Mr. Leichtner’s compensation was benchmarked against that of top legal officers of the peer companies, many of whom had the title of Senior Vice President or Chief Legal Officer reporting to the Chief Executive Officer, whereas Mr. Leichtner is Vice President and General Counsel reporting to the Chief Financial Officer.

October 2014 Compensation Committee Meeting Setting 2015 Compensation

At the Compensation Committee’s October 9, 2014 meeting at which it established executive compensation for 2015, Compensia presented an updated report regarding the compensation for our Named Executive Officers other than Mr. Ricchetti, as Mr. Ricchetti’s employment with Glu terminated in July 2014.  Compensia’s report analyzed the compensation of our Named Executive Officers based on (a) the Radford High-Tech Executive Survey, limited to gaming and software companies with annual revenues between $150 million and $800 million and market capitalization between $150 million and $2.7 billion, and (b) data from a group of peer companies that had been updated from the group utilized in the prior year.  The peer group approved by the Compensation Committee in 2014 was updated to better reflect our then-current market capitalization and revenues and to remove companies utilized in the prior year that no longer were similar to Glu, while still placing an emphasis on selecting gaming and software companies located in the San Francisco Bay Area.  The committee chose companies that had (a) annual revenues between approximately $140 million and $700 million, with the increases in the size of revenues of Glu’s peers reflective of Glu’s growth through acquisitions and the recent release of its most successful title to date, Kim Kardashian: Hollywood, which had together increased Glu’s annual revenue run rate at the time of the report to $350 million, and (b) a market capitalization of between approximately $210 million and $2.7 billion, with Glu’s market capitalization as of the time the peer group was assembled at approximately $563 million.  While Glu’s market capitalization was below the median market cap of the peer group, this was balanced by Glu being at the 69th percentile based on revenue positioning and the use of projected/forward-looking revenue to provide a forward-looking assessment of the competitive market for executive talent.  Two of the peers, Rovi and Zynga, fall modestly outside the market capitalization range of the peer group; however, they are within the target revenue range and are relevant labor and product market competitors.  The peer companies were as follows (companies listed in bold were also included in the prior year’s set of peer companies):

• Angie’s List	• LivePerson	• Move	• TiVo
• Bazaarvoice	• LogMeIn	• QuinStreet	• Web.com Group
• Blucora	• Marchex	• RealNetworks	• Xoom
• Constant Contact	• Millenial Media	• Rovi	• Zynga

In analyzing the data with respect to Mr. Ludwig, the Compensation Committee applied a 10% premium to the Chief Financial Officer peer data to account for the fact that Mr. Ludwig had been promoted in August 2014 to Chief Operating Officer in addition to his role as Chief Financial Officer.  In addition, Compensia reviewed Chief Operating Officer market data when benchmarking Mr. Ludwig’s compensation.

The Compensation Committee used the October 2014 report prepared by Compensia to assist it in determining the salary increases and the stock options and restricted stock units awarded to the Named Executive Officers in October 2014, other than for Mr. de Masi, whose compensation had been addressed in July 2014, each of which are discussed in further detail below.

We believe that, given the industry in which we operate and the corporate culture that we have created, the executive compensation levels that we have established are generally sufficient to retain our existing executive officers and to hire new executive officers when and as required.

Base Salary

The committee reviews executive salaries annually, typically in the fourth quarter, and adjusts them as appropriate to reflect changes in executive compensation trends in the peer group companies, individual performance and responsibility, prior experience, salary history and the mix between short- and long-term incentives, as well as cash and equity compensation. In instances where an executive officer is uniquely key to our success or has a role that does not exactly match any benchmarked data, the committee also considers these factors. If an executive is promoted during the year, his base salary may be increased at the time of promotion to reflect the increased responsibilities, or as was the case with Mr. de Masi in July 2014, if an increase to an executive’s base salary becomes crucial to retaining and incentivizing that executive, his or her base salary may be increased at such time as deemed necessary.

The Compensation Committee generally fixes executive officer base salaries at levels it believes will enable us to hire and retain individuals in a competitive environment and to reward satisfactory individual performance and a satisfactory level of contribution to our overall business goals.  The committee’s philosophy is to make a greater percentage of an executive’s compensation performance-based as he or she becomes more senior and to keep fixed cash compensation to the minimum competitive level while providing the executive the opportunity to be well rewarded through short and long-term incentive programs if we perform well, consistent with our pay-for-performance culture.  Where applicable, the Compensation Committee takes into account the benchmarking information provided by Compensia.  The committee may also take into account the base compensation payable by other companies it believes we generally compete with for executive officer talent or how increases to base salary at Glu could offset some of the total compensation packages offered by startup companies, where an executive may be offered a significant equity stake in the startup.  The base salaries of executive officers are determined at the time of hiring by evaluating the responsibilities of the position held and the experience and performance of the individual.

In July 2014, shortly following the late June 2014 global release of our most successful game to date, Kim Kardashian: Hollywood, our stock was trading at its highest level in more than five years and we were in advanced stages of negotiations to acquire Cie Games, the developer of the leading racing genre title on mobile, Racing Rivals.  At this time, Mr. de Masi began receiving serious overtures from a third party that was trying to lure him away from Glu by offering Mr. de Masi a significant equity stake in the entity and substantial cash compensation.  Recognizing the extent of Mr. de Masi’s contributions to Glu’s success and the critical need to retain his services, the chairman of our Compensation Committee met with Compensia, other board and committee members and members of management to determine a strategy to retain and continue to incentivize Mr. de Masi.  On July 24, 2014, a special meeting of the Compensation Committee was held, with several members of the Board in attendance.  At this meeting it was determined that Glu should significantly increase Mr. de Masi’s compensation to reward him for his contributions to our performance as well as to incentivize him to remain with Glu.  The Compensation Committee, taking into consideration input from Compensia, approved an increase in Mr. de Masi’s base salary from $385,000 to $500,000.  In addition, the committee approved increases to Mr. de Masi’s target and maximum bonus amounts under our 2014 Executive Bonus Plan and an amendment to the terms of his performance-based restricted stock units, as discussed in further detail in the “Cash Bonuses under Our Non-Equity Incentive Plans” and “Equity Compensation” sections below.  The Compensation Committee did not have specific percentile goals in mind for establishing the revised compensation, including the revised base salary, for Mr. de Masi.  Instead, the committee’s goal was to balance our stockholders’ interests in paying what was necessary to retain Mr. de Masi and motivate him to achieve our financial and strategic goals.

The table below sets forth the annual base salaries for each of the Named Executive Officers for 2014 compared to 2013.

Named Executive Officer	2013 Salary	2014 Salary
Niccolo M. de Masi	$350,000	$500,000	(1)
Eric R. Ludwig	275,000	302,500	(2)(3)
Chris Akhavan	260,000	260,000	(3)
Scott J. Leichtner	235,000	246,750	(2)(3)
Matthew Ricchetti	260,000	260,000

(1)                                 Mr. de Masi’s annual base salary increased to $385,000 effective October 4, 2013 and then to $500,000 effective August 4, 2014.

(2)                                 The annual base salary increases for Messrs. Ludwig and Leichtner were effective October 4, 2013.

(3)                                 The annual base salaries of Messrs. Ludwig, Akhavan and Leichtner were increased by the committee to $375,000, $280,000 and $275,000, respectively, on October 9, 2014.  These new annual base salaries were utilized when calculating bonuses for 2014 for these executives, as described below under “Cash Bonuses under Our Non-Equity Incentive Plans — 2014 Executive Bonus Plan.”

As discussed above, Mr. de Masi’s most recent salary increase approved in July 2014 reflects the Compensation Committee’s efforts to retain and incentivize Mr. de Masi as part of his total compensation package.  The base salary increases approved by the Compensation Committee in October 2013 for Mr. de Masi (from $350,000 to $385,000) and for Mr. Ludwig (from $275,000 to $302,500) each represented a 10% increase and aligned each of these officer’s base salaries to approximately halfway between the 50th and 75th percentile for our peers.  The committee believed these salary increases were important retention measures as the salaries for Messrs. de Masi and Ludwig had not been changed since January 2010 and December 2009, respectively, and Glu’s performance had significantly improved over that time period.  The committee decided to keep the 2014 base salaries of Messrs. Akhavan and Ricchetti at their 2013 levels.  The committee believed that, since the base salaries had recently been determined for Messrs. Akhavan and Ricchetti (April 2013 and October 2012, respectively), these salaries continued to be appropriate for retention purposes and remained at appropriate levels in comparison with base salaries of our other executive officers and our peers, aligning at approximately the 50th percentile for our peers.  The salary increase for Mr. Leichtner represented a 5% increase and aligned him with approximately the 25th percentile for our peers.

Cash Bonuses under Our Non-Equity Incentive Plans

The Compensation Committee designs our non-equity executive bonus plans to focus management on, and reward them for, achieving key corporate financial objectives.  The committee uses cash bonuses to reward performance achievements with a time horizon of one year or less, and uses benchmarking to determine the amount necessary to match our competitors for executive talent.

2014 Executive Bonus Plan

Our 2014 Executive Bonus Plan, which was adopted by the Compensation Committee in December 2013, linked executive officer bonuses to our achieving certain financial goals, weighting 50% of the bonus on achievement of our annual non-GAAP revenue goal and 50% of the bonus on achievement of our annual Adjusted EBITDA goal.  Messrs. de Masi, Ludwig, Akhavan and Ricchetti were all originally on the 2014 Executive Bonus Plan and Mr. Leichtner was on a separate bonus plan; however, with respect to Mr. Ricchetti the plan originally weighted the revenue goal at 70% and contained a studio profitability goal weighted at 30%.  In February 2014, the 2014 Executive Bonus Plan was amended to make Mr. Ricchetti’s goals consistent with those of the other officers and to add Mr. Leichtner to the plan, such that all of the Named Executive Officers were eligible to participate in the 2014 Executive Bonus Plan.  The Compensation Committee determined that the non-GAAP revenue and Adjusted EBITDA targets best aligned the incentives of our management with the interests of our stockholders and that each of the Named Executive Officers should be on the same plan to ensure that their interests were fully aligned.

The 2014 Executive Bonus Plan provided for a maximum annual bonus equal to a percentage of the executive officer’s current annual base salary.  The committee did not at the time of the adoption of the plan increase Mr. de Masi’s or Ludwig’s target percentage from 2013 levels, which were 100% and 75% of base salary, respectively, with Mr. de Masi’s maximum target percentage set as 200% of base salary and Mr. Ludwig’s maximum target percentage set as 150% of base salary.  The bonus target percentages for Messrs. Ricchetti and Akhavan were each 100% of base salary with a maximum target of 200% of base salary, each as fixed in his respective offer letter.  Mr. Leichtner’s bonus target percentage was 35% of base salary, with a maximum target of 70% of base salary.

In July 2014, as part of the changes to Mr. de Masi’s overall compensation package discussed above, the committee increased Mr. de Masi’s target percentage to 200% of base salary and his maximum target percentage to 500% of base salary, effective as of January 1, 2014 (i.e., to be effective for his bonus eligibility for all of 2014 under the 2014 Executive Bonus Plan).

On October 9, 2014, the Compensation Committee increased the bonus target percentages for Messrs. Ludwig and Leichtner to 100% and 50% of base salary, respectively, also increasing their respective maximum bonus percentages to 200% and 100% of base salary.  The increase to Mr. Ludwig’s bonus target percentages reflected that Mr. Ludwig’s total cash compensation was below the 50th percentile of our peer companies and in recognition of Mr. Ludwig’s promotion in August 2014 to Chief Operating Officer in addition to his role as Chief Financial Officer.  The increase to Mr. Leichtner’s bonus target percentages reflected that Mr. Leichtner’s total cash compensation was well below the 50th percentile of our peer companies and to further incent Mr. Leichtner to remain employed with the company.

The final 2014 bonus targets and maximum bonuses are set forth below.

Named Executive Officer	2013 Target Percentage	2014 Target Percentage	2014 Maximum Percentage	2014 Salary(1)	2014 Target Bonus	2014 Maximum Bonus	Actual Bonus Earned
Niccolo M. de Masi (2)	100%	200%	500%	$500,000	$1,000,000	$2,500,000	$2,500,000
Eric R. Ludwig	75%	100%	200%	375,000	375,000	750,000	750,000
Chris Akhavan	100%	100%	200%	280,000	280,000	560,000	560,000
Scott J. Leichtner	35%	50%	100%	275,000	138,000	275,000	275,000
Matthew Ricchetti (3)	100%	100%	200%	260,000	260,000	390,000	—

(1)         The Compensation Committee increased the annual base salaries of each of the executive officers to these amounts, effective as of October 6, 2014, except for Mr. de Masi whose annual base salary was increased to $500,000 on July 24, 2014, effective as of August 4, 2014.

(2)         On July 24, 2014, the Compensation Committee increased Mr. de Masi’s target bonus percentage from 100% to 200% of his annual base salary and his maximum bonus percentage from 200% to 500% of his annual base salary.

(3)         Mr. Ricchetti was not eligible to receive a bonus under the 2014 Executive Bonus Plan since his employment terminated in July 2014.

The annual bonus under our 2014 Executive Bonus Plan was based on our executive officers’ success as a team in achieving corporate financial goals that were closely aligned with our strategic goals.  The committee based the annual bonuses under our 2014 Executive Bonus Plan on objective measures that reflected the achievement of significant corporate financial goals, rather than the achievement of more subjective individual goals that were not correlated as precisely with our overall success.  The committee chose non-GAAP revenues and Adjusted EBITDA because it believed that these measures would best reflect whether we had achieved financial performance that would lead to company success and potentially significant returns for our stockholders.  The committee believed that significantly increasing revenues from the prior year would be the best way to increase stockholder value, but that we needed to achieve that growth without significantly increasing operating expenses, so that we could generate meaningful positive Adjusted EBITDA for the year.  Consistent with prior years, the committee decided to use non-GAAP, rather than GAAP, revenues because GAAP accounting rules require that we recognize certain revenues over a number of months and defer them into future periods, and the committee believed that non-GAAP revenues would be a better indicator of our success during 2014.  The committee decided to use Adjusted EBITDA, rather than GAAP profit/(loss), because GAAP accounting rules require that we take into account various non-cash expenses that do not reflect whether the company was generating cash.  In addition, our GAAP profit/(loss) has been significantly impacted in the past by the quarterly fair value measurements we made for contingent consideration that we issued in connection with our acquisition of Blammo in August 2011, and such fair value measurements did not reflect the underlying performance of our core business.  Finally, the committee decided to again award bonuses annually because it believed that a more long-term orientation was appropriate given the uncertainty and unpredictability of operations in a small company in an uncertain economic and industry environment; the committee believed that management should not be rewarded for one or two successful quarters if performance for the entire year did not meet or exceed our annual targets.

The initial 2014 Executive Bonus Plan non-GAAP revenues target was $132.0 million and the Adjusted EBITDA target was $6.0 million (the “Minimum Thresholds”), and the “Maximum Thresholds” were non-GAAP revenues of $145.0 million and Adjusted EBITDA of $12.0 million.  In July 2014 and October 2014, the Minimum and Maximum Thresholds were increased to account for our acquisitions of PlayFirst, Inc. and Cie Games, Inc., respectively.  The final thresholds were $152.5 million minimum and $165.5 million maximum on the non-GAAP revenues thresholds and $8.25 million minimum and $14.25 million maximum on the Adjusted EBITDA thresholds.  The thresholds for Mr. Ricchetti initially included the non-GAAP revenues targets, but instead of the Adjusted EBITDA target, Mr. Ricchetti’s second target was based on the profitability of certain of our studios under his supervision; however, as discussed above, Mr. Ricchetti’s goals were changed to the same goals as all other executive officers and Mr. Leichtner was added to the same plan as the other executive officers in February 2014.  The committee established the Minimum Thresholds and the Maximum Thresholds in December 2013, and these thresholds were aligned with the targets established for our 2014 annual operating plan approved by our Board in December 2013.

No bonuses would be paid with respect to a goal unless we achieved such goal at the specified Minimum Threshold.  If we achieved the non-GAAP revenues goal at the Minimum Threshold, then each executive officer would have received a bonus equal to 50% of his target bonus amount. In addition, if we achieved the annual EBITDA goal at a level equal to the Minimum Threshold, then each executive officer would have received a bonus that equaled 10% of his target bonus amount for such goal.  Accordingly, if we achieved both goals at levels equal to the Minimum Threshold, then each executive officer would have received a bonus that equals 60% of his target bonus.  There were additive compensation components that provided for increased payouts on a straight-line basis if we exceeded the Minimum Threshold for either goal up to the Maximum Threshold, with each executive officer eligible to receive a bonus equal to the maximum percentage specified in the chart on page 26 above.  In addition, because each goal was evaluated independently of each other, overachievement on one goal could not compensate for underachievement on the other goal.

For 2014, we achieved non-GAAP revenues of $241.8 million and Adjusted EBITDA of $35.1 million, both of which significantly exceed the Maximum Thresholds.  Accordingly, each of the Named Executive Officers, with the exception of Mr. Ricchetti, who was terminated in July 2014, earned his maximum target bonus under the 2014 Executive Bonus Plan.

Appendix A to this proxy statement contains a reconciliation of each non-GAAP measure to the most comparable GAAP measure for each of Non-GAAP Revenues and Adjusted EBITDA.

Equity Compensation

We use initial and refresh equity awards to reward long-term performance, with strong corporate performance and extended executive officer tenure producing potentially significant value for each executive officer.  Generally, a significant equity award is granted to the executive officer when he or she joins Glu.  This grant is made within our written guidelines for new hire grants, consistent with the executive officer’s position and considering also the benchmarked data provided by Compensia.  The size of each award is generally set at a level that the Compensation Committee deems appropriate to create a meaningful opportunity for significant compensation if our stock price appreciates and is based upon the grant guidelines, the data contained in the reports prepared by Compensia, the individual’s position with us and the individual’s potential for future responsibility and promotion.  The relative weight given to each of these factors varies from individual to individual at the committee’s discretion.  The committee may make adjustments to the size of the awards that it deems reasonable to attract candidates.  These initial awards vest over four years, and no shares vest before the one year anniversary of the executive’s employment start date.  The committee generally spreads the vesting of our equity over four years to both retain the executive officers and to compensate them for their contribution over a number of years.  We do not have any requirements that our executive officers hold any shares of our common stock following vesting of equity awards or otherwise.

In 2013, we began awarding a mix of restricted stock units (“RSUs”) and stock options to our Named Executive Officers.  The Compensation Committee believed that RSUs would have more retentive value for our executives than stock options, as RSUs will always provide value to the executive as they vest, regardless of the trading price of our common stock, which has historically been highly volatile.  Additionally, the committee decided to begin awarding a mix of options and RSUs to our executives because generally we can use less shares under our equity plans to grant an RSU, which helps reduce our “burn rate” (the number of shares subject to equity awards granted in the fiscal year, divided by the total shares outstanding at the end of the fiscal year) under our equity plans while still providing the executive with approximately the same value that he or she would have received if he were awarded a stock option.

On February 11, 2014, the Compensation Committee granted the following equity awards to Messrs. Ludwig and Ricchetti for retention purposes:

Named Executive Officer	RSUs(1)
Eric R. Ludwig	80,000
Matthew Ricchetti	40,000
Total:	120,000

(1)                                 Each of these RSUs vested with respect to 25% of the shares on February 15, 2015 and the remaining 75% of the shares vest in equal quarterly installments beginning May 15, 2015 and quarterly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2014” table below.

The RSUs granted to Messrs. Ludwig and Ricchetti in February 2014 were primarily intended as retention awards.  The Compensation Committee, taking into consideration input from Mr. de Masi, believed that there was a significant risk of losing these executives to competitors and believed granting these RSUs would help in our efforts to keep them at Glu and motivated to achieve our financial and strategic goals.  Mr. Ludwig in particular had received serious overtures from another company looking to hire him as their chief financial officer.  Recognizing the extent of Mr. de Ludwig’s contributions to Glu’s success and the critical need to retain his services, the committee determined to take decisive action to help retain Mr. Ludwig.

On April 24, 2014, the Board, based upon the recommendation of the Compensation Committee at its April 1, 2014 meeting, granted the following restricted stock unit awards (the “CEO RSUs”) to Mr. de Masi:

Type of Award	RSUs
Restricted Stock Units	175,000	(1)
Performance Restricted Stock Units	225,000	(2)
Performance Restricted Stock Units	350,000	(3)
Total:	750,000

(1)                                 Each of these CEO RSUs vest with respect to 25% of the shares on May 15, 2015 and the remaining 75% of the shares vest in equal quarterly installments beginning August 15, 2015 and quarterly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2014” table below.

(2)                                 Each of these performance-based CEO RSUs were originally set to vest only if our stock price traded at or above $7.00 per share for 30 consecutive trading days (the “$7.00 Vesting Trigger”).  Assuming the $7.00 Vesting Trigger had been met, these performance-based CEO RSUs would have vested as to 25% of the total number of shares subject to the performance-based CEO RSUs on May 15, 2015 and the remaining 75% of the underlying shares vesting in equal 12.5% installments over the next three years on the same day of each sixth month (e.g., the second vesting date would have been November 15, 2015, the third vesting date would have been May 15, 2016, etc.).  However, on July 24, 2014, the Committee removed the $7.00 Vesting Trigger; accordingly, these performance -based CEO RSUs are now subject only to the time-based vesting component.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan Based Awards in 2014” table below.

(3)                                 Each of these performance-based CEO RSUs were originally set to vest only if the Company’s stock price traded at or above $10.00 per share for 30 consecutive trading days (the “$10.00 Vesting Trigger”).  Assuming the $10.00 Vesting Trigger had been met, the performance-based CEO RSUs would have vested as to 25% of the total number of shares subject to the performance-based CEO RSU on May 15, 2015 and the remaining 75% of the underlying shares vesting in equal 12.5% installments over the next three years on the same day of each sixth month (e.g., the second vesting date would have been November 15, 2015, the third vesting date would have been May 15, 2016, etc.).  However, on July 24, 2014, the Committee removed the $10.00 Vesting Trigger; accordingly, these performance-based CEO RSUs are now subject only to the time-based vesting component.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan Based Awards in 2014” table below.

The CEO RSUs were granted to Mr. de Masi to reward him for his contribution to our performance during his four-year career with Glu.  In particular, the Compensation Committee recognized Mr. de Masi’s strong leadership through volatile share price and operating results, highlighted by Glu achieving record non-GAAP revenue and Adjusted EBITDA during the fourth quarter of 2013.  We were also positioned to deliver more predictable and sustainable profitability, and our stock price had more than doubled in the last several months and was significantly higher than the $1.00 per share price when Mr. de Masi first joined Glu.  Finally, the Compensation Committee desired to use the CEO RSUs to retain Mr. de Masi through the expected upcoming phase of Glu’s growth, recognizing the hot market for mobile executives and the difficulty the company would have in replacing him as CEO.  To support these objectives, the CEO RSUs were designed to deliver a top quartile compensation opportunity for Mr. de Masi, while including a mix of time and performance-vesting in order to ensure that realizable value is explicitly tied to strong stockholder value creation.

The Compensation Committee had Compensia prepare and present a report at the committee’s April 1, 2014 meeting regarding the proposed CEO RSUs.  In granting the CEO RSUs, the Compensation Committee considered various factors contained in Compensia’s report, including:

•                  competitive data from our peer companies contained in Compensia’s report delivered at the committee’s October 2013 meeting as well as data from a sample of broader market data from larger San Francisco Bay Area technology companies;

•                  the impact the CEO RSUs would have on our burn rate;

•                  the potential gain to Mr. de Masi from the CEO RSUs at various potential future share prices; and

•                  Mr. de Masi’s compensation history during his tenure with Glu.

As noted above, in granting the CEO RSUs, in addition to looking at the equity compensation of CEOs of our peer group companies, the committee also considered data from a broader sample of San Francisco Bay Area technology companies with market capitalizations between $250 million and $2.5 billion and annual revenues of less than $750 million.  This supplemental group provided the committee with additional market perspective accounting for the broader scope of our competitive labor market and the significant increase in Glu’s market capitalization from $175 million in August 2013 when the peer group was created versus the $360 million to $440 million range in March 2014.

The Compensation Committee believed that by incorporating a mix of time and performance-based vesting for two of the three CEO RSUs, a strong message would be sent to investors regarding Glu’s performance expectations.  The committee noted that the $7.00 and $10.00 per share price targets reflected double digit annualized returns which exceeded market expectations, and reflected a challenging but achievable pay-for-performance objective.

The Compensation Committee also considered that the CEO RSUs would result in Mr. de Masi’s 2014 equity compensation being in the top quartile of the larger peer companies on both an absolute value and percentage of company basis.  However, the committee believed this to be justified given Mr. de Masi’s many contributions to our success during his tenure and the importance of ensuring that we retained his services long term.

As discussed in “Base Salary” above, at its July 24, 2014 meeting, the Compensation Committee removed the performance-based vesting criteria from the two CEO RSUs which had such criteria; accordingly, each of the CEO RSUs is now only subject to time-based vesting like all other RSUs awarded to our employees, including the Named Executive Officers.  The committee believed that the removal of the performance-based criteria was justified given the need to retain Mr. de Masi given the overtures from a third party as well as given Glu’s recent performance, as our stock price had already exceeded the $7.00 Vesting Trigger less than three months after the CEO RSUs were issued.  In addition, the committee discussed at the July 2014 meeting Mr. de Masi’s overall equity holdings, noting that it could not issue any additional equity awards to him during 2014 since he had been granted the 750,000 CEO RSUs in April 2014; our 2007 Equity Incentive Plan limits the number of our shares that may be granted to any individual in one year to 750,000 shares.

On October 14, 2014, in connection with its annual review of executive officer compensation, the Compensation Committee granted the following equity awards to Messrs. Ludwig, Akhavan and Leichtner:

Named Executive Officer	Options(1)	RSUs(2)
Eric R. Ludwig	205,000	240,000
Chris Akhavan	100,000	115,000
Scott Leichtner	60,000	75,000
Total(3):	365,000	430,000

(1)         Each of these stock options has a six-year term, an exercise price of $4.10 (the closing price of our common stock on October 14, 2014, which was the grant date) and vests with respect to 25% of the underlying shares on the October 14, 2015 and as to 1/48th of the shares monthly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2014” table below.

(2)         Each of these RSUs vests with respect to 25% of the shares on November 15, 2015 and the remaining 75% of the shares vest in equal quarterly installments beginning February 15, 2016 and quarterly thereafter.  The value of these grants for financial statement reporting purposes is reflected in the “Grants of Plan-Based Awards in 2014” table below.

(3)         These option grants represent approximately 36.2% of the total number of options that we awarded to all employees in 2014, and these RSUs, together with the 120,000 RSUs granted to Messrs. Ludwig and Ricchetti on February 11, 2014 and the 750,000 CEO RSUs granted to Mr. de Masi on April 24, 2014 described above, represent approximately 34.4% of the total number of RSUs that we awarded to all employees in 2014.

In determining the size of the RSUs awarded to Messrs. Ludwig, Akhavan and Leichtner in October 2014, the Compensation Committee sought to target the 60th percentile of our peer group.  In reviewing peer data, the committee took into account that Glu’s revenue and market capitalization had increased by more than 3x from the same time in 2013, leading to notable increases in competitive market data but also decreasing the dilutive impact of competitive equity grant values.  The committee considered the information contained in Compensia’s October 2014 report, which included an analysis of the value of the unvested equity awards then held by each Named Executive Officer and the value of equity awards granted to Messrs. Akhavan, Ludwig and Leichtner in 2013, plus the February 2014 RSU grant for Mr. Ludwig.

The committee believed that the awards to Messrs. Ludwig, Akhavan and Leichtner were merited based on the success that these executive officers had achieved during 2014 in helping Glu to achieve record revenues and putting the company on the path to sustainable profitability, and the Compensation Committee wished to ensure that these executive officers were properly incented to remain with us and were focused on achieving our long-term strategic goals and creating stockholder value.  The committee determined that the size and mix of their October 2014 RSU and stock option grants appropriately balanced both retention and motivational objectives of executive pay.  The committee awarded these executives approximately 75% of the value of these awards through the RSU portion and 25% through the stock option portion in order to conserve shares available for issuance under the 2007 Equity Incentive Plan.

Risk Analysis of Performance-Based Compensation Plans

The Compensation Committee believes that, although a significant portion of total target compensation provided to our executive officers is performance based, our executive compensation programs do not encourage excessive and unnecessary risk-taking.  The design of these compensation programs is intended to encourage our executive officers to remain focused on both our short-and long-term financial goals in several key respects.  For example, our 2014 Executive Bonus Plan included financial goals that were closely aligned with our business strategy and 2014 operating plan; the committee believed that if our executive officers were able to achieve these goals, it would result in company-wide success and create stockholder value.  In addition, the 2014 Executive Bonus Plan did not contain any individual goals, since the committee believed it preferable to have the annual bonuses for our executives based on objective measures that reflected the achievement of significant corporate financial goals, rather than more subjective individual contributions that were not correlated as precisely with our overall success.  Finally, as with prior years, all equity awards granted to our executive officers in 2014 vest over four years encouraging executive officers to focus on sustained stock price appreciation over the long term.

Severance and Change of Control Payments

Each of the Named Executive Officers has an agreement with us that provides for payments and benefits if the individual is terminated under certain circumstances within 12 months following a change of control of Glu (a “double trigger” termination).  In addition, Mr. de Masi’s employment agreement provides for payments and benefits if he is terminated under certain circumstances in the absence of our change of control.  For a description of these agreements and quantification of these severance and change of control benefits, please see the discussion under “Payments Upon Termination or Change in Control” below.  Other than as set forth in these agreements, no executive officer is entitled upon termination to either equity vesting acceleration or cash severance payments.

The Compensation Committee decided to provide these arrangements to mitigate some of the risk that exists for executives working in a small public company, an environment where there is a meaningful likelihood that we may be acquired.  These arrangements are also intended to mitigate a potential disincentive for executives to consider and execute on an acquisition where the acquirer may not require the services of these executives following the acquisition.

The Compensation Committee decided to provide Mr. de Masi with severance benefits in the absence of a change in control transaction to secure his service as our President and Chief Executive Officer; the committee believed that such an arrangement was necessary to attract and retain a qualified candidate who would likely have employment alternatives available to him that may have appeared to be less risky absent such an arrangement.

Other Benefits

Executive officers are eligible to participate in all of our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance and our employee stock purchase plan and 401(k) plan, in each case on the same basis as other employees.  As part of our cost-reduction efforts, in February 2009 we indefinitely suspended our 401(k) match for U.S. employees, which includes all of our current executive officers.  We also provide other paid holidays to most of our employees that are comparable to those provided at peer companies.  Although our executive officers also receive such paid holidays, as of July 2009 as part of cost-reduction efforts, they no longer accrue vacation time which, if already accrued but unused, is paid to them when their employment with us terminates.  There were no special benefits or perquisites provided to any executive officer in 2014.

Clawback Policy (Recovery of Incentive Compensation Policy)

The Compensation Committee has not adopted a policy with respect to whether we will retroactively adjust any cash- or equity-based incentive compensation paid to executive officers (or others) where the payment was predicated upon achieving financial results that were subsequently the subject of a restatement. The committee has considered adopting such a policy but believes that this issue would be best addressed when and if the need actually arises, after all of the facts regarding the restatement are known or regulations governing clawbacks are adopted.

Role of Executive Officers in Compensation Decisions

For compensation decisions relating to executive officers other than our Chief Executive Officer, the Chief Executive Officer, as the manager of the executive team, except Mr. Leichtner, assesses each individual’s contributions to their respective goals and makes a recommendation to the Compensation Committee regarding any merit-based adjustment to salary, the amount of cash bonus and bonus level for the coming year and replenishment equity compensation grant.  With respect to compensation decisions for Mr. Leichtner, both Mr. Ludwig, who is Mr. Leichtner’s manager, and Mr. de Masi make recommendations to the Compensation Committee.  The committee evaluates, discusses and modifies or approves these recommendations and conducts a similar evaluation of our Chief Executive Officer’s contributions to corporate goals and his overall performance in managing the company.  Our Chief Executive Officer (and Mr. Ludwig in the case of Mr. Leichtner) bases his recommendations in part upon annual performance reviews of our executive officers.  Committee meetings during 2014 typically included, for all or a portion of each meeting, not only the Compensation Committee members but also our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer and our Vice President and General Counsel and, on certain occasions, representatives from Compensia and other members of our Board.  Any executive officer attending a Compensation Committee meeting excused himself for those portions of the meeting in which his own compensation or performance was discussed or considered.

Equity Granting Policy

Equity awards may be granted by either the Compensation Committee or our Stock Option Administration Committee, which is currently comprised of our Chief Executive Officer, our Chief Operating Officer and Chief Financial Officer and our Vice President and General Counsel.  The Compensation Committee has delegated authority to our Stock Option Administration Committee to grant equity awards to employees who are not executive officers and do not report to the Chief Executive Officer, up to a certain number of shares per individual, as specified by the committee.  For the Stock Option Administration Committee to act, our Chief Executive Officer and at least one other member of the committee must vote.  The Stock Option Administration Committee reports to the Compensation Committee awards approved by the Stock Option Administration Committee promptly after any such approvals.

Equity awards are typically granted on regularly scheduled Stock Option Administration Committee meetings held, or unanimous written consents approved, on the second Tuesday of each month.  The only exceptions are for new hire or promotion grants that require Compensation Committee approval, which grants are generally approved on the second Tuesday of each month following the date the individual is hired or promoted, or for new hire awards made to individuals in connection with an acquisition.  The Stock Option Administration Committee does not have discretion to set other grant dates for awards made pursuant to its delegated authority.  Our annual performance-related awards for our executive officers are currently made at the Compensation Committee meeting held during our fourth quarter, at which the Compensation Committee reviews executive compensation for the upcoming year.

Other than as described in this CD&A and under the sections in this proxy statement titled “Director Compensation,” we do not have any program, plan or obligation that requires us to grant equity compensation on specified dates.

The exercise price of a newly granted option (i.e., not an option assumed or substituted in connection with a corporate transaction) is the closing price of our common stock on the date of grant.

Tax and Accounting Treatment of Compensation

In designing our compensation programs, the Compensation Committee considers the financial accounting and tax consequences to us, as well as the tax consequences to our employees.  We account for equity compensation paid to our employees under the rules of FASB ASC Topic 718 (formerly SFAS 123R), which requires us to estimate and record an expense for each equity compensation award over the service period of the award.  Accounting rules also require us to record cash compensation as an expense at the time the obligation is accrued.  Management considers the FASB ASC Topic 718 cost of outstanding equity awards as part of our equity grant recommendations to the Compensation Committee.

Section 162(m) of the Internal Revenue Code places a limit of $1 million on the amount of compensation that we may deduct in any one year with respect to our Chief Executive Officer and each of our three most highly paid executive officers other than the Chief Financial Officer.  There is an exception to the $1 million limitation for performance-based compensation meeting certain requirements.  To qualify for the exemption, we asked our stockholders to approve a limit under our 2007 Equity Incentive Plan on the maximum number of shares that may be granted to a participant in any calendar year.  Because this limit was adopted (and subsequently increased by stockholder vote at our 2011 Annual Meeting of Stockholders and which we are asking stockholders to increase this year — see Proposal No. 2), any compensation deemed paid to an executive officer when he or she exercises an option with an exercise price that is at least equal to the fair market value of the option shares on the grant date should qualify as performance-based compensation and should not be subject to the $1 million deduction limitation.  To maintain flexibility in compensating executive officers in a manner designed to promote varying corporate goals, the Compensation Committee has not adopted a policy requiring all compensation to be deductible.  Due to our net operating loss carryforwards, exceeding this limitation would not necessarily mean the Company would be subject to increased federal income taxes.

We also consider the tax impact to employees in designing our compensation programs, including our equity compensation programs.  For example, employees generally control the timing of taxation with respect to stock options but do not control the timing with respect to RSUs in which income is realized upon vesting and settlement.  To assist employees (including our executives) in satisfying their tax obligations for RSUs, we withhold shares from the vesting RSUs to cover applicable taxes.  We structure cash bonus compensation so that it is taxable to our employees at the time it is paid to them.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Disclosure and Analysis set forth above with Glu’s management.  Based on its review and these discussions, the Compensation Committee recommended to our Board that the Compensation Discussion and Analysis be included in this proxy statement which is incorporated by reference into our Annual Report on Form 10-K filed with the SEC on March 13, 2015.

Benjamin T. Smith, IV (Chair)
Lorne Abony
Hany M. Nada

EXECUTIVE COMPENSATION

Please see the section titled “Executive Officers” at the end of Item 1 of our Annual Report on Form 10-K for the year ended December 31, 2014, which accompanies these proxy materials, regarding the identity of our executive officers and their respective business experience.

Summary Compensation Table

The following table shows compensation earned during 2014 by our Named Executive Officers.  For information about employment contracts, termination of employment and change-of-control arrangements between us and the Named Executive Officers, see “Potential Payments upon Termination or Change in Control” below.

Name and Principal Position	Fiscal Year	Salary ($)		Bonus ($)		Stock Awards($) (1)(2)		Option Awards($) (2)	Non-Equity Incentive Plan Compensation ($) (3)	All other compensation		Total ($)

Niccolo M. de Masi	2014	434,539		—		4,733,250	(4)	—	2,500,000	—		7,667,789
President and Chief Executive Officer	2013	357,479		—		1,009,770		309,640	—	—		1,676,889
	2012	350,000		—		—		698,250	229,610	—		1,277,860

Eric R. Ludwig	2014	319,231		—		1,375,200		379,066	750,000	—		2,823,497
Executive Vice President, Chief Operating Officer and Chief Financial Officer	2013	280,877		—		523,800		160,039	—	—		964,716
	2012	275,000		—		—		418,950	135,306	—		829,256

Chris Akhavan(5)	2014	264,615		41,667	(6)	471,500		184,910	560,000	—		1,522,692
President of Publishing	2013	180,219	(7)	58,333	(6)	397,888		487,016	232,800	—		1,364,590

Matthew Ricchetti(8)	2014	150,000		—		195,600		—	—	97,500	(9)	443,100
President of Studios	2013	260,000		91,667	(10)	397,888		152,786	—	—		902,341
	2012	49,863	(11)	18,333	(10)	—		302,940	—	—		371,136

Scott J. Leichtner	2014	253,269		—		307,500		110,946	275,000	—		946,715
Vice President, General Counsel and Corporate Secretary	2013	237,189		—		205,571		63,038	—	—		505,798
	2012	223,096		10,000	(12)	—		265,610	46,771	—		545,477

(1)                   Stock Awards represent restricted stock unit awards.

(2)                   Amounts shown in this column do not reflect dollar amounts actually received by the officer. Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10-K for the year ended December 31, 2014 for a description of the ASC Topic 718 methodology and assumptions. The number of shares subject to stock options and restricted stock units granted in 2014 to our Named Executive Officers is shown in the “Grants of Plan-Based Awards in 2014” table below.

(3)                   The amounts represent total performance-based bonuses that were earned during the given year, and paid in the period after the bonus was earned.  For 2013, these bonuses were determined under our 2013 Executive Bonus Plan for Messrs. de Masi, Ludwig, Ricchetti and Leichtner and under an individual bonus plan for Mr. Akhavan. For 2014, these bonuses were determined under our 2014 Executive Bonus Plan.  See the “Compensation Discussion and Analysis” section of this proxy statement and the “Grants of Plan-Based Awards in 2014” table below for further information regarding these bonus plans.

(4)                   Represents the grant date fair value of these RSUs of $2,019,250, plus an additional $2,714,000 related to the incremental fair value for accounting purposes of the modification of these RSUs on July 24, 2014 to remove certain performance-based vesting criteria, as discussed above under the “Compensation Discussion and Analysis” section of this proxy statement.

(5)                   Mr. Akhavan joined us in April 2013.

(6)                   Earned pursuant to his offer letter, in which we agreed to pay Mr. Akhavan a sign-on bonus of $100,000 in 12 equal monthly installments.

(7)                   Represents salary earned by Mr. Akhavan during 2013.  Mr. Akhavan received an annual base salary of $260,000 in 2013.

(8)                   Mr. Ricchetti joined us in October 2012.  On July 27, 2014, we informed Mr. Ricchetti that his employment with the Company was being terminated, effective immediately.

(9)                   We entered into a severance agreement with Mr. Ricchetti on August 5, 2014, pursuant to which Mr. Ricchetti received (i) severance equal to 4.5 months of his base salary plus (ii) an amount in cash equal to six months of premium payments to extend his health insurance under COBRA.

(10)              Earned pursuant to his offer letter, in which we agreed to pay Mr. Ricchetti a sign-on bonus of $110,000 in 12 equal monthly installments.

(11)              Represents salary earned by Mr. Ricchetti during 2012.  Mr. Ricchetti received an annual base salary of $260,000 in 2012.

(12)              Represents a cash bonus paid to Mr. Leichtner in connection with his efforts on our acquisition of the DEER HUNTER brand assets from Atari, Inc.

The SEC’s calculation of total compensation includes several items driven by accounting and actuarial assumptions, and as a result, these amounts differ from the compensation actually realized by our named executive officers in a particular year.  To supplement the SEC’s required disclosure, we have included each current named executive officer’s “W-2 Realized Compensation” in the table below to compare their 2014 compensation as determined under SEC rules with the compensation they actually realized, as reported on their IRS W-2 forms.  The amounts shown under the below table are not a substitute for amounts reported elsewhere.

Name and Principal Position	2014 W-2 Realized Compensation (1)	2014 Total Compensation as reported under the Summary Compensation Table

Niccolo M. de Masi President and Chief Executive Officer	$761,586	$7,667,789

Eric R. Ludwig Executive Vice President, Chief Operating Officer and Chief Financial Officer	488,881	2,823,497

Chris Akhavan President of Publishing	453,799	1,522,692

Scott J. Leichtner Vice President, General Counsel and Corporate Secretary	319,847	946,715

(1)                     Amounts in this column include amounts earned in 2014 for salary and cash bonuses and the value realized in 2014 for settlement of RSUs, which is calculated by multiplying the number of RSUs settled by the closing price of Glu’s common stock on the settlement date.

Grants of Plan-Based Awards in 2014

The following table provides information for the Named Executive Officers about equity awards granted during 2014 and cash bonus awards for which they were eligible in 2014 under our 2014 Executive Bonus Plans.  All stock options and restricted stock units were awarded under our 2007 Equity Incentive Plan, unless otherwise noted.

				All Other
		Estimated Future		Stock Awards;	Number of		Grant Date
		Payouts Under Non-		Number of	Securities	Exercise	Fair Value
		Equity Incentive		Shares	Underlying	Price of	of Stock and
	Grant	Plan Awards(1)		of Stock	Options	Option	Option
Name	Date	Target	Maximum	or Units	Awards	Awards	Awards(2)
Niccolo M. de Masi	—	$1,000,000	$2,500,000	—	—	—	—
	04/24/2014(3)	—	—	750,000	—	—	$4,733,250

Eric R. Ludwig	—	375,000	750,000	—	—	—	—
	10/14/2014	—	—	—	205,000	$4.10	379,066
	10/14/2014	—	—	240,000	—	—	984,000
	02/11/2014	—	—	80,000	—	—	391,200

Chris Akhavan	—	280,000	560,000	—	—	—	—
	10/14/2014	—	—	—	100,000	4.10	184,910
	10/14/2014	—	—	115,000	—	—	471,500

Matthew Ricchetti	02/11/2014	—	—	40,000	—	—	195,600

Scott J. Leichtner	—	138,000	275,000	—	—	—	—
	10/14/2014	—	—	—	60,000	4.10	110,946
	10/14/2014	—	—	75,000	—	—	307,500

(1)                     Each of Messrs. de Masi, Ludwig, Akhavan and Leichtner were eligible to earn a bonus under our 2014 Executive Bonus Plan based on Glu achieving a specified annual non-GAAP revenue target and a specified annual Adjusted EBITA target. The “Target” column represents the target bonus that could have been earned by each executive if we achieved the targets at 100% of plan.  The “Maximum” column represents the maximum total bonus that was earned by each executive, which was capped at 500% of his target bonus amount for Mr. de Masi, 200% for Messrs. Ludwig and Akhavan and 100% for Mr. Leichtner, regardless of the extent to which we exceeded either of the goals.  There was no threshold for an executive to earn a bonus under the plan.  Mr. Ricchetti was not eligible to receive a bonus under our plan since he was terminated in July 2014.  For more details on our 2014 Executive Bonus Plan, see “Compensation Discussion and Analysis” above.

(2)                     Amounts shown in this column do not reflect dollar amounts actually received by the officer.  Instead, these amounts reflect the aggregate full grant date fair value calculated in accordance with FASB ASC Topic 718.  See Note 9 — Stock Option and Other Benefit Plans — in the notes to consolidated financial statements contained in our Form 10-K for the year ended December 31, 2014 for a description of the ASC Topic 718 methodology and assumptions.  The amount for Mr. de Masi also includes an additional $2,714,000 related to the incremental fair value for accounting purposes of the modification of these RSUs on July 24, 2014 to remove certain performance-based vesting criteria, as discussed above under the “Compensation Discussion and Analysis” section of this proxy statement.

(3)                     For a detailed description of these RSUs, see the discussion under “Compensation Discussion and Analysis — Equity Compensation” above.

Outstanding Equity Awards at the End of 2014

The following table provides information with respect to outstanding stock options and restricted stock unit awards held by our Named Executive Officers as of December 31, 2014.  Mr. Ricchetti did not hold any outstanding stock options or restricted stock unit awards as of December 31, 2014 since his employment was terminated on July 27, 2014.

	Option Awards					Stock Awards
								Market
						Number of		Value of
						Shares or		Shares or
						Units of		Units of
						Stock		Stock
		Number of Securities		Option	Option	That Have		That Have
		Underlying Options(1)(2)		Exercise	Expiration	Not		Not
Name	Grant Date	Exercisable	Unexercisable	Price(3)	Date	Vested(4)		Vested (5)

Niccolo M. de Masi	10/21/10(6)	333,333	0	$1.77	10/21/16	—		—
	01/03/11(6)	116,667	0	2.03	01/03/17	—		—
	10/20/11	376,041	98,959	2.90	10/20/17	—		—
	10/09/12	257,291	217,709	3.29	10/09/18	—		—
	10/08/13	77,875	189,125	2.91	10/18/19	—		—
	10/08/13	—	—	—	—	260,250		$1,014,975
	04/24/14	—	—	—	—	750,000	(7)	2,925,000

Total:

Eric R. Ludwig
	07/20/06	49,453	0	3.90	07/20/16	—		—
	09/07/06	49,999	0	10.53	09/07/16	—		—
	10/21/10	8,334	0	1.77	10/21/16	—		—
	01/03/11(8)	19,804	0	2.03	01/03/17	—		—
	10/20/11(8)	225,625	59,375	2.90	10/20/17	—		—
	10/09/12	154,375	130,625	3.29	10/09/18	—		—
	10/08/13	40,250	97,750	2.91	10/18/19	—
	10/08/13	—	—	—	—	135,000		526,500
	02/11/14	—	—	—	—	80,000		312,000
	10/14/14	—	—	—	—	240,000		936,000
	10/14/14	0	205,000	4.10	44118	—		—

Total:

Chris Akhavan	05/14/13	125,000	175,000	2.74	05/14/19	—		—
	6/11/2013	—	—	—	—	17,188		67,033
	06/11/13	18,750	31,250	2.43	06/11/19	—		—
	10/08/13	26,000	63,145	2.91	10/18/19	—		—
	10/08/13	—	—	—	—	86,892		338,879
	10/14/14	—	—	—	—	115,000		448,500
	10/14/14	0	100,000	4.10	10/14/20	—		—

Total:

Scott J. Leichtner	04/13/10	1,250	0	1.19	04/13/16	—		—
	09/28/10	75,000	0	1.34	09/28/16	—		—
	04/12/11	34,375	3,125	3.78	04/12/17	—		—
	04/10/12	33,333	16,667	4.30	04/10/18	—		—
	10/09/12	56,875	48,125	3.29	10/09/18	—		—
	10/08/13	15,853	38,504	2.91	10/18/19	—		—
	10/08/13	—	—	—	—	52,983		206,634
	10/14/14	—	—	—	—	75,000		292,500
	10/14/14	0	60,000	4.10	10/14/20	—		—

(1)         Except as otherwise described in these footnotes, each option was granted under our 2007 Equity Incentive Plan and vests with respect to 25% of the underlying shares on the first anniversary of the grant date and as to 1/48th of the shares of common stock underlying it monthly thereafter.

(2)         We have entered into the severance agreements described under “— Potential Payments upon Termination or Change in Control” below, which provide for acceleration of vesting of each equity award made or to be made to our Named Executive Officers if certain events occur following a change of control of Glu, or as to our Chief Executive Officer, absent a change of control.

(3)         Represents the fair market value of a share of our common stock, which is equal to the closing price of our common stock on The NASDAQ Global Market on the grant date, except for the two awards granted to Mr. Ludwig in 2006, which was before our initial public offering, for which the Board determined the fair market value.

(4)         Each award in this column is a restricted stock unit award.  Except as otherwise noted, each restricted stock unit vests as to 25% of the total number of shares on the applicable quarterly vesting date that is at least one year from the grant date (the “RSU First Vesting Date”), with the remaining 75% of the shares vesting in equal quarterly installments over the next three years following the RSU First Vesting Date on the same day of each third month (e.g., if the RSU First Vesting Date is February 15, the first quarterly vesting date will be May 15, the next quarterly vesting date will be August 15, etc.); provided, however, that if any portion of the restricted stock unit vests on a date that is a non-trading day on The NASDAQ Stock Market, then the award will vest on the next trading day.

(5)         Represents the product of the number of shares subject to the restricted stock unit that have not vested multiplied by the closing price of our common stock on The NASDAQ Global Market on December 31, 2014, which was $3.90.

(6)         On October 21, 2010, our Compensation Committee approved an award to Mr. de Masi of an option to purchase 450,000 shares of our common stock.  However, due to a limitation contained in our 2007 Equity Incentive Plan regarding the number of shares that may be awarded to any employee during a calendar year (the “Plan Grant Limitation”), we were only able to award Mr. de Masi an option to purchase 333,333 shares of our common stock at such time.  Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. de Masi was awarded the 116,667 share balance of his option award on January 3, 2011, the first trading day of 2011, with the vesting of such award being identical to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and 1/48th of the underlying shares vest monthly thereafter).

(7)         Consists of three separate RSUs awarded to Mr. de Masi, one of which had only time-based vesting and covered 175,000 shares (the “Time-Based RSU”), and the other two of which had both time-based and performance-based vesting and covered an aggregate of 575,000 shares (the “Performance-Based RSUs”).  The Time-Based RSUs vest with respect to 25% of the shares on May 15, 2015 and the remaining 75% of the shares vest in equal quarterly installments over the next three years, with the first such quarterly vesting date beginning August 15, 2015.  The Performance-Based RSUs vest as to 25% of the shares on May 15, 2015 and the remaining 75% of the underlying shares vesting in equal 12.5% installments over the next three years on the same day of each sixth month (e.g., the second vesting date would be November 15, 2015, the third vesting date would be May 15, 2016, etc.).  In July 2014, the Compensation Committee removed the performance-based vesting criteria of the Performance-Based RSUs.  For a detailed description of these RSUs, see the discussion under “Compensation Discussion and Analysis — Equity Compensation” above.

(8)        On October 21, 2010, our Compensation Committee approved an award to Mr. Ludwig of an option to purchase 200,000 shares of our common stock. However, due to the Plan Grant Limitation, we were only able to award Mr. Ludwig an option to purchase 133,333 shares of our common stock at such time.  Due to the Plan Grant Limitation, our Compensation Committee on October 21, 2010 approved a bifurcation of this grant, and Mr. Ludwig was awarded the 66,667 share balance of his option on January 3, 2011, the first trading day of 2011, with identical vesting to the option granted on October 21, 2010 (i.e., 25% of the underlying shares vested on October 21, 2011 and 1/48th of the underlying shares vest monthly thereafter).

Option Exercises and Stock Vested in 2014

The following table shows information about stock option exercises and restricted stock unit award settlements for each of the Named Executive Officers during 2014, including the value realized upon exercise or settlement.  Other than restricted stock units, we have not granted any stock awards (as opposed to other forms of equity compensation) to any of our employees.

Name	Number of Shares Acquired On Exercise of Options	Value Realized On Exercise of Options($)(1)	Number of Shares Acquired On Settlement of RSUs(2)	Value Realized On Settlement of RSUs($)(3)
Niccolo M. de Masi	900,000	$3,352,485	86,750	$327,048
Eric R. Ludwig	449,362	1,439,974	45,000	169,650
Chris Akhavan	—	—	36,775	147,517
Matthew Ricchetti	82,291	214,730	—	—
Scott J. Leichtner	48,750	192,674	17,660	66,578

(1)   The value realized on exercise of option awards is calculated as the difference between the price at which the exercised shares were sold (excluding brokerage commissions) and the exercise price of the options.

(2)   Amounts reported in this column do not include shares relinquished by the Named Executive Officer and cancelled by Glu in exchange for Glu’s agreement to pay federal and state tax withholding obligations of the Named Executive Officer resulting from the vesting of RSUs, including withholding of 45,267 shares from Mr. de Masi, 23,482 shares from Mr. Ludwig, 13,822 shares from Mr. Akhavan and 6,637 shares from Mr. Leichtner.

(3)   The value realized on settlement of RSUs is calculated by multiplying the number of RSUs settled by the closing price of Glu’s common stock on the settlement date.

Pension Benefits and Nonqualified Deferred Compensation

We do not provide any pension benefits or a nonqualified deferred compensation plan to the Named Executive Officers.

Potential Payments upon Termination or Change in Control

Mr. de Masi

In connection with the appointment of Niccolo de Masi as our President and Chief Executive Officer effective as of January 4, 2010, we entered into both an Employment Agreement and a Change of Control Severance Agreement with Mr. de Masi.  In connection with its regular executive compensation review, on July 7, 2011, our Compensation Committee approved an amendment to Mr. de Masi’s Change of Control Severance Agreement.

The Employment Agreement provides that should Mr. de Masi terminate his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, at any time, other than within twelve months after a “change in control transaction,” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the following severance benefits:

•                  12 months of his then-current annual base salary, payable in lump-sum;

•                  his annual bonus for such calendar year, based on the target potential amount, payable in lump-sum;

•                  each of his outstanding and not fully vested equity awards shall become vested and exercisable as to an additional 25% of the shares originally subject to each of his outstanding and not fully vested equity awards; and

•                  up to 12 months of continuation coverage for him (and any eligible dependents) pursuant to COBRA.

The Change of Control Severance Agreement, as amended, provides that should Mr. de Masi terminate his employment based on an “involuntary termination” or be terminated, other than for “cause” or disability, at any time within 12 months after a “change in control transaction” and Mr. de Masi delivers to us a signed agreement and general release, then Mr. de Masi will be entitled to the same severance benefits set forth above, except that he will receive full vesting with respect to each of his outstanding and not fully vested equity awards.

Mr. Ludwig

On October 10, 2008, we entered into a severance agreement with Eric R. Ludwig, our Executive Vice President, Chief Operating Officer and Chief Financial Officer, which was amended on July 7, 2011.  Under this agreement, as amended, if Mr. Ludwig terminates his employment based on an “involuntary termination” or if he is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive 12 months of his then-current annual base salary, payable in lump-sum.  Mr. Ludwig would also receive a lump-sum payment of his annual bonus for such calendar year, based on the target potential amount.  Additionally,

Mr. Ludwig’s then outstanding and unvested equity awards would become fully vested.  Finally, Mr. Ludwig would receive reimbursement for up to 12 months of COBRA premiums.

Messrs. Akhavan and Leichtner

On July 7, 2011, we entered into a change of control severance agreement with Scott Leichtner, our Vice President, General Counsel and Corporate Secretary, and on June 3, 2013, we entered into a change of control severance agreement with Chris Akhavan.  Each of these agreements provides that if the executive terminates his employment based on an “involuntary termination” or is terminated, other than for “cause” or disability, within 12 months after a “change in control transaction,” he would receive six months of his then-current annual base salary, payable in lump-sum.  Each officer would also receive 50% of his annual bonus for such calendar year, based on the target potential amount.  Additionally, each officer would receive an additional 36 months of vesting with respect to each of his then outstanding and not fully vested equity awards.  Finally, each officer would receive reimbursement for up to six months of COBRA premiums.

The following are the definitions generally used in the severance agreements and retention arrangements described for the Named Executive Officers above:

“Cause” is defined to mean (1) the executive’s committing an act of gross negligence, gross misconduct or dishonesty, or other willful act, including misappropriation, embezzlement or fraud, that materially adversely affects us or any of our customers, suppliers or partners, (2) his personal dishonesty, willful misconduct in the performance of services for us, or breach of fiduciary duty involving personal profit, (3) his being convicted of, or pleading no contest to, any felony or misdemeanor involving fraud, breach of trust or misappropriation or any other act that our Board reasonably believes in good faith has materially adversely affected, or upon disclosure will materially adversely affect, us, including our public reputation, (4) any material breach of any agreement with us by him that remains uncured for 30 days after written notice by us to him, unless that breach is incapable of cure, or any other material unauthorized use or disclosure of our confidential information or trade secrets involving personal benefit or (5) his failure to follow the lawful directions of our Board or, if he is not the Chief Executive Officer, the lawful directions of the Chief Executive Officer, in the scope of his employment unless he reasonably believes in good faith that these directions are not lawful and notifies our Board or Chief Executive Officer, as the case may be, of the reasons for his belief.

A “change in control transaction” is defined to mean the closing of (1) a merger or consolidation in one transaction or a series of related transactions, in which our securities held by our stockholders before the merger or consolidation represent less than 50% of the outstanding voting equity securities of the surviving corporation after the transaction or series of related transactions, (2) a sale or other transfer of all or substantially all of our assets as a going concern, in one transaction or a series of related transactions, followed by the distribution to our stockholders of any proceeds remaining after payment of creditors or (3) a transfer of more than 50% of our outstanding voting equity securities by our stockholders to one or more related persons or entities other than Glu in one transaction or a series of related transactions.

“Involuntary Termination” is defined to mean the executive’s resignation of employment from Glu expressly based on the occurrence of any of the following conditions, without the executive’s informed written consent, provided, however, that with respect to each of the following conditions, the executive must (1) within 90 days following its occurrence, deliver to us a written notice explaining the specific basis for the executive’s belief that he is entitled to terminate his employment due to an Involuntary Termination and (2) give us an opportunity to cure any of the following within 30 days following delivery of such notice and explanation: (1) a material reduction in his duties, position or responsibilities, or his removal from these duties, position and responsibilities, unless he is provided with a position of substantially equal or greater organizational level, duties, authority and compensation; provided, however, that a change of title, in and of itself, or a reduction of duties, position or responsibilities solely by virtue of our being acquired and made part of a larger entity will not constitute an “Involuntary Termination,” (2) a greater than 15% reduction in his then current annual base compensation that is not applicable to our other executive officers or (3) without his express written consent, a relocation to a facility or a location more than 30 miles from his then current location of employment. Involuntary Termination does not include a termination of employment for death or permanent disability.

The table below estimates as of December 31, 2014 the potential payments to each of our Named Executive Officers should the Named Executive Officer terminate his employment based on an “involuntary termination” or be terminated other than for “cause” or disability either (1) within 12 months following a “change in control transaction” or (2) or in the absence of a “change in control transaction.”  Mr. Ricchetti was not eligible for any change of control payments as of December 31, 2014 since his employment was terminated on July 27, 2014.

	Benefits	Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Within 12 Months Following Change in Control Transaction($)		Termination Other Than for Cause or Disability or by Named Executive Officer Based on an Involuntary Termination Absent a Change in Control Transaction($)
Niccolo M. de Masi	Severance	500,000		500,000
	Bonus	1,000,000		1,000,000
	Equity Acceleration(1)	4,358,970	(3)	1,222,095	(4)
	COBRA Premium(2)	21,405		21,405
	Total Value	5,880,375		2,743,500

Eric R. Ludwig	Severance	375,000		—
	Bonus	375,000		—
	Equity Acceleration(1)	2,010,329	(3)	—
	COBRA Premium(2)	21,405		—
	Total Value	2,781,734		—

Chris Akhavan	Severance	140,000		—
	Bonus	140,000		—
	Equity Acceleration(1)	1,053,738	(5)	—
	COBRA Premium(2)	3,462		—
	Total Value	1,337,200		—

Scott J. Leichtner	Severance	137,500		—
	Bonus	68,750		—
	Equity Acceleration(1)	493,859	(5)	—
	COBRA Premium(2)	9,302		—
	Total Value	709,411		—

(1)         These amounts are calculated by aggregating the sums determined by multiplying, for each award the number of shares accelerated by (a) the positive difference, if any, between the closing price per share of our common stock on The NASDAQ Global Market on December 31, 2014, which was $3.90, and the option exercise price per share for stock options, and (b) $3.90 per share in the case of restricted stock units.

(2)         COBRA payout amounts are estimated based on the cost of the monthly premium and represent coverage for medical, dental and vision insurance for the executive and his eligible dependents, if any.

(3)         Reflects full acceleration of all unvested shares subject to outstanding equity awards held by the executive officer on December 31, 2014.

(4)         Reflects acceleration of vesting of 25% of the shares originally subject to the outstanding equity award held by the executive officer on December 31, 2014.

(5)         Reflects an additional 36 months of vesting of all outstanding equity awards held by the executive officer on December 31, 2014.

Severance for Mr. Ricchetti

On July 27, 2014, we informed Mr. Ricchetti that his employment with Glu was being terminated, effective immediately.  On August 5, 2014, we entered into a severance agreement with Mr. Ricchetti pursuant to which Mr. Ricchetti received (i) severance equal to 4.5 months of his base salary plus (ii) an amount in cash equal to six months of premium payments to extend his health insurance under COBRA.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Review, Approval or Ratification of Transactions with Related Persons

Our Nominating and Governance Committee has adopted a written related-person transactions policy.  The Nominating and Governance Committee reviews transactions that may be “related-person transactions,” which are transactions between us and related persons in which the aggregate amount involved exceeds or may be expected to exceed $120,000 and in which a related person has or will have a direct or indirect material interest.  For purposes of the policy, a related person is a director, executive officer, nominee for director, or a greater than 5% beneficial owner of our common stock and their immediate family members, in each case as of January 1, 2014, the beginning of our last fiscal year.

This policy provides that, barring special facts or circumstances, a related person does not have a direct or indirect material interest in the following categories of transactions:

•                  employment-related compensation to executive officers that is approved by the Compensation Committee;

•                  compensation to non-employee directors that is reported in our proxy statement;

•                  any transaction with another company to which the related party’s only relationship is as a director, beneficial owner of less than 10% of that company’s shares, or employee (other than an executive officer), if the aggregate amount involved does not exceed the greater of $500,000 or 2% of that company’s total annual revenues;

•                  any transaction where the related party’s interest arises solely from the ownership of our common stock and all holders of our common stock receive the same benefit on a pro rata basis (e.g., a dividend); and

•                  ordinary course business travel and expenses, advances and reimbursements.

In determining whether to approve or ratify a related-person transaction, the Nominating and Governance Committee will take into account, among other factors it deems appropriate, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third party under the same or similar circumstances, the extent of the related party’s interest in the transaction, the benefits to us of the transaction, the potential impact on a director’s independence and whether the transaction would impair the judgment of a director or executive officer to act in our best interests and those of our stockholders.

Indemnification Agreements

We have entered into, indemnity agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the Delaware General Corporation Law.  These indemnity agreements may require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service.  These indemnity agreements may also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding.  We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.  We have obtained insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

Other than the indemnification agreements and the compensation arrangements that are described in this proxy statement under the headings “Compensation Discussion and Analysis,” “Executive Compensation” and “Director Compensation,” since January 1, 2014, we have not been a party to any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, nominee for director, executive officer, holder of more than 5% of our common stock or certain persons or entities affiliated with them had or will have a material interest.

See also “Corporate Governance — Director Independence” for information the Board considered in determining the independence of our non-employee directors.

PROPOSAL NO. 2

APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2007 EQUITY INCENTIVE PLAN

On April 8, 2015, the Board, upon recommendation of the Compensation Committee, adopted the Second Amended and Restated 2007 Equity Incentive Plan (the “Restated Plan”), subject to stockholder approval.  The Restated Plan is an amendment and restatement of the Glu Mobile Inc. Amended and Restated 2007 Equity Incentive Plan (the “2007 Plan”).  If our stockholders do not approve this Proposal, then the 2007 Plan will continue in full force in accordance with its terms.

The principal terms of the Restated Plan are summarized below.  This summary is not a complete description of the Restated Plan, and it is qualified in its entirety by reference to the complete text of the Restated Plan document.  The Restated Plan, marked to show changes from the 2007 Plan, is attached as Appendix B to this proxy statement.

Amendments to the 2007 Plan

The following are the primary amendments to the 2007 Plan contained in the Restated Plan:

•                  an increase to the available share reserve by 13,000,000 shares of our common stock (for a cumulative aggregate share authorization of 31,434,835 shares, which includes 2,461,644 shares that have been, or are eligible to be, added to the plan pursuant to the “pour-over” provision described under “Shares Subject to the Restated Plan” below);

•                  an extension of the term, such that instead of expiring on January 25, 2017, the Restated Plan will expire June 4, 2025;

•                  an increase to the 750,000 share existing employee annual limitation to 1,500,000 shares;

•                  a decrease of our fungible ratio from 1.39 shares to 1.32 shares, pursuant to which each share that is subject to a stock-based award that is not a “full value award” (restricted stock, RSUs, or other stock-based awards where the price charged to the participant for the award is less than 100% of the fair market value) reduces the shares available for issuance under the Restated Plan by 1.32 shares instead of 1.39 shares;

•                  an increase in the maximum allowable term of stock options and stock appreciation rights from six to ten years; and

•                  clarifying the circumstances when the Compensation Committee or the Board would be most likely to accelerate the vesting of outstanding equity awards issued under the Restated Plan in connection with an acquisition of Glu.

Equity Incentive Plan Information as of December 31, 2014

As of December 31, 2014, 7,369,649 shares issuable upon exercise of outstanding stock options with a weighted average exercise price of $3.32 per share, and 4,918,046 shares subject to outstanding restricted stock units with no exercise price were outstanding under the 2007 Plan.  In addition, as of December 31, 2014, there were

1,031,459 shares available for grant under the 2007 Plan and 349,117 shares available for grant under our 2008 Equity Inducement Plan.

Rationale For and Reasons Why the Board Recommends a Vote FOR the Restated Plan

Equity Compensation Is a Critical Element of Our Compensation Policy.  We believe that long-term incentive compensation programs align the interests of management, employees and stockholders to create long-term stockholder value.  We strongly believe that the approval of the Restated Plan is essential to our continued success, because we otherwise would not have sufficient shares available under our 2007 Plan to attract and retain new employees or to motivate and retain our existing employees.  This is particularly critical since our employees are our most valuable asset.

Accordingly, approving the Restated Plan is in the best interest of our stockholders because equity awards help us to:

•                  attract, motivate and retain talented employees;

•                  align employee and stockholder interests;

•                  link employee compensation with company performance; and

•                  maintain a culture based on employee stock ownership.

After carefully forecasting our anticipated growth, hiring plans and retention needs and considering our historical grant and forfeitures rates, we anticipate the 13,000,000 shares that we seek to add to the 2007 Plan — combined with shares currently reserved under, or that we may add to, our 2008 Equity Inducement Plan (which we may use for certain newly hired employees and to grant equity awards in connection with acquisitions) will be sufficient to attract and retain key employees through approximately June 2017.  However, a change in business conditions or our strategy could alter this projection.

In addition, our Compensation Committee increased the annual share limitation for awards to existing employees from 750,000 shares to 1.5 million shares to ensure that we have the ability to provide our continuing employees, particularly senior management, with a sufficient number of shares in order to retain their services and provide them with sufficient incentive to exert maximum efforts toward our success, and to attract and retain the new talent to our company required to execute our strategy and grow our business.  The annual share limitation is included in the 2007 Plan in order to enable us to meet the requirements of Section 162(m) of the Code such that we can take a tax deduction for “performance-based compensation” issued to our executive officers in excess of $1 million; see “— Potential Limitation on Deductions” below for additional information regarding Section 162(m) of the Code.  Section The annual share limitation contained in the 2007 Plan was established when the number of our outstanding shares was approximately half of our current outstanding shares — we had outstanding approximately 53.8 million shares prior to the filing of our proxy statement for our 2011 annual meeting of stockholders at which the 750,000 share limitation in the 2007 Plan was approved and had outstanding approximately 107.8 million shares as of April 8, 2015.  Our Board believes it is appropriate to increase the annual share limitations commensurate with the increase in our outstanding shares.  As discussed in the “Compensation Discussion and Analysis” section above, the Compensation Committee was required to significantly increase the cash components of Mr. de Masi’s compensation in 2014, at least in part due to the lack of their ability to increase his equity compensation since he had already been granted the maximum number of shares permissible under the 2007 Plan for the year.

The Restated Plan Conforms to Best Practices in Equity Incentive Plans. The Restated Plan conforms to best practices in equity incentive plans in that it:

•                  includes a restriction that the following shares will not be available for future grant under the Restated Plan: (1) shares used in connection with the exercise of a stock option or stock appreciation right to pay the exercise price or purchase price of such award or satisfy applicable tax withholding obligations and (2) the gross number of shares subject to stock appreciation rights that are exercised;

•                  contains a prohibition against repricing or certain other exchanges of stock options and stock appreciation rights without stockholder approval;

•                  does not contain single-trigger vesting acceleration rights, other than on a limited basis for non-employee directors;

•                  does not permit the grant of discounted options or stock appreciation rights, since all stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of our common stock on the date the award is granted, except in certain situations in which we are assuming or replacing options granted by another company that we are acquiring;

•                  limits the transferability of awards, since generally awards may not be sold, assigned, transferred, pledged or otherwise encumbered by the person to whom they are granted, except by will or the laws of descent and distribution;

•                  does not contain tax gross-ups; and

•                  does not contain an evergreen provision to automatically increase the number of shares available under it.  The 2007 Plan contained an evergreen provision that expired after the final automatic increase on January 1, 2011.

Our Burn Rate is Below the ISS Threshold of 7.88%. For 2014, our burn rate was 7.12%.  We calculated this by adding the 1,343,766 options we granted in 2014 and the 3,462,381 RSUs we granted in 2014 (times a 1.5X multiplier for each RSU grant), and dividing this sum by our 91,825,653 weighted average shares outstanding for 2014.  Consistent with ISS methodology, this excludes RSU awards granted to employees of target companies in acquisitions (218,000 RSUs granted to employees transferring from PlayFirst, Inc. and 244,800 RSUs granted to employees transferring from Cie Games, Inc.), but even including such awards our burn rate would still be at the 7.88% threshold.  We believe that given our conservative burn rate and considering best practices for equity plan management, reducing our fungible share ratio to 1.32 shares per each share subject to a “full-value” award (including our RSU awards) will enable us to provide more competitive equity compensation to our employees, directors and other contractors while continuing to comply with best practices for equity incentive plan grant practices.

We Broadly Distribute Equity Awards. Our equity awards are widely spread among our employees.  For example, our Named Executive Officers received an aggregate of 1,300,000 RSUs and stock options to purchase an aggregate of 365,000 shares, or approximately 34.4% of aggregate RSUs we granted to all employees in 2014 (including in connection with acquisitions) and approximately 36.2% of the aggregate stock options that we awarded to employees in 2014.  In 2014, all of our North American employees who started with us during the year received an RSU in the month following their start date, and approximately 295 North American employees (representing 65.4% of all existing North American employees) received a refresh RSU.

Conclusion

If our stockholders do not approve the Restated Plan, our plans to operate our business would be materially adversely affected because we otherwise would not have sufficient shares available under our 2007 Plan to attract and retain new employees or to motivate and retain our existing employees.  Increasing the annual share grant limitation from 750,000 shares to 1.5 million shares will help to ensure that we have the ability to provide our continuing employees, particularly senior management, with a sufficient number of shares in order to retain their services and provide them with sufficient incentive to exert maximum efforts toward our success, and to attract and retain the new talent to our company that we will require to execute our strategy and grow our business.  Additionally, if the shares available for grant under the 2007 Plan are not increased or the plan is not extended beyond January 2017, we would need to continue to use our 2008 Equity Inducement Plan — which is a non-stockholder approved plan — to grant awards to newly hired employees, directors and consultants and find other ways to attract and retain employees.  This could require us to offer material cash-based incentives to compete for talent, which could have a significant effect upon our quarterly results of operations and balance sheet.  Moreover, this would not be competitive with most other technology companies or our peer companies.  We believe that a cash-based incentive program would not have significant long-term retention value and would not serve to align our employees’ interests as closely with those of our stockholders in the absence of equity incentives.

Our future success depends heavily on our ability to attract and retain high caliber employees.  The ability to grant equity awards is a necessary and powerful recruiting and retention tool for us to hire and motivate the quality personnel we need to compete.

For these reasons, we request that our stockholders approve the Restated Plan.  If the Restated Plan is not approved, we do not expect to be able to offer competitive equity packages to retain our current employees and hire new employees.

General

The Restated Plan provides for the grant of incentive stock options, nonstatutory stock options, restricted stock awards, stock appreciation rights, restricted stock units and stock bonuses and performance shares (collectively, the “stock awards”).  The Restated Plan also provides the ability to grant performance shares that may qualify the compensation attributable to those awards as performance-based compensation for purposes of the Internal Revenue Code (or the “Code”), as explained in greater detail below.

Incentive stock options granted under the Restated Plan are intended to qualify as “incentive stock options” within the meaning of Section 422 of the Code; nonstatutory stock options granted are not intended to qualify as incentive stock options under the Code. See “Federal Income Tax Information” for a discussion of the tax treatment of the various stock awards.

Purpose

Our Board initially adopted the 2007 Plan to provide a means to retain the services of our employees, directors, consultants, independent contractors and advisors, and those of any parent or subsidiary of ours, to attract and retain the new talent to our company that we will require to execute our strategy and grow our business, and to provide a means by which these eligible individuals may be given an opportunity to benefit from increases in the value of our common stock through the grant of stock awards, thereby aligning the long-term compensation and interests of those individuals with our stockholders.

Administration

The Restated Plan is administered by our Compensation Committee, all of the members of which are non-employee directors under applicable federal securities laws and outside directors as defined under applicable federal tax laws.  Our Compensation Committee has the authority to construe and interpret the Restated Plan, grant and determine the terms of each award, including the exercise price, the number of shares subject to the award, the exercisability of the award and the form of consideration payable upon exercise of the award, and make all other determinations necessary or advisable for the administration of the Restated Plan.

Eligibility

The Restated Plan provides for the grant of incentive stock options only to our employees and employees of any parent or subsidiary of ours.  All awards other than incentive stock options may be granted to our employees, directors, consultants, independent contractors and advisors, and those of any parent or subsidiary of ours.  As of March 31, 2015, we had a total of 695 employees and six non-employee directors who would be eligible to receive awards from the Restated Plan.  Our executive officers and directors have an interest in this Proposal insofar as they are eligible to receive awards under the Restated Plan.

Shares Subject to the Restated Plan

If stockholders approve the Restated Plan, then the share reserve under the 2007 Plan will increase by 13,000,000 shares of our common stock, and the cumulative aggregate share authorization under the 2007 Plan will increase to a maximum of 31,434,835 shares which includes 2,461,644 shares that have been, or are eligible to be, added to the plan pursuant to the “pour over” provision described below.  As of March 31, 2015, 6,313,400 shares of common stock were subject to outstanding options under the 2007 Plan, 4,128,582 shares of common stock were subject to outstanding restricted stock unit awards and 1,471,777 shares of common stock remained available for future issuance, not including the 13,000,000 shares for which we are seeking stockholder approval.  The closing price of Glu’s common stock on The NASDAQ Global Market on April 15, 2015 was $5.26 per share.

The number of shares available for grant and issuance under the 2007 Plan increased automatically on January 1 of each of 2008 through 2011 by an amount equal to 3% of our shares outstanding on the immediately preceding December 31, pursuant to the terms of the 2007 Plan in accordance with a provision commonly known as an “evergreen” clause.  The Restated Plan no longer contains an “evergreen” provision.  In addition, the following shares will again be available for grant and issuance under our Restated Plan:

•                  shares surrendered pursuant to an exchange program;

•                  shares subject to an option or stock appreciation right granted under our Restated Plan that cease to be subject to the option or stock appreciation right for any reason other than exercise of the option or stock appreciation right;

•                  shares used to satisfy the tax withholding obligations for restricted stock unit awards;

•                  shares subject to an award granted under our Restated Plan that are subsequently forfeited or repurchased by us at the original issue price;

•                  shares subject to an award granted under our Restated Plan that otherwise terminates without shares being issued; and

•                  shares (1) subject to an option granted under our 2001 Second Amended and Restated Stock Option Plan (the “2001 Plan,” which plan expired when we adopted the 2007 Plan) that are cancelled, expired or terminated under the 2001 Plan and (2) issued under the 2001 Plan pursuant to the exercise of options that are forfeited or shares issued under the 2001 Plan that are repurchased by us at the original issue price are added to the number of shares reserved for issuance under the 2007 Plan pursuant to a “pour over” provision.

Full-Value Awards

A Full Value Award is an award — other than an option or stock appreciation right — that is settled in shares of common stock.  The Restated Plan provides that any shares that are subject to awards of options or stock appreciation rights will be counted against the share reserve limit as one share for every one share granted.  Additionally, the Restated Plan provides that any shares that are subject to Full Value Awards will be counted against the share reserve limit as 1.32 shares for every one share granted, which is a reduction from the 1.39 shares for every one share granted under the 2007 Plan.  Paying dividend equivalents in cash in connection with any outstanding award will not be counted against the shares available for issuance under the Restated Plan.

If an award previously granted under the Restated Plan terminates, expires or lapses for any reason, any shares subject to the award may be used again for new grants under the Restated Plan.  The Restated Plan also reflects the share counting principle described above when determining the number of shares that may be re-granted after an award expires.  If an award terminates, expires or lapses for any reason, any share that again becomes available for future grant shall be added back to the Restated Plan (1) as one share if the share was subject to an option or a stock appreciation right, and (2) as 1.32 shares if such share was subject to a Full Value Award.

Terms of Options

The Restated Plan provides for the grant of nonstatutory stock options, incentive stock options or a combination of each.  Incentive stock options may only be granted to our employees and employees of any parent or subsidiary of ours.  Subject to appropriate adjustment as provided in the Restated Plan, no person will be eligible to receive more than 1,500,000 shares in any calendar year under our Restated Plan.  Subject to adjustment as provided in the Restated Plan, in no event shall more than 16,666,666 shares of our common stock be available for issuance pursuant to the exercise of incentive stock options granted under the Restated Plan.

Each stock option granted under the Restated Plan must be evidenced by a written agreement between us and the optionee specifying the number of shares subject to the stock option and the other terms and conditions of the stock option, consistent with the requirements of the Restated Plan.  The exercise price of each stock option may not be less than the fair market value of a share of our common stock on the date of grant (except in connection with the assumption or substitution for another stock option in a manner qualifying under Sections 409A and 424(a) of the Code).  In addition, any incentive stock option granted to a person who at the time of grant owns stock possessing more than 10% of the total combined voting power of all classes of our stock or any subsidiary corporation of Glu (a “Ten Percent Stockholder”) must have an exercise price equal to at least 110% of the fair market value of a share of our common stock on the date of grant.

The Restated Plan provides that the stock option exercise price may be paid in cash or by check or, where expressly approved by our Compensation Committee (and to the extent not otherwise set forth in the applicable award agreement) and permitted under applicable law, by means of:

•                  cancellation of indebtedness;

•                  surrender of shares of our common stock owned by the optionee having a fair market value not less than the aggregate exercise price of the shares being exercised;

•                  waiver of compensation due or accrued to the optionee for services rendered or to be rendered to Glu or a parent or subsidiary of Glu;

•                  a broker-assisted cashless exercise;

•                  by any combination of the above methods; or

•                  any other method of payment permitted by applicable law.

Our Compensation Committee may provide for options to be exercised only as they vest or to be immediately exercisable with any shares issued on exercise being subject to our right of repurchase that lapses as the shares vest.  Options may vest based on time or achievement of performance conditions.  In general, our employee stock options vest over a four-year period, with 25% of the underlying shares vesting on the first anniversary of the grant date and the remaining shares vesting in equal monthly installments thereafter for the following three years.

Stock options granted after the amendment and restatement of the 2007 Plan in 2013, expire not later than six years from the date of grant.  Since October 2007, we have generally granted stock options having a six-year term, whereas we had previously generally granted options having a ten-year term.  The Restated Plan will again allow us to grant stock options with a term of up to ten years.  Subject to the term of the stock option, a stock option generally will remain exercisable for three months following the optionee’s termination of service, except that if service terminates as a result of an optionee’s death or disability, the stock option generally will remain exercisable for 12 months, and, if an employee optionee’s service is terminated for cause, the stock option will terminate immediately.  The Committee, in its discretion, may provide different post-termination exercise periods, but in any event the stock option must be exercised no later than the original expiration of its term.

Unless otherwise determined by our Compensation Committee, stock options are not assignable or transferable by the optionee other than by will or by the laws of descent and distribution.

Terms of Stock Appreciation Rights, or “SARs”

SARs provide for a payment, or payments, in cash or shares of our common stock, to the participant based upon the increase in the fair market value of our common stock on the date of exercise from the stated exercise price.  SARs may vest based on time or achievement of performance conditions.  Each SAR awarded under the Restated Plan must be evidenced by a written agreement between us and the participant specifying the terms and conditions of the SAR, consistent with the requirements of the Restated Plan.

Our Compensation Committee will determine the terms of each SAR, including the number of shares subject to the SAR, the exercise price and the time or times during which the SAR may be settled, the consideration to be distributed on settlement of the SAR and the effect of the participant’s termination on his or her SAR.  The exercise price of SAR may be less than the fair market value of the underlying shares of common stock.

A SAR may be awarded upon satisfaction of performance factors that are set out in advance in the participant’s individual award agreement.  If the participant earns the SAR upon the satisfaction of performance factors, then the Compensation Committee will determine the performance factors to be used, as well as the nature, length and starting date of the performance period.

Following approval of the amendment and restatement to the 2007 Plan in 2013, the maximum term of any SAR granted under the 2007 Plan is six years.  Prior to that, the maximum term was ten years.   The Restated Plan will again allow us to grant SARs with a term of up to ten years.  Except as may be set forth in the participant’s individual award agreement, vesting ceases upon the participant’s termination of service unless determined otherwise by the Compensation Committee.

Terms of Restricted Stock Unit Awards, or “RSUs”

RSUs represent the right to receive shares of our common stock at a specified date in the future, subject to forfeiture of that right because of termination of the participant’s services to us or the participant’s failure to achieve certain performance conditions.  If an RSU has not been forfeited, then on the date specified in the RSU agreement, we will deliver to the holder of the RSU whole shares of our common stock, which may be subject to additional restrictions, cash or a combination of our common stock and cash.

Our Compensation Committee will determine the terms of each RSU, including the number of shares subject to the RSU award, the time or times during which the RSU may be settled, the consideration to be distributed on settlement of the RSU and the effect of the participant’s termination on his or her RSU.

An RSU may be granted upon satisfaction of performance factors that are set out in advance in the participant’s individual award agreement.  If the RSU is being earned upon the satisfaction of performance factors, then the Compensation Committee will determine the performance factors to be used, the nature, length and starting date of the performance period and the number of shares that will be subject to the RSU.

Except as may be set forth in the participant’s individual award agreement, vesting ceases upon the participant’s termination of service unless determined otherwise by the Compensation Committee.

Terms of Stock Bonus Awards

Stock bonuses are awards of shares of our common stock, which may be restricted stock or RSUs that are granted as additional compensation for service and/or performance.  Payment from the participant is not required for stock bonuses, and stock bonuses are generally not subject to vesting.

Our Compensation Committee will determine the number of shares to be awarded to a participant under a stock bonus award and any restrictions thereon.  These restrictions may be based upon completion of a specified number of years of service with Glu or upon satisfaction of performance goals as specified in the participant’s individual award agreement.  Prior to the grant of any stock bonus award, our Compensation Committee will determine the performance factors to be used, the nature, length and starting date of the performance period and the number of shares that will be awarded to the participant.

Except as may be set forth in the participant’s individual award agreement, vesting ceases upon the participant’s termination of service unless determined otherwise by the Compensation Committee.

Terms of Performance Shares

Performance shares are awards denominated in shares of our common stock that may be settled in cash or by issuance of those shares only if performance goals established by our Compensation Committee have been achieved or the awards otherwise vest.  Each performance share will have an initial value equal to the fair market value of a share of our common stock on the date of grant.  After the applicable performance period has ended, the holder of performance shares will be entitled to receive a payout of the number of performance shares earned by the participant over the performance period, to be determined as a function of the extent to which the corresponding performance factors or other vesting provisions have been achieved.

Before granting any performance share award, our Compensation Committee will determine the terms of each performance share award, including the number of shares subject to the award, the performance factors and performance period that will determine the time and extent to which each award of performance shares will be settled, the consideration to be distributed on settlement of the award and the effect of the participant’s termination on his or her performance share award.  Before settlement, the Compensation Committee shall determine the extent to which the performance shares have been earned.

Awards to Non-Employee Directors

Non-employee members of our Board of Directors are eligible to receive any type of award offered under the Restated Plan except incentive stock options, which can only be granted to employees.  If stock options or SARs are granted to our non-employee directors, their exercise price may not be less than the fair market value of our common stock when the option or SAR is granted.  In the event of a corporate transaction, all awards held by our non-employee directors will accelerate fully and become vested and exercisable or settled, as the case may be.  Our Non-Employee Director Compensation Program provides for equity awards to our non-employee directors both on joining our board and on an annual basis.  Since the 2007 Plan was adopted, all of our equity awards to our non-employee directors have been stock options or RSUs that were awarded under the 2007 Plan, except for one award of 3,666 shares of restricted stock to one director.  Under our Non-Employee Director Compensation Program as currently in effect, equity awards granted to our continuing directors vest in equal monthly installments over one year.  Equity awards granted to new directors vest over three years, with 16 2/3% of the underlying shares vesting after six months and the remaining shares vesting in equal monthly installments over the next 30 months.  Please see “Director Compensation” above for more information.

Changes to Capital Structure

If there is any change to the outstanding shares of our common stock without our receipt of consideration (whether through stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in our capital structure), appropriate adjustments will be made to: (a) the maximum number of securities issuable under the Restated Plan, (b) the exercise prices of and number of shares subject to outstanding options and stock appreciation rights, (c) the number of shares subject to RSUs and other outstanding awards, (d) the maximum number of shares that may be issued as incentive stock options, (e) the maximum number of shares that may be awarded to an individual or new employee in a calendar year and (f) the number of shares that are granted as awards to our non-employee directors.

Corporate Transactions; Changes in Control

In the event of certain significant corporate transactions, any or all outstanding awards under the Restated Plan may be assumed or replaced by the successor corporation.  In the alternative, the successor corporation may substitute equivalent awards or provide substantially similar consideration to award holders as was provided to stockholders after taking into account the existing provisions of the awards.  The successor corporation may also issue, in place of outstanding Glu shares held by the award holder, substantially similar shares or other property subject to repurchase restrictions no less favorable to the holder.  In the event such successor corporation refuses to assume, convert, replace or substitute awards, then such awards will expire on such transaction at such time and on such conditions as the Board will determine.  However, our Board or Compensation Committee may accelerate the vesting of such awards in connection with certain significant corporate transactions.

In the event of certain significant corporate transactions, the vesting of all awards granted to non-employee members of our Board of Directors will accelerate and such awards will become exercisable (as applicable) in full prior to the consummation of such corporate transaction at such times and on such conditions as the Compensation Committee determines.

A significant corporate transaction means the occurrence of any of the following events: (a) any person becomes the beneficial owner of Glu securities representing 50% or more of the total voting power represented by our then-outstanding voting securities; (b) our consummation of the sale or disposition of all or substantially all of our assets; (c) the consummation of a merger or consolidation of Glu with any other corporation, other than a merger or consolidation which would result in our voting securities outstanding immediately prior to such merger or consolidation continuing to represent 50% of the total voting power represented by the voting securities of Glu or such surviving entity or its parent outstanding immediately after such merger or consolidation.

Restrictions on Repricing

Unless our stockholders first approve such action, the Restated Plan provides that we may not (1) reprice (i.e., reduce the exercise price of) stock options or stock appreciation rights, (2) implement an option exchange program, or (3) reduce the exercise price of stock options or stock appreciation rights without the consent of the holder of such options or rights.

Provisions for Foreign Participants

Our Compensation Committee may modify awards granted to participants who are foreign nationals or employed outside the United States or establish subplans or procedures under the Restated Plan to recognize differences in laws, rules, regulations or customs of such foreign jurisdictions with respect to tax, securities, currency, employee benefit or other matters.

Duration, Termination and Amendment

Our Compensation Committee may terminate or amend the Restated Plan at any time; provided, however, that the committee will not, without the approval of our stockholders, amend the Restated Plan in any manner that requires such stockholder approval.  Unless sooner terminated, the 2007 plan is set to expire on January 25, 2017; however, if the Restated Plan is approved by stockholders at the annual meeting, the Restated Plan will terminate on June 4, 2025.

Federal Income Tax Information

The following summary is intended only as a general guide to the current U.S. federal income tax consequences of participation in the Restated Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances.  Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options

A participant recognizes no taxable ordinary income as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.  However, the exercise of an incentive stock option may increase the participant’s alternative minimum tax liability, if any.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the stock option was granted and more than one year after the date the stock option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss.  Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

Generally, if the participant disposes of the stock before the expiration of either of those holding periods (a “disqualifying disposition”), then at the time of such disqualifying disposition, the participant will realize taxable ordinary income equal to the lesser of (i) the excess of the stock’s fair market value on the date of exercise over the exercise price, or (ii) the participant’s actual gain, if any, on the purchase and sale.  The participant’s additional gain or any loss upon the disqualifying disposition will be a capital gain or loss, which will be long-term or short-term depending on whether the stock was held for more than one year.  To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

Nonstatutory Stock Options

Stock options not designated or qualifying as incentive stock options are nonstatutory stock options having no special tax status.  A participant generally recognizes no taxable ordinary income as the result of the grant of such a stock option.  Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the stock option exercise price and the fair market value of the shares on the date of purchase.  Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights

A participant recognizes no taxable ordinary income upon the receipt of a SAR.  Upon the exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock Units

A participant recognizes no taxable income upon receipt of an RSU.  In general, the participant will recognize ordinary income in the year in which the shares subject to that award vest and are actually issued to the participant in an amount equal to the fair market value of the shares on the date of issuance.  We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant at the time the shares are issued.  In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Stock Bonuses

A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and the participant’s purchase price, if any.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (a) the date on which the shares become transferable or (b) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired.  Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as a capital gain or loss.  Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year.  We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which ordinary income is recognized by the participant.

Performance Shares

A participant generally will recognize no income upon the grant of a performance share award.  Upon the settlement of a performance share award, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received, if any, and the fair market value of any unrestricted shares received.  If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes.  If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described above in “Stock Bonuses.”  Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as a capital gain or loss.  We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Potential Limitation on Deductions

Section 162(m) of the Code denies a deduction to any publicly held corporation for compensation paid to certain “covered employees” in a taxable year to the extent that compensation to each covered employee exceeds $1 million.  It is possible that compensation attributable to awards granted under the Restated Plan, when combined with all other types of compensation received by a covered employee from Glu, may cause this limitation to be exceeded in any particular year.  However, certain kinds of compensation, including qualified “performance-based compensation,” are disregarded for purposes of the deduction limitation.

In accordance with Treasury Regulations issued under Section 162(m) of the Code, compensation attributable to stock options and stock appreciation rights will qualify as performance-based compensation if: (a) such awards are approved by a Compensation Committee comprised solely of “outside directors,” (b) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (c) the terms of the plan, including the per-employee limitation on grant size, are approved by the stockholders, and (d) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant.  It is intended that the Compensation Committee may grant stock options and stock appreciation rights under the Restated Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Compensation attributable to restricted stock units, stock bonus awards and performance shares will qualify as performance-based compensation, provided that: (a) the award is approved by a Compensation Committee comprised solely of “outside directors,” (b) the award is granted (or vests) based upon the achievement of an objective performance goal established in writing by the Compensation Committee while the outcome is substantially uncertain, (c) the Compensation Committee certifies in writing prior to the grant (or vesting, as applicable) of the award that the performance goal has been satisfied, and (d) prior to the issuance, stockholders have approved the material terms of the plan (including the class of employees eligible for awards, the business criteria on which the performance goals may be based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of performance goals).  It is intended that the Compensation Committee may grant restricted stock units, stock bonus awards and performance shares under the Restated Plan that qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

Awards Granted in 2014 under the 2007 Plan

We cannot currently determine the benefits or number of shares subject to awards that may be granted in 2015 to participants under the 2007 Plan; therefore, the following table sets forth information with respect to equity awards made in fiscal year 2014 under the 2007 Plan to each of the Named Executive Officers other than Mr. Ricchetti, our non-employee directors, and our employees generally.

		Stock Options
Name	Restricted Stock Unit Awards	Number of Shares	Weighted average exercise price
Niccolo M. de Masi, President and Chief Executive Officer	750,000	—	—
Eric R. Ludwig, Executive Vice President, Chief Operating Officer and Chief Financial Officer	320,000	205,000	$4.10
Chris Akhavan, President of Publishing	115,000	100,000	4.10
Scott J. Leichtner, VP, General Counsel & Secretary	75,000	60,000	4.10
Non-Employee Directors (6 persons)	150,000	300,000	3.65
Non-Executive Officer Employee Group	2,475,181	642,766	4.22

EQUITY COMPENSATION PLAN INFORMATION

Equity Compensation Plan Table

The following table sets forth certain information, as of December 31, 2014, concerning securities authorized for issuance under all of our equity compensation plans:  our 2001 Second Amended and Restated Stock Option Plan (the “2001 Plan”), which terminated when we adopted the 2007 Equity Incentive Plan (the “2007 Plan”), 2007 Employee Stock Purchase Plan (the “ESPP”) and 2008 Equity Inducement Plan (the “Inducement Plan”).  The ESPP contains an “evergreen” provision, pursuant to which on January 1st of each year we automatically add 1% of our shares of common stock outstanding on the preceding December 31st to the shares reserved for issuance under the ESPP; this evergreen provision expired after the increase on January 1, 2015.  In addition, pursuant to a “pour over” provision in our 2007 Plan, options that are cancelled, expired or terminated under the 2001 Plan are added to the number of shares reserved for issuance under our 2007 Plan.

Plan Category	Number of Securities to be Issued Upon Exercise of Outstanding Options, Warrants and Rights		Weighted-Average Exercise Price of Outstanding Options, Warrants and Rights (1)	Number of Securities Remaining Available for Future Issuance Under Equity Compensation Plans (Excluding Securities Reflected in Column (a)
	(a)		(b)	(c)
Equity compensation plans approved by security holders	11,616,444		$3.33	2,314,286	(2)
Equity compensation plans not approved by security holders	671,251	(3)	3.23	349,117	(4)
Total	12,287,695		$3.32	2,663,403	(5)

(1) The weighted average exercise price does not take into account the shares subject to outstanding restricted stock units, which have no exercise price.

(2) Represents 1,031,459 shares available for issuance under our the 2007 Plan, which plan permits the grant of incentive and non-qualified stock options, stock appreciation rights, restricted stock, stock awards and restricted stock units; and 1,282,827 shares available for issuance under the ESPP.

(3) Represents outstanding options under the Inducement Plan.

(4) Represents shares available for issuance under the Inducement Plan, under which we may only grant non-qualified stock options and restricted stock units.

(5) Excludes 1,071,735 shares available for issuance under the ESPP, which were added to the share reserve on January 1, 2015 pursuant to the evergreen provision described above.

Equity Compensation Plans Not Approved by Securityholders

In March 2008, in connection with our acquisition of Superscape Group plc, our Board of Directors adopted the Inducement Plan to augment the shares available under our then existing 2007 Plan.  We have not sought stockholder approval for the Inducement Plan.  As such, awards under the Inducement Plan are granted in accordance with NASDAQ Listing Rule 5635(c)(4) and only to persons not previously an employee or director, or following a bona fide period of non-employment, as an inducement material to such individuals entering into employment with us.  The Inducement Plan, which has a ten-year term, did not require the approval of our stockholders.  We initially reserved 600,000 shares of our common stock for issuance under the Inducement Plan.  On December 28, 2009, the Compensation Committee of our Board of Directors increased the number of shares reserved for issuance under the Inducement Plan by 819,245 shares.  We used all of the 1,250,000 shares then available for a stock option grant to Niccolo M. de Masi in connection with his appointment as our new President and Chief Executive Officer.  Furthermore, in connection with the acquisitions of Griptonite, Inc. and Blammo Games Inc., the Compensation Committee increased the number of shares reserved for issuance under our Inducement Plan by 1,050,000 shares to grant stock options to certain of the new non-executive officer employees of Griptonite and Blammo.  In November 2012, the Compensation Committee further increased the number of shares available for issuance by an additional 300,000 shares, all of which we used to award a stock option grant to our newly hired President of Studios.  Finally, in May 2013, the Compensation Committee amended the Inducement Plan to increase the number of shares available for grant by 200,000 shares in order to issue shares to new hires, including our President of Publishing.  Accordingly, as of December 31, 2014, we had reserved a total of 2,969,245 shares of our common stock for grant and issuance under the Inducement Plan since its inception, of which, 671,251 shares were subject to outstanding stock options and 349,117 shares remained available for issuance.  The remaining 1,948,877 shares represent shares that were subject to previously granted stock options under the Inducement Plan that have been exercised by the option holders.

The Inducement Plan initially permitted us to grant only non-qualified stock options.  However, effective November 2013, the Compensation Committee amended the Inducement Plan to permit the award of restricted stock units under the plan.  We may grant non-qualified stock options under the Inducement Plan at prices less than 100% of the fair value of the shares on the date of grant, at the discretion of our Board of Directors.  The fair value of our common stock is determined by the last sale price of our stock on The NASDAQ Global Market on the date of determination.  If any option granted under the Inducement Plan expires or terminates for any reason without being exercised in full, the unexercised shares will be available for grant under the Inducement Plan.  All outstanding awards are subject to adjustment for any future stock dividends, splits, combinations, or other changes in capitalization as described in the Inducement Plan.  If we were acquired and the acquiring corporation did not assume or replace the awards granted under the Inducement Plan, or if we were to liquidate or dissolve, all outstanding awards will expire on such terms as our Board of Directors determines.

The Board recommends that stockholders vote “FOR” the proposal to amend and restate our 2007 Equity Incentive Plan.

AUDIT COMMITTEE REPORT

The Audit Committee of the Board is composed of Messrs. Ball, Nada and Smith (and through February 5, 2014, Mr. Seawell, and through July 24, 2014, Mr. Miller), each of whom is (and Messrs. Seawell and Miller were) an independent director, as independence for audit committee members is defined in The NASDAQ Stock Market’s listing standards.

The members of the Audit Committee assist the Board in fulfilling its responsibilities relating to the oversight of the accounting, financial reporting, internal controls, financial practices and audit activities of Glu and our subsidiaries.

In fulfilling its oversight role, the Audit Committee has reviewed and discussed our audited financial statements with management and our independent registered public accounting firm.  The Audit Committee met eight times during 2014, including meetings with our independent registered public accounting firm, PricewaterhouseCoopers LLP, to review our quarterly and annual results.  It is not the duty of the Audit Committee to plan or conduct audits or to determine that the financial statements are complete and accurate and conform to generally accepted accounting principles.  Management is responsible for the preparation, presentation and integrity of our financial statements, accounting and financial reporting principles, internal controls and procedures designed to ensure compliance with accounting standards, applicable laws and regulations. PricewaterhouseCoopers LLP is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles.

The Audit Committee discussed with our independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended (Communication with Audit Committees). The Audit Committee has received from the independent registered public accounting firm the written disclosures and the letter required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm that firm’s independence.

Based upon the Audit Committee’s review and discussions referred to above, the Audit Committee recommended to the Board that our audited consolidated financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on March 13, 2015.

Submitted by the Audit Committee of the Board,

Eric R. Ball (Chair)

Hany M. Nada

Benjamin T. Smith, IV

PROPOSAL NO. 3

RATIFICATION OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM,
PRICEWATERHOUSECOOPERS LLP, FOR THE FISCAL YEAR
ENDING DECEMBER 31, 2015

Our Audit Committee has selected, and is submitting for ratification by the stockholders its selection of, PricewaterhouseCoopers LLP (“PwC”) to serve as our independent registered public accounting firm for the year ending December 31, 2015.  Although stockholder approval of this proposal is not required by law, the Audit Committee has determined that it is desirable to request that stockholders ratify this selection.  Notwithstanding the selection, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if the Audit Committee feels that such a change would be in the best interests of us and our stockholders.  If our stockholders do not approve this Proposal No. 3, the Audit Committee will reconsider the selection of PwC as our independent registered public accounting firm for 2015.

The following table sets forth the aggregate fees and related expenses for which we were billed by PwC for professional services provided by them during 2014 and 2013. The Audit Committee considered the provision of the services corresponding to these fees, and the Audit Committee believes that the provision of these services is compatible with PwC maintaining its independence.  The Audit Committee’s pre-approval policies and procedures require prior approval by the Audit Committee of each engagement of PwC to perform services.  All of the professional services listed below were approved in accordance with these policies.

	2014	2013
Audit fees	$1,275,684	$1,254,845
Audit-related fees	426,400	—
Tax fees	135,558	72,290
All other	2,700	3,000
Total	$1,356,711	$1,330,135

Audit Fees

These fees consist of amounts for professional services rendered in connection with the audit of our financial statements, reviews of the interim financial statements included in our quarterly reports on Form 10-Q, for attestation services related to compliance with the Sarbanes-Oxley Act of 2002, and statutory and regulatory filings or engagements.  In 2013 and 2014, these fees included services PwC performed related to our public offerings in September 2013 and May 2014, respectively.

Audit-Related Fees

These fees consist of amounts for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements that are not reported under “Audit Fees.”  In 2014, these fees included services PwC performed related to our acquisitions of PlayFirst, Inc. and Cie Games, Inc.

Tax Fees

These fees consist of professional services rendered for tax advice, planning and compliance (domestic and international).  These services include the preparation and review of income tax returns and international returns and assistance regarding transfer pricing; federal, state and international tax compliance; acquisitions; and general international tax planning.

All Other Fees

In both years, these fees consist of amounts paid for an annual subscription to PwC’s online accounting and auditing research tool.

For more information about PwC, please see the “Audit Committee Report” above.

Representatives of PwC are expected to attend the Annual Meeting. These representatives will be given the opportunity to make a statement if they desire to do so, and they will be available to respond to appropriate questions.

The Board recommends that stockholders vote “FOR” the ratification of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the year ending December 31, 2015.

TRANSACTION OF OTHER BUSINESS

At the date of this proxy statement, the Board knows of no other business that will be conducted at the 2015 Annual Meeting of Stockholders, other than as described in this proxy statement.  If any other matter or matters are properly brought before the Annual Meeting, or any adjournment or postponement of the Annual Meeting, the persons named in the accompanying form of proxy intend to vote the proxy on such matters in accordance with their best judgment.

INCORPORATION OF CERTAIN INFORMATION BY REFERENCE

The SEC’s rules allow us to incorporate by reference into this proxy statement the information we file with the SEC. This means that we can disclose important information to you by referring you to another document without restating that information in this document.  Any information incorporated by reference into this proxy statement is considered to be part of this proxy statement from the date we file that document.  Any reports filed by us with the SEC after the date of this proxy statement will automatically update and, where applicable, supersede any information contained in this proxy statement or incorporated by reference in this proxy statement.

APPENDIX A

SUPPLEMENTAL INFORMATION REGARDING NON-GAAP FINANCIAL MEASURES

The Compensation Discussion and Analysis (“CD&A”) of this proxy statement contains the following non-GAAP financial measures:  (a) 2014 non-GAAP revenues and (b) 2014 Adjusted EBITDA.  In addition, the Letter to Stockholders that accompanies this combined proxy statement and annual report contains the following non-GAAP financial measures: (a) 2014 non-GAAP revenues, (b) 2014 Adjusted EBITDA and (c) second half 2014 non-GAAP revenues derived from our Kim Kardashian: Hollywood game.  The tables below reconcile these non-GAAP financial measures to the most directly comparable financial measure prepared in accordance with generally accepted accounting principles (“GAAP”).

The non-GAAP financial measures are provided in the CD&A solely because they are used as performance metrics for executive compensation purposes.  Our Compensation Committee believes that the use of these financial measures is appropriate for the compensation purposes for which they are used, and we are required to disclose these measures in the CD&A pursuant to Securities and Exchange Commission regulations.  The non-GAAP financials measures are provided in the Letter to Stockholders because we believe that these measures, when taken together with the corresponding GAAP financial measures, provide meaningful supplemental information regarding Glu’s performance by excluding certain items that may not be indicative of our core business, operating results or future outlook.  Our management uses, and believes that investors benefit from referring to these non-GAAP financial measures in assessing Glu’s operating results.

The presentation of these non-GAAP financial measures is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP, and may be different from non-GAAP financial measures used by other companies.  In addition, non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP.

“Non-GAAP revenues” excludes the following items from our consolidated statements of operations:

Year Ended December 31, 2014
GAAP revenues	$223,146
Change in deferred revenues	18,628
Non-GAAP revenues	$241,774

“Adjusted EBITDA” excludes the following items from our consolidated statements of operations:

Year Ended December 31, 2014
(In thousands, Unaudited)
GAAP Net Income	$8,148
Change in deferred revenues	18,627
Change in deferred platform commissions and royalty expense	(8,912)
Non-cash warrant expense	1,192
Amortization of intangible assets	5,275
Depreciation	2,513
Stock-based compensation	11,633
Change in fair value of Blammo earnout	835
Transitional costs	1,430
Restructuring charge	435
Foreign currency exchange loss / (gain)	1,495
Interest and other income	(23)
Income tax provision/(benefit)	(7,555)
Total Non-GAAP Adjusted EBITDA	$35,093

A-1

Second half of 2014 “Non-GAAP revenues” derived from our Kim Kardashian: Hollywood game excludes the following items:

Six Months Ended December 31, 2014
GAAP revenues	$60,439
Change in deferred revenues	12,253
Non-GAAP revenues	$72,692

A-2

Appendix B

GLU MOBILE INC.

Amended & Restated 2007 Equity Incentive Plan

(~~a~~As Proposed to be ~~a~~Amended ~~through June 6, 2013~~)

1. PURPOSE.  The purpose of this Plan is to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to the success of the Company, and any Parents and Subsidiaries that exist now or in the future, by offering them an opportunity to participate in the Company’s future performance through the grant of Awards.  Capitalized terms not defined elsewhere in the text are defined in Section 27.

2. SHARES SUBJECT TO THE PLAN.

2.1 Number of Shares Available.   Subject to Sections 2.5 and 22 and any other applicable provisions hereof, the total number of Shares reserved and available for grant and issuance pursuant to this Plan is ~~Fifteen~~ Twenty-Eight Million Nine Hundred Seventy-Three Thousand One Hundred Ninety-One (~~15~~28,973,191) Shares plus (i) any reserved shares not issued or subject to outstanding grants under the Company’s 2001 Stock Option Plan (the “Prior Plan”) on the Effective Date (as defined below),  (ii) shares that are subject to stock options granted under the Prior Plan that cease to be subject to such stock options after the Effective Date and (iii) shares issued under the Prior Plan before or after the Effective Date pursuant to the exercise of stock options that are, after the Effective Date, forfeited or shares issued under the Prior Plan that are repurchased by the Company at the original issue price.

2.2 Lapsed, Returned Awards.  Shares subject to Awards, and Shares issued upon exercise of Awards, will again be available for grant and issuance in connection with subsequent Awards under this Plan to the extent such Shares:  (i) are subject to issuance upon exercise of an Option or SAR granted under this Plan but which cease to be subject to the Option or SAR for any reason other than exercise of the Option or SAR; (ii) are subject to Awards granted under this Plan that are forfeited or are repurchased by the Company at the original issue price; (iii) are surrendered pursuant to an Exchange Program; (iv) are subject to Awards granted under this Plan that otherwise terminate without such Shares being issued; or (v) are used to satisfy applicable tax withholding obligations with respect to all types of Awards, except for Options and SARs.  Any Award other than an Option or a SAR shall reduce the number of Shares available for issuance by 1.32~~9~~ Shares.  With respect to SARs, the gross number of Shares subject to a SAR will cease to be available under the Plan.  Shares used to pay the exercise price of an Award or to satisfy the tax withholding obligations related to an Option or SAR will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan.  To the extent that any Award other than an Option or a SAR is forfeited, repurchased or terminates without Shares being issued pursuant to this Section 2.2, Shares may again be available for issuance under this Plan at the rate of 1.32~~9~~ Shares for every such Share returned to the Plan.

2.3 Minimum Share Reserve.  At all times the Company shall reserve and keep available a sufficient number of Shares as shall be required to satisfy the requirements of all outstanding Awards granted under this Plan and all other outstanding but unvested Awards granted under this Plan.

2.4 Limitations.  No more than Sixteen Million Six Hundred Sixty-Six Thousand Sixty-Six (16,666,666) Shares shall be issued pursuant to the exercise of ISOs.

2.5 Adjustment of Shares.  If the number of outstanding Shares is changed by a stock dividend, recapitalization, stock split, reverse stock split, subdivision, combination, reclassification or similar change in the capital structure of the Company, without consideration, then (a) the number of Shares reserved for issuance and future grant under the Plan set forth in Section 2.1, (b) the Exercise Prices of and number of Shares subject to outstanding Options and SARs, (c) the number of Shares subject to other outstanding Awards, (d) the maximum number of shares that may be issued as ISOs set forth in Section 2.4, (e) the maximum number of Shares that may be issued to an individual or to a new Employee in any one calendar year set forth in Section 3 and (f) the number of Shares that are granted as Awards to Outside Directors as set forth in Section 12, shall be proportionately adjusted, subject to any required action by the Board or the stockholders of the Company and in compliance with applicable securities laws; provided that fractions of a Share will not be issued.

3. ELIGIBILITY.  ISOs may be granted only to Employees.  All other Awards may be granted to Employees, Consultants, Directors and Outside Directors of the Company or any Parent or Subsidiary of the Company; provided such Consultants, Directors and Outside Directors render bona fide services not in connection with the offer and sale of securities in a capital-raising transaction.  No Participant will be eligible to receive more than One Million Five Hundred Thousand (1,500,000)~~Seven Hundred Fifty Thousand (750,000)~~ Shares in any calendar year under this Plan pursuant to the grant of Awards except that new Employees of the Company or of a Parent or Subsidiary of the Company (including new Employees who are also officers and directors of the Company or any Parent or Subsidiary of the Company) are eligible to receive up to a maximum of One Million Five Hundred Thousand (1,500,000) Shares in the calendar year in which they commence their employment.

4. ADMINISTRATION.

4.1 Committee Composition; Authority.  This Plan will be administered by the Committee or by the Board acting as the Committee.  Subject to the general purposes, terms and conditions of this Plan, and to the direction of the Board, the Committee will have full power to implement and carry out this Plan, except, however, the Board shall establish the terms for the grant of an Award to Outside Directors.  The Committee will have the authority to:

(a) construe and interpret this Plan, any Award Agreement and any other agreement or document executed pursuant to this Plan;

(b) prescribe, amend and rescind rules and regulations relating to this Plan or any Award;

(c) select persons to receive Awards;

(d) determine the form and terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Committee will determine;

(e) determine the number of Shares or other consideration subject to Awards;

(f) determine the Fair Market Value in good faith, if necessary;

(g) determine whether Awards will be granted singly, in combination with, in tandem with, in replacement of, or as alternatives to, other Awards under this Plan or any other incentive or compensation plan of the Company or any Parent or Subsidiary of the Company;

(h) grant waivers of Plan or Award conditions;

(i) determine the vesting, exercisability and payment of Awards;

(j) correct any defect, supply any omission or reconcile any inconsistency in this Plan, any Award or any Award Agreement;

(k) determine whether an Award has been earned;

(l) determine the terms and conditions of any, and to institute any Exchange Program;

(m) reduce or waive any criteria with respect to Performance Factors;

(n) adjust Performance Factors to take into account changes in law and accounting or tax rules as the Committee deems necessary or appropriate to reflect the impact of extraordinary or unusual items, events or circumstances to avoid windfalls or hardships provided that such adjustments are consistent with the regulations promulgated under Section 162(m) of the Code with respect to persons whose compensation is subject to Section 162(m) of the Code; and

(o) make all other determinations necessary or advisable for the administration of this Plan.

4.2 Committee Interpretation and Discretion.  Any determination made by the Committee with respect to any Award shall be made in its sole discretion at the time of grant of the Award or, unless in contravention of any express term of the Plan or Award, at any later time, and such determination shall be final and binding on the Company and all persons having an interest in any Award under the Plan.  Any dispute regarding the interpretation of the Plan or any Award Agreement shall be submitted by the Participant or Company to the Committee for review.  The resolution of such a dispute by the Committee shall be final and binding on the Company and the Participant.  The Committee may delegate to one or more executive officers the authority to review and resolve disputes with respect to Awards held by Participants who are not Insiders, and such resolution shall be final and binding on the Company and the Participant.

4.3 Section 162(m) of the Code and Section 16 of the Exchange Act.  When necessary or desirable for an Award to qualify as “performance-based compensation” under Section 162(m) of the Code the Committee shall include at least two persons who are “outside directors” (as defined under Section 162(m) of the Code) and at least two (or a majority if more than two then serve on the Committee) such “outside directors” shall approve the grant of such Award and timely determine (as applicable) the Performance Period and any Performance Factors upon which vesting or settlement of any portion of such Award is to be subject. When required by Section 162(m) of the Code, prior to settlement of any such Award at least two (or a majority if more than two then serve on the Committee) such “outside directors” then serving on the Committee shall determine and certify in writing the extent to which such Performance Factors have been timely achieved and the extent to which the Shares subject to such Award have thereby been earned. Awards granted to Insiders must be approved by two or more “non-employee directors” (as defined in the regulations promulgated under Section 16 of the Exchange Act).

5. OPTIONS.  The Committee may grant Options to Participants and will determine whether such Options will be Incentive Stock Options within the meaning of the Code (“ISOs”) or Nonqualified Stock Options (“NQSOs”), the number of Shares subject to the Option, the Exercise Price of the Option, the period during which the Option may be exercised, and all other terms and conditions of the Option, subject to the following:

5.1 Option Grant.  Each Option granted under this Plan will identify the Option as an ISO or an NQSO.  An Option may be, but need not be, awarded upon satisfaction of such Performance Factors during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the Option is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each Option; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to Options that are subject to different performance goals and other criteria.

5.2 Date of Grant.  The date of grant of an Option will be the date on which the Committee makes the determination to grant such Option, or a specified future date.  The Award Agreement and a copy of this Plan will be delivered to the Participant within a reasonable time after the granting of the Option.

5.3 Exercise Period.  Options may be exercisable within the times or upon the conditions as set forth in the Award Agreement governing such Option; provided, however, that no Option will be exercisable after the expiration of ~~six~~ ten (~~6~~10) years from the date the Option is granted; and provided further that no ISO granted to a person who, at the time the ISO is granted, directly or by attribution owns more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or of any Parent or Subsidiary of the Company (“Ten Percent Shareholder”) will be exercisable after the expiration of five (5) years from the date the ISO is granted.  The Committee also may provide for Options to become exercisable at one time or from time to time, periodically or otherwise, in such number of Shares or percentage of Shares as the Committee determines.

5.4 Exercise Price.  The Exercise Price of an Option will be determined by the Committee when the Option is granted; provided that: (i) the Exercise Price of an ISO will be not less than one hundred percent (100%) of the Fair Market Value of the Shares on the date of grant and (ii) the Exercise Price of any ISO granted to a Ten Percent Shareholder will not be less than one hundred ten percent (110%) of the Fair Market Value of the

Shares on the date of grant.  Payment for the Shares purchased may be made in accordance with Section 11.  The Exercise Price of a NQSO may be less than one hundred percent (100%) of the Fair Market Value per Share on the date of grant in the Committee’s discretion.

5.5 Method of Exercise.  Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Committee and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.  An Option will be deemed exercised when the Company receives: (i) notice of exercise (in such form as the Committee may specify from time to time) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised (together with applicable withholding taxes). Full payment may consist of any consideration and method of payment authorized by the Committee and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 2.5 of the Plan. Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.

5.6 Termination.  The exercise of an Option will be subject to the following (except as may be otherwise provided in an Award Agreement):

(a) If the Participant is Terminated for any reason except for Cause or the Participant’s death or Disability, then the Participant may exercise such Participant’s Options only to the extent that such Options would have been exercisable by the Participant on the Termination Date no later than three (3) months after the Termination Date (or such shorter time period or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond three (3) months after the Termination Date deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(b) If the Participant is Terminated because of the Participant’s death (or the Participant dies within three (3) months after a Termination other than for Cause or because of the Participant’s Disability), then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant’s legal representative, or authorized assignee, no later than twelve (12) months after the Termination Date (or such shorter time period not less than six (6) months or longer time period not exceeding five (5) years as may be determined by the Committee, with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for any reason other than the Participant’s death, or (b) twelve (12) months after the Termination Date when the Termination is for the Participant’s death, deemed to be an NQSO), but in any event no later than the expiration date of the Options.

(c) If the Participant is Terminated because of the Participant’s Disability, then the Participant’s Options may be exercised only to the extent that such Options would have been exercisable by the Participant on the Termination Date and must be exercised by the Participant (or the Participant’s legal representative or authorized assignee) no later than twelve (12) months after the Termination Date (with any exercise beyond (a) three (3) months after the Termination Date when the Termination is for a Disability that is not a “permanent and total disability” as defined in Section 22(e)(3) of the Code, or (b) twelve (12) months after the Termination Date when the Termination is for a Disability that is a “permanent and total disability” as defined in Section 22(e)(3) of the Code, deemed to be exercise of an NQSO), but in any event no later than the expiration date of the Options.

(d) If the Participant is terminated for Cause, then Participant’s Options shall expire on such Participant’s Termination Date, or at such later time and on such conditions as are determined by the Committee, but in any no event later than the expiration date of the Options.

5.7 Limitations on Exercise.  The Committee may specify a minimum number of Shares that may be purchased on any exercise of an Option, provided that such minimum number will not prevent any Participant from exercising the Option for the full number of Shares for which it is then exercisable.

5.8 Limitations on ISOs.  With respect to Awards granted as ISOs, to the extent that the aggregate Fair Market Value of the Shares with respect to which such ISOs are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds one hundred thousand dollars ($100,000), such Options will be treated as NQSOs. For purposes of this Section 5.8, ISOs will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.  In the event that the Code or the regulations promulgated thereunder are amended after the Effective Date to provide for a different limit on the Fair Market Value of Shares permitted to be subject to ISOs, such different limit will be automatically incorporated herein and will apply to any Options granted after the effective date of such amendment.

5.9 Modification, Extension or Renewal.  The Committee may modify, extend or renew outstanding Options and authorize the grant of new Options in substitution therefor, provided that any such action may not, without the written consent of a Participant, impair any of such Participant’s rights under any Option previously granted.  Any outstanding ISO that is modified, extended, renewed or otherwise altered will be treated in accordance with Section 424(h) of the Code.  Subject to Section 18 of this Plan, by written notice to affected Participants, the Committee may reduce the Exercise Price of outstanding Options without the consent of such Participants; provided, however, that the Exercise Price may not be reduced below the Fair Market Value on the date the action is taken to reduce the Exercise Price.

5.10 No Disqualification.  Notwithstanding any other provision in this Plan, no term of this Plan relating to ISOs will be interpreted, amended or altered, nor will any discretion or authority granted under this Plan be exercised, so as to disqualify this Plan under Section 422 of the Code or, without the consent of the Participant affected, to disqualify any ISO under Section 422 of the Code.

6. RESTRICTED STOCK AWARDS.

6.1 Awards of Restricted Stock.  A Restricted Stock Award is an offer by the Company to sell to a Participant Shares that are subject to restrictions (“Restricted Stock”).  The Committee will determine to whom an offer will be made, the number of Shares the Participant may purchase, the Purchase Price, the restrictions under which the Shares will be subject and all other terms and conditions of the Restricted Stock Award, subject to the Plan.

6.2 Restricted Stock Purchase Agreement.  All purchases under a Restricted Stock Award will be evidenced by an Award Agreement.  A Participant accepts a Restricted Stock Award by signing and delivering to the Company an Award Agreement with full payment of the Purchase Price, within thirty (30) days from the date the Award Agreement was delivered to the Participant.  If the Participant does not accept such Award within thirty (30) days, then the offer of such Restricted Stock Award will terminate, unless the Committee determines otherwise.

6.3 Purchase Price.  The Purchase Price for a Restricted Stock Award will be determined by the Committee and may be less than Fair Market Value on the date the Restricted Stock Award is granted.  Payment of the Purchase Price must be made in accordance with Section 11 of the Plan, and the Award Agreement.

6.4 Terms of Restricted Stock Awards.  Restricted Stock Awards will be subject to such restrictions as the Committee may impose or are required by law.  These restrictions may be based on completion of a specified number of years of service with the Company or upon completion of Performance Factors, if any, during any Performance Period as set out in advance in the Participant’s Award Agreement.  Prior to the grant of a Restricted Stock Award, the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Restricted Stock Award; (b) select from among the Performance Factors to be used to measure performance goals, if any; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Restricted Stock Awards that are subject to different Performance Periods and having different performance goals and other criteria.

6.5 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

7. STOCK BONUS AWARDS.

7.1 Awards of Stock Bonuses.  A Stock Bonus Award is an award to an eligible person of Shares

(which may consist of Restricted Stock or Restricted Stock Units) for services to be rendered or for past services already rendered to the Company or any Parent or Subsidiary.  All Stock Bonus Awards shall be made pursuant to an Award Agreement.  No payment from Participant will be required for Shares awarded pursuant to a Stock Bonus Award.

7.2 Terms of Stock Bonus Awards.  The Committee will determine the number of Shares to be awarded to the Participant under a Stock Bonus Award and any restrictions thereon.  These restrictions may be based upon completion of a specified number of years of service with the Company or upon satisfaction of performance goals based on Performance Factors during any Performance Period as set out in advance in the Participant’s Stock Bonus Agreement.  Prior to the grant of any Stock Bonus Award the Committee shall: (a) determine the nature, length and starting date of any Performance Period for the Stock Bonus Award; (b) select from among the Performance Factors to be used to measure performance goals; and (c) determine the number of Shares that may be awarded to the Participant.  Performance Periods may overlap and a Participant may participate simultaneously with respect to Stock Bonus Awards that are subject to different Performance Periods and different performance goals and other criteria.

7.3 Form of Payment to Participant.  Payment may be made in the form of cash, whole Shares, or a combination thereof, based on the Fair Market Value of the Shares earned under a Stock Bonus Award on the date of payment.

7.4 Termination of Participation.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

8. STOCK APPRECIATION RIGHTS.

8.1 Awards of SARs.  A Stock Appreciation Right (“SAR”) is an award to a Participant that may be settled in cash, or Shares (which may consist of Restricted Stock), having a value equal to (a) the difference between the Fair Market Value on the date of exercise over the Exercise Price multiplied by (b) the number of Shares with respect to which the SAR is being settled (subject to any maximum number of Shares that may be issuable as specified in an Award Agreement).  All SARs shall be made pursuant to an Award Agreement.

8.2 Terms of SARs.  The Committee will determine the terms of each SAR including, without limitation: (a) the number of Shares subject to the SAR; (b) the Exercise Price and the time or times during which the SAR may be settled; (c) the consideration to be distributed on settlement of the SAR; and (d) the effect of the Participant’s Termination on each SAR.  The Exercise Price of the SAR will be determined by the Committee when the SAR is granted, and may be less than Fair Market Value.  A SAR may be awarded upon satisfaction of Performance Factors, if any, during any Performance Period as are set out in advance in the Participant’s individual Award Agreement.  If the SAR is being earned upon the satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for each SAR; and (y) select from among the Performance Factors to be used to measure the performance, if any.  Performance Periods may overlap and Participants may participate simultaneously with respect to SARs that are subject to different Performance Factors and other criteria.

8.3 Exercise Period and Expiration Date.  A SAR will be exercisable within the times or upon the occurrence of events determined by the Committee and set forth in the Award Agreement governing such SAR.  The SAR Agreement shall set forth the expiration date; provided that no SAR will be exercisable after the expiration of ten~~six~~ (~~6~~10) years from the date the SAR is granted.  The Committee may also provide for SARs to become exercisable at one time or from time to time, periodically or otherwise (including, without limitation, upon the attainment during a Performance Period of performance goals based on Performance Factors), in such number of Shares or percentage of the Shares subject to the SAR as the Committee determines.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).  Notwithstanding the foregoing, the rules of Section 5.6 also will apply to SARs.

8.4 Form of Settlement.  Upon exercise of a SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying (i) the difference between the Fair Market Value of a Share on the date of exercise over the Exercise Price; times (ii) the number of Shares with respect to which the SAR is exercised. At the discretion of the Committee, the payment from the Company for the SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.

9. RESTRICTED STOCK UNITS.

9.1 Awards of Restricted Stock Units.  A Restricted Stock Unit (“RSU”) is an award to a Participant covering a number of Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  All RSUs shall be made pursuant to an Award Agreement.

9.2 Terms of RSUs.  The Committee will determine the terms of an RSU including, without limitation: (a) the number of Shares subject to the RSU; (b) the time or times during which the RSU may be settled; and (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each RSU.  An RSU may be awarded upon satisfaction of such Performance Factors (if any) during any Performance Period as are set out in advance in the Participant’s Award Agreement.  If the RSU is being earned upon satisfaction of Performance Factors, then the Committee will: (x) determine the nature, length and starting date of any Performance Period for the RSU; (y) select from among the Performance Factors to be used to measure the performance, if any; and (z) determine the number of Shares deemed subject to the RSU.  Performance Periods may overlap and participants may participate simultaneously with respect to RSUs that are subject to different Performance Periods and different performance goals and other criteria.

9.3 Form and Timing of Settlement.  Payment of earned RSUs shall be made as soon as practicable after the date(s) determined by the Committee and set forth in the Award Agreement. The Committee, in its sole discretion, may settle earned RSUs in cash, Shares, or a combination of both.

9.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

10. PERFORMANCE SHARES.

10.1 Awards of Performance Shares.  A Performance Share Award is an award to a Participant denominated in Shares that may be settled in cash, or by issuance of those Shares (which may consist of Restricted Stock).  Grants of Performance Shares shall be made pursuant to an Award Agreement.

10.2 Terms of Performance Shares.  The Committee will determine, and each Award Agreement shall set forth, the terms of each award of Performance Shares including, without limitation: (a) the number of Shares deemed subject to such Award; (b) the Performance Factors and Performance Period that shall determine the time and extent to which each award of Performance Shares shall be settled; (c) the consideration to be distributed on settlement, and the effect of the Participant’s Termination on each award of Performance Shares.  In establishing Performance Factors and the Performance Period the Committee will: (x) determine the nature, length and starting date of any Performance Period; (y) select from among the Performance Factors to be used; and (z) determine the number of Shares deemed subject to the award of Performance Shares.  Prior to settlement the Committee shall determine the extent to which Performance Shares have been earned.  Performance Periods may overlap and Participants may participate simultaneously with respect to Performance Shares that are subject to different Performance Periods and different performance goals and other criteria.

10.3 Value, Earning and Timing of Performance Shares.  Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.  After the applicable Performance Period has ended, the holder of Performance Shares will be entitled to receive a payout of the number of Performance Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding Performance Factors or other vesting provisions have been achieved. The Committee, in its sole discretion, may pay earned Performance Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Shares at the close of the applicable Performance Period) or in a combination thereof.

10.4 Termination of Participant.  Except as may be set forth in the Participant’s Award Agreement, vesting ceases on such Participant’s Termination Date (unless determined otherwise by the Committee).

11. PAYMENT FOR SHARE PURCHASES.

Payment from Participant for Shares purchased pursuant to this Plan may be made in cash or by check or, where expressly approved for the Participant by the Committee and where permitted by law (and to the extent not otherwise set forth in the applicable Award Agreement):

(a) by cancellation of indebtedness of the Company to the Participant;

(b) by surrender of shares of the Company held by the Participant that have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Award will be exercised or settled;

(c) by waiver of compensation due or accrued to the Participant for services rendered or to be rendered to the Company or a Parent or Subsidiary of the Company;

(d) by consideration received by the Company pursuant to a broker-assisted and/or same day sale (or other) cashless exercise program implemented by the Company in connection with the Plan;

(e) by any combination of the foregoing; or

(f) by any other method of payment as is permitted by applicable law.

12. GRANTS TO OUTSIDE DIRECTORS.

12.1 Types of Awards.  Outside Directors are eligible to receive any type of Award offered under this Plan except ISOs.  Awards pursuant to this Section 12 may be automatically made pursuant to policy adopted by the Board, or made from time to time as determined in the discretion of the Board.

12.2 Eligibility.  Awards pursuant to this Section 12 shall be granted only to Outside Directors.  An Outside Director who is elected or re-elected as a member of the Board will be eligible to receive an Award under this Section 12.

12.3 Vesting, Exercisability and Settlement.  Except as set forth in Section 21, Awards shall vest, become exercisable and be settled as determined by the Board.  With respect to Options and SARs, the exercise price granted to Outside Directors shall not be less than the Fair Market Value of the Shares at the time that such Option or SAR is granted.

13. WITHHOLDING TAXES.

13.1 Withholding Generally.  Whenever Shares are to be issued in satisfaction of Awards granted under this Plan, the Company may require the Participant to remit to the Company an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements prior to the delivery of Shares pursuant to exercise or settlement of any Award.  Whenever payments in satisfaction of Awards granted under this Plan are to be made in cash, such payment will be net of an amount sufficient to satisfy applicable federal, state, local and international withholding tax requirements.

13.2 Stock Withholding.  The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may require or permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld, or (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the minimum statutory amount required to be withheld. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

14. TRANSFERABILITY.  Unless determined otherwise by the Committee, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution.  If the Committee makes an Award transferable, such Award will contain such additional terms and conditions as the Committee deems appropriate.  All Awards shall be exercisable: (i) during the Participant’s lifetime only by (A) the Participant, or (B) the Participant’s guardian or legal representative; and (ii) after the Participant’s death, by the legal representative of the Participant’s heirs or legatees

15. PRIVILEGES OF STOCK OWNERSHIP; RESTRICTIONS ON SHARES.

15.1 Voting and Dividends.  No Participant will have any of the rights of a shareholder with respect to any Shares until the Shares are issued to the Participant.  After Shares are issued to the Participant, the Participant will be a shareholder and have all the rights of a shareholder with respect to such Shares, including the right to vote and receive all dividends or other distributions made or paid with respect to such Shares; provided, that if such Shares are Restricted Stock, then any new, additional or different securities the Participant may become entitled to receive with respect to such Shares by virtue of a stock dividend, stock split or any other change in the corporate or capital structure of the Company will be subject to the same restrictions as the Restricted Stock; provided, further, that the Participant will have no right to retain such stock dividends or stock distributions with respect to Shares that are repurchased at the Participant’s Purchase Price or Exercise Price, as the case may be, pursuant to Section 15.2.

15.2 Restrictions on Shares.  At the discretion of the Committee, the Company may reserve to itself and/or its assignee(s) a right to repurchase (a “Right of Repurchase”) a portion of any or all Unvested Shares held by a Participant following such Participant’s Termination at any time within ninety (90) days after the later of the Participant’s Termination Date and the date the Participant purchases Shares under this Plan, for cash and/or cancellation of purchase money indebtedness, at the Participant’s Purchase Price or Exercise Price, as the case may be.

16. CERTIFICATES.  All certificates for Shares or other securities delivered under this Plan will be subject to such stock transfer orders, legends and other restrictions as the Committee may deem necessary or advisable, including restrictions under any applicable federal, state or foreign securities law, or any rules, regulations and other requirements of the SEC or any stock exchange or automated quotation system upon which the Shares may be listed or quoted.

17. ESCROW; PLEDGE OF SHARES.  To enforce any restrictions on a Participant’s Shares, the Committee may require the Participant to deposit all certificates representing Shares, together with stock powers or other instruments of transfer approved by the Committee, appropriately endorsed in blank, with the Company or an agent designated by the Company to hold in escrow until such restrictions have lapsed or terminated, and the Committee may cause a legend or legends referencing such restrictions to be placed on the certificates.  Any Participant who is permitted to execute a promissory note as partial or full consideration for the purchase of Shares under this Plan will be required to pledge and deposit with the Company all or part of the Shares so purchased as collateral to secure the payment of the Participant’s obligation to the Company under the promissory note; provided, however, that the Committee may require or accept other or additional forms of collateral to secure the payment of such obligation and, in any event, the Company will have full recourse against the Participant under the promissory note notwithstanding any pledge of the Participant’s Shares or other collateral.  In connection with any pledge of the Shares, the Participant will be required to execute and deliver a written pledge agreement in such form as the Committee will from time to time approve.  The Shares purchased with the promissory note may be released from the pledge on a pro rata basis as the promissory note is paid.

18. REPRICING; EXCHANGE AND BUYOUT OF AWARDS.  Provided that stockholder approval is first obtained, the Committee (a) may reprice (i.e., reduce the Exercise Price) of) Options or SARs; (b) may, at any time or from time to time, implement an Exchange Program; or (c) may reduce the Exercise Price of outstanding Options or SARs without the consent of affected Participants by a written notice to them.

19. SECURITIES LAW AND OTHER REGULATORY COMPLIANCE.  An Award will not be effective unless such Award is in compliance with all applicable federal and state securities laws, rules and regulations of any governmental body, and the requirements of any stock exchange or automated quotation system upon which the Shares may then be listed or quoted, as they are in effect on the date of grant of the Award and also on the date of exercise or other issuance.  Notwithstanding any other provision in this Plan, the Company will have no obligation to issue or deliver certificates for Shares under this Plan prior to: (a) obtaining any approvals from governmental agencies that the Company determines are necessary or advisable; and/or (b) completion of any registration or other qualification of such Shares under any state or federal law or ruling of any governmental body that the Company determines to be necessary or advisable.  The Company will be under no obligation to register the Shares with the SEC or to effect compliance with the registration, qualification or listing requirements of any state securities laws, stock exchange or automated quotation system, and the Company will have no liability for any inability or failure to do so.

20. NO OBLIGATION TO EMPLOY.  Nothing in this Plan or any Award granted under this Plan will confer or be deemed to confer on any Participant any right to continue in the employ of, or to continue any other relationship with, the Company or any Parent or Subsidiary of the Company or limit in any way the right of the Company or any Parent or Subsidiary of the Company to terminate Participant’s employment or other relationship at any time.

21. CORPORATE TRANSACTIONS.

21.1 Assumption or Replacement of Awards by Successor.  In the event of a Corporate Transaction any or all outstanding Awards may be assumed or replaced by the successor corporation, which assumption or replacement shall be binding on all Participants.  In the alternative, the successor corporation may substitute equivalent Awards or provide substantially similar consideration to Participants as was provided to stockholders (after taking into account the existing provisions of the Awards).  The successor corporation may also issue, in place of outstanding Shares of the Company held by the Participant, substantially similar shares or other property subject to repurchase restrictions no less favorable to the Participant.  In the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, then notwithstanding any other provision in this Plan to the contrary, such Awards will expire on such transaction at such time and on such conditions as the Board will determine; the Board (or, the Committee, if so designated by the Board) may, in its sole discretion, accelerate the vesting of such Awards in connection with such a Corporate Transaction in which the successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards.  In addition, in the event such successor or acquiring corporation (if any) refuses to assume, convert, replace or substitute Awards, as provided above, pursuant to a Corporate Transaction, the Committee will notify the Participant in writing or electronically that such Award will be exercisable for a period of time determined by the Committee in its sole discretion, and such Award will terminate upon the expiration of such period.  Awards need not be treated similarly in a Corporate Transaction.

Notwithstanding anything to the contrary in this Section 21.1, the Committee, in its sole discretion, may grant Awards that provide for acceleration upon a Corporate Transaction or in other events in the specific Award Agreements.

21.2 Assumption of Awards by the Company.  The Company, from time to time, also may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either; (a) granting an Award under this Plan in substitution of such other company’s award; or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan.  Such substitution or assumption will be permissible if the holder of the substituted or assumed award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant.  In the event the Company assumes an award granted by another company, the terms and conditions of such award will remain unchanged (except that the Purchase Price or the Exercise Price, as the case may be, and the number and nature of Shares issuable upon exercise or settlement of any such Award will be adjusted appropriately pursuant to Section 424(a) of the Code).

21.3 Outside Directors’ Awards.  Notwithstanding any provision to the contrary herein, in the event of a Corporate Transaction, the vesting of all Awards granted to Outside Directors shall accelerate and such Awards shall become exercisable (as applicable) in full prior to the consummation of such event at such times and on such conditions as the Committee determines.

22. ADOPTION AND SHAREHOLDER APPROVAL.  This Plan shall be submitted for the approval of the Company’s shareholders, consistent with applicable laws, within twelve (12) months before or after the date this Plan is adopted by the Board.

23. TERM OF PLAN.  Unless earlier terminated as provided herein, this Plan will become effective on the Effective Date and will terminate ~~ten (10) years from the date this Plan is adopted by the Board~~on June 4, 2025.  This Plan and all Awards granted hereunder shall be governed by and construed in accordance with the laws of the State of Delaware.

24. AMENDMENT OR TERMINATION OF PLAN.  The Board may at any time terminate or amend this Plan in any respect, including, without limitation, amendment of any form of Award Agreement or instrument to be executed pursuant to this Plan; provided, however, that the Board will not, without the approval of the shareholders of the Company, amend this Plan in any manner that requires such shareholder approval; provided further, that a Participant’s Award shall be governed by the version of this Plan then in effect at the time such Award was granted.

25. NONEXCLUSIVITY OF THE PLAN.  Neither the adoption of this Plan by the Board, the submission of this Plan to the shareholders of the Company for approval, nor any provision of this Plan will be construed as creating any limitations on the power of the Board to adopt such additional compensation arrangements as it may deem desirable, including, without limitation, the granting of stock awards and bonuses otherwise than under this Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

26. INSIDER TRADING POLICY.  Each Participant who receives an Award shall comply with any policy adopted by the Company from time to time covering transactions in the Company’s securities by Employees, officers and/or directors of the Company.

27. DEFINITIONS.  As used in this Plan, and except as elsewhere defined herein, the following terms will have the following meanings:

“Award” means any award under the Plan, including any Option, Restricted Stock, Stock Bonus, Stock Appreciation Right, Restricted Stock Unit or award of Performance Shares.

“Award Agreement” means, with respect to each Award, the written or electronic agreement between the Company and the Participant setting forth the terms and conditions of the Award, which shall be in substantially a form (which need not be the same for each Participant) that the Committee has from time to time approved, and will comply with and be subject to the terms and conditions of this Plan.

“Board” means the Board of Directors of the Company.

“Cause” means (a) the commission of an act of theft, embezzlement, fraud, dishonesty, (b) a breach of fiduciary duty to the Company or a Parent or Subsidiary, or (c) a failure to materially perform the customary duties of Employee’s employment.

“Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

“Committee” means the Compensation Committee of the Board or those persons to whom administration of the Plan, or part of the Plan, has been delegated as permitted by law.

“Company” means Glu Mobile Inc., or any successor corporation.

“Consultant” means any person, including an advisor or independent contractor, engaged by the Company or a Parent or Subsidiary to render services to such entity.

“Corporate Transaction” means the occurrence of any of the following events: (i) any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then-outstanding voting securities; (ii) the consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets; (iii) the consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.

“Director” means a member of the Board.

“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided, however, that except with respect to Awards granted as ISOs, the Committee in its discretion may determine whether a total and permanent disability exists in accordance with non-discriminatory and uniform standards adopted by the Committee from time to time, whether temporary or permanent, partial or total, as determined by the Committee.

“Effective Date” means the date of the underwritten initial public offering of the Company’s Common Stock pursuant to a registration statement is declared effective by the SEC.

“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.

“Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

“Exercise Price” means the price at which a holder of an Option or SAR may purchase the Shares issuable upon exercise of an Option or SAR.

“Exchange Program” means a program pursuant to which outstanding Awards are surrendered, cancelled or exchanged for cash, the same type of Award or a different Award (or combination thereof).

“Fair Market Value” means, as of any date, the value of a share of the Company’s Common Stock determined as follows:

(a) if such Common Stock is then quoted on the Nasdaq Global Select Market, the Nasdaq Global Market or the Nasdaq Capital Market (collectively, the “Nasdaq Market”), its closing price on the Nasdaq Market on the date of determination, or if there are no sales for such date, then the last preceding business day on which there were sales, as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(b) if such Common Stock is publicly traded and is then listed on a national securities exchange, its closing price on the date of determination on the principal national securities exchange on which the Common Stock is listed or admitted to trading as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(c) if such Common Stock is publicly traded but is neither quoted on the Nasdaq Market nor listed or admitted to trading on a national securities exchange, the average of the closing bid and asked prices on the date of determination as reported in The Wall Street Journal or such other source as the Board or the Committee deems reliable;

(d) in the case of an Option or SAR made on the Effective Date, the price per share at which shares of the Company’s Common Stock are initially offered for sale to the public by the Company’s underwriters in the initial public offering of the Company’s Common Stock pursuant to a registration statement filed with the SEC under the Securities Act; or

(e) if none of the foregoing is applicable, by the Board or the Committee in good faith.

“Insider” means an officer or director of the Company or any other person whose transactions in the Company’s Common Stock are subject to Section 16 of the Exchange Act.

“Option” means an award of an option to purchase Shares pursuant to Section 5.

“Outside Director” means a Director who is not an Employee of the Company or any Parent or Subsidiary.

“Parent” means any corporation (other than the Company) in an unbroken chain of corporations ending with the Company if each of such corporations other than the Company owns stock possessing fifty percent (50%)

or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Participant” means an Employee, Consultant or Director (including Outside Directors) who receives an Award under this Plan.

“Performance Factors” means the factors selected by the Committee, which may include, but are not limited to the, the following measures (whether or not in comparison to other peer companies) to determine whether the performance goals established by the Committee and applicable to Awards have been satisfied:

• Net revenue and/or net revenue growth;

• Earnings per share and/or earnings per share growth;

• Earnings before income taxes and amortization and/or earnings before income taxes and amortization growth;

• Operating income and/or operating income growth;

• Net income and/or net income growth;

• Total stockholder return and/or total stockholder return growth;

• Return on equity;

• Operating cash flow return on income;

• Adjusted operating cash flow return on income;

• Economic value added;

• Individual business objectives; and

• Company specific operational metrics.

“Performance Period” means the period of service determined by the Committee, not to exceed five (5) years, during which years of service or performance is to be measured for the Award.

“Performance Share” means an Award granted pursuant to Section 10 of the Plan.

“Plan” means this Glu Mobile Inc. 2007 Equity Incentive Plan.

“Purchase Price” means the price to be paid for Shares acquired under the Plan, other than Shares acquired upon exercise of an Option or SAR.

“Restricted Stock Award” means an award of Shares pursuant to Section 6 of the Plan, or issued pursuant to the early exercise of an Option.

“Restricted Stock Unit” means an Award granted pursuant to Section 9 of the Plan.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the United States Securities Act of 1933, as amended.

“Shares” means shares of the Company’s Common Stock, as adjusted pursuant to Sections 2 and 21, and any successor security.

“Stock Appreciation Right” means an Award granted pursuant to Section 8 of the Plan.

“Stock Bonus” means an Award granted pursuant to Section 7 of the Plan.

“Subsidiary” means any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company if each of the corporations other than the last corporation in the unbroken chain owns stock possessing fifty percent (50%) or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

“Termination” or “Terminated” means, for purposes of this Plan with respect to a Participant, that the Participant has for any reason ceased to provide services as an employee, officer, director, consultant, independent contractor or advisor to the Company or a Parent or Subsidiary of the Company.  An employee will not be deemed to have ceased to provide services in the case of (i) sick leave, (ii) military leave, or (iii) any other leave of absence approved by the Committee; provided, that such leave is for a period of not more than 90 days, unless reemployment upon the expiration of such leave is guaranteed by contract or statute or unless provided otherwise pursuant to formal policy adopted from time to time by the Company and issued and promulgated to employees in writing.  In the case of any employee on an approved leave of absence, the Committee may make such provisions respecting suspension of vesting of the Award while on leave from the employ of the Company or a Parent or Subsidiary of the Company as it may deem appropriate, except that in no event may an Award be exercised after the expiration of the term set forth in the applicable Award Agreement.  The Committee will have sole discretion to determine whether a Participant has ceased to provide services and the effective date on which the Participant ceased to provide services (the “Termination Date”).

“Unvested Shares” means Shares that have not yet vested or are subject to a right of repurchase in favor of the Company (or any successor thereto).

VOTE BY INTERNET - www.proxyvote.com Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. GLU MOBILE INC. 500 HOWARD STREET, SUITE 300 SAN FRANCISO, CA 94105 ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. For Withhold For All Except To withhold authority to vote for any individual nominee(s), mark “For All Except” and write the number(s) of the nominee(s) on the line below. All All The Board of Directors recommends you vote FOR the following Class II Directors 1. Election of Directors Nominees 0 0 0 01 Lorne Abony 02 Eric R. Ball The Board of Directors recommends you vote FOR proposals 2 and 3. 2 Approval of the amended and restated 2007 Equity Incentive Plan, to among other things, increase the aggregate number of shares of common stock authorized for issuance under the plan by 13,000,000 shares, extend the term of the plan to June 4, 2025 and to increase the number of shares that Glu may grant to an eligible participant under the plan during any calendar year. For0 0 Against 0 0 Abstain 0 0 3 Ratification of the appointment of PricewaterhouseCoopers LLP as Glu's independent registered public accounting firm for the fiscal year ending December 31, 2015. NOTE: To act upon such other business as may properly come before the meeting or any adjournment thereof. 0 For address change/comments, mark here. (see reverse for instructions) Please indicate if you plan to attend this meeting Yes 0 No 0 Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name by authorized officer. Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date 0000211307_1 R1.0.0.51160 03 Ann Mather

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice and Proxy Statement and Annual Report on Form 10-K is/are available at www.proxyvote.com . GLU MOBILE INC. PROXY FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 4, 2015 THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS The undersigned hereby (a) revokes all previous proxies, acknowledges receipt of the notice of annual meeting of stockholders to be held on June 4, 2015 and the proxy statement and annual report and (b) appoints each of Niccolo M. de Masi and Eric R. Ludwig or either of them the proxy of the undersigned, with full power of substitution, to represent and vote as designated on the reverse side, all of the shares of Common Stock of Glu Mobile Inc. held of record by the undersigned on April 8, 2015, at the Annual Meeting of Stockholders to be held at 500 Howard Street, Suite 300, San Francisco, California 94105, on June 4, 2015, at 10:00 a.m. Pacific Time, and at any adjournment or postponement thereof, with the same force and effect as the undersigned might or could do if personally present thereat. WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING IN PERSON, YOU ARE URGED TO COMPLETE, DATE, SIGN AND PROMPTLY MAIL THIS PROXY IN THE ENCLOSED RETURN ENVELOPE SO THAT THE SHARES MAY BE REPRESENTED AT THE MEETING. THIS PROXY, WHEN PROPERLY EXECUTED AND TIMELY RETURNED, WILL BE VOTED AS SPECIFIED. IF NO CHOICE IS SPECIFIED, THEN THIS PROXY WILL BE VOTED FOR each director nominee listed on the proxy card, FOR the approval of the amended and restated 2007 Equity Incentive Plan, and FOR the ratification of the appointment of PricewaterhouseCoopers LLP as Glu's independent registered public accounting firm for the fiscal year ending December 31, 2015. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting, and at any adjournment or postponement thereof. PLEASE MARK, SIGN, DATE AND PROMPLY RETURN THIS PROXY CARD USING THE ENCLOSED REPLY ENVELOPE. Address change/comments: (If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.) Continued and to be signed on reverse side 0000211307_2 R1.0.0.51160